As filed with the Securities and Exchange Commission on November 5 , 2010

Registration No. 333-164100

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST -EFFECTIVE AMENDMENT 4 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

JPAK GROUP, INC.
(Exact name of Registrant as specified in its charter)

Nevada	2650	20-1977020
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

15 Xinghua Road Qingdao, Shandong Province Postal Code 266401 People’s Republic of China (86-532) 84616387
 (Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Copies to:

Louis E. Taubman, Esq.
Leser, Hunter, Taubman & Taubman
17 State Street, Suite 2000
New York, New York 10004

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.   See definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	Accelerated filer
Non-accelerated filer	Smaller reporting company	[X]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Shares of Common Stock Underlying Preferred Stock	687,106(3)	$0.71	$487,845.26	$34.78
Shares of Common Stock Underlying Preferred Stock	12,000,000(4)	$0.71	$8,520,000.00	$607.48
Shares of Common Stock	11,363,334(5)	$0.71	$8,067,967.14	$575.25
Total	24,050,440	$0.71	$17,075,812,.40	$1217.51

(1)
In addition, pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement includes an indeterminate number of additional shares as may be issuable as a result of stock splits or stock dividends which occur during this continuous offering.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, an amended based upon the average of the bid and asked price of the Registrant's common stock as quoted on the OTC Bulletin Board of $0.71 on December 29, 2009.

(3)
Represents shares of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share, convertible into two shares of the company’s common stock, par value $0.001 per share. These securities were previously registered on Registration Statement No. 333-147264, whose latest Post Effective Amendment was declared effective on May 29, 2009. The registration fee for these securities was paid and is transferred and carried forward to this registration statement pursuant to Rule 429 under the Securities Act.

(4)	Represents shares of the Company’s Series C Convertible Preferred Stock, par value $0.0001 per share, convertible into one share of the Company’s common stock, par value $0.001 per share.
(5)
Represents shares of common stock issued pursuant to an exchange agreement between the Company and the holders of the warrants the Company issued pursuant to the financings that the Company consummated in 2007 and 2009 (see the Summary section below).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

EXPLANATORY NOTE

We are filing this amendment to our registration statement to conform the disclosure contained herein to our Annual Report on Form 10-K for the fiscal year ending June 30, 2010, which we filed on September 30, 2010.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.  THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES PUBLICLY UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.  THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED  NOVEMBER 5 , 2010

PROSPECTUS

JPAK GROUP, INC.

24,050,440 Shares of Common Stock

This prospectus relates to the resale of up to 24,050,440 shares of our common stock, $0.001 par value.  The selling stockholders named herein may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price, at prices related to such prevailing market price, in negotiated transactions or a combination of such methods of sale. We will not receive any proceeds from the sales by the selling stockholders.

Our common stock is listed on the OTC Bulletin Board and traded under the symbol “JPAK.OB.” On November 5, 2010, the closing price of the common stock quoted on the Over-the-Counter Bulletin Board (the “OTC Bulletin Board”), was $0.32 per share.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.  YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT.  SEE “RISK FACTORS” BEGINNING ON PAGE 7 FOR A DISCUSSION OF RISKS APPLICABLE TO US AND AN INVESTMENT IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is November 5 , 2010.

We have not authorized any person to give you any supplemental information or to make any representations for us. You should not rely upon any information about us that is not contained in this prospectus or in one of our public reports filed with the Securities and Exchange Commission (“SEC”) and incorporated into this prospectus. Information contained in this prospectus or in our public reports may become stale. You should not assume that the information contained in this prospectus, any prospectus supplement or the documents incorporated by reference are accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus or of any sale of the shares. Our business, financial condition, results of operations and prospects may have changed since those dates. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.

In this prospectus the “company,” “we,” “us,” and “our” refer to Jpak Group, Inc., a Nevada corporation and its subsidiaries.

ITEM 3. SUMMARY INFORMATION, RISK FACTORS AND RATIO OF EARNINGS TO FIXED CHANGES

This summary highlights selected information appearing elsewhere in this prospectus. While this summary highlights what we consider to be the most important information about us, you should carefully read this prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our common stock, especially the risks of investing in our common stock, which we discuss later in “Risk Factors,” and our financial statements and related notes beginning on page 11. Unless the context requires otherwise, the words “we,” “us” and “our” refer to Jpak Group, Inc. and our subsidiaries, and the word “Jpak” refers only to Jpak Group, Inc..

Our Company

           We are engaged primarily in the development, manufacture, and distribution of aseptic liquid food and beverage cartons for milk, fruit juices, soy milk, yogurt drinks, iced tea, coffee, sauces and other liquid foods and beverages in China. Since 2004, we have  focused on the research and development, and we believe we are the largest and leading domestic supplier of aseptic liquid food and beverage cartons in China. Our business is primarily in China, but we have recently begun contract manufacturing products for export primarily to Southeast Asia.

           Our growth strategy consists of consolidating our market leader position among domestic liquid food and beverage aseptic carton suppliers and pursuing expansion in the China market as well as selective Asian and Middle Eastern markets. We intend to achieve our goal by implementing the following strategies:

•	Increasing output to further penetrate the China market;

•	Developing bundled packaging materials and filling machines;

•	Increasing sales to selective Asian and other markets;
•	Continuing and increasing the recent orders from Russia and other Eastern Europe markets;
•	Establishing brand names and brand awareness; and
•	Enhancing the Company’s competitive advantages through R&D.

Company History

                      RX Staffing, Inc

Our company was initially incorporated as Rx Staffing, Inc., a development stage company incorporated in the State of Nevada on December 6, 2004 (“Rx Staffing”) . It was formed as a full-service temporary personnel agency to better meet the supplemental staffing needs of healthcare providers. Its corporate purpose was (i) to provide personnel staffing services to institutions, occupational site healthcare organizations and alternative site healthcare organizations and (ii) to provide health care professionals such as nurses, specialty technicians and physicians with the flexibility to balance their professional and personal schedules.

For the period beginning on the date of incorporation through the date of the Share Exchange described below, Rx Staffing generated minimal revenue from the sale of its medical staffing services.

      On August 9, 2007, Rx Staffing completed a reverse acquisition of Jpak Group Co., Ltd. (“Jpak Ltd.”).  Prior to the acquisition, Rx Staffing, was a public shell company, as defined in Rule 12b-2 of the Exchange Act.  To accomplish the share exchange Rx Staffing issued 23,005,000 shares of common stock on a one to one ratio for a 100% equity interest in Jpak Ltd.. Pursuant to the share exchange, Jpak Ltd. became our wholly owned subsidiary. Per the terms of the Share Exchange and Bill of Sale of assets of Rx Staffing and Shaun Jones, Rx Staffing was delivered with zero assets and zero liabilities at time of closing. The transaction was regarded as a reverse merger whereby Jpak Ltd. was considered to be the accounting acquirer as its shareholders retained control of RX Staffing after the exchange.  Although Rx Staffing is the legal parent company, the share exchange was treated as a recapitalization of Jpak Ltd..  Thus, Jpak Ltd. is the continuing entity for financial reporting purposes.  The Financial Statements have been prepared as if Jpak Ltd. had always been the reporting company and then on the date of the Share Exchange, had changed its name to Jpak Group Inc. and reorganized its capital stock. We function as a holding company and, through our subsidiaries, own 100% equity interest in Qingdao Renmin Printing Co, Ltd (“Qingdao Renmin”), our operating subsidiary.

Jpak Group, Inc.

In 2004, management completed the buyout of 88.23% of state-owned equity interest in Qindao Renmin; in the same year, Qingdao Renmin started developing aseptic liquid food and beverage cartons which was launched in the China market in 2005We are located in Qingdao, Shandong Province of the People’s Republic of China, and commenced operations in China in 1958 as a state-owned, traditional printing and packaging company.

Jpak Ltd was incorporated in the Cayman Islands on June 22, 2006 under the name Winner Dragon Limited; they changed the name to “Jpak Group Co., Ltd.” on September 18, 2006.  In September 2006, Jpak Ltd. acquired 88.23% equity interest in Qingdao Renmin through Grand International Industrial Limited (“Grand International”), the 100% owned subsidiary of Jpak Ltd. As a result of the acquisition, Qingdao Renmin became the majority owned subsidiary of Grand International and an indirect majority owned subsidiary of Jpak Ltd. The transaction was regarded as a reverse merger whereby Qingdao Renmin was considered to be the accounting acquirer as both Grand International and Jpak Ltd. were holding companies with no significant operations and Qingdao Renmin continues as the primary operating entity even after the exchange, although Jpak Ltd. is the legal parent company.  Thus, Jpak Ltd. is the continuing entity for financial reporting purposes.  The Financial Statements have been prepared as if Jpak Ltd. had always been the reporting company and then on the share exchange date, had changed its name and reorganized its capital stock.  Furthermore, in July 2007, Grand International purchased the remaining 11.77% state-owned equity interest in Qingdao Renmin and now owns 100% equity interest in Qingdao Renmin. Substantially, all of our operations are conducted in China through Qingdao Renmin.

Recent Developments

The Share Exchange and the Financing in 2007

On August 9, 2007, Rx Staffing entered into and consummated the transactions contemplated (the “Share Exchange”) under a Securities Exchange Agreement (the “SEA”) by and among Rx Staffing, Jpak Ltd. and the shareholders of Jpak Ltd. (namely Joyrich Group Limited, a British Virgin Islands (“BVI”) company, Fabregas Group Limited, a BVI company, Statepro Investments Ltd., a BVI company, Raytech Investments Limited, a BVI company, and Capital American Markets Limited, a BVI company), pursuant to which all the shares of Jpak Ltd. were transferred to Rx Staffing and Jpak Ltd. became a wholly-owned subsidiary of Rx Staffing, and at the same time the shareholders of Jpak Ltd. were issued 23,005,000 shares of common stock of Rx Staffing, which represented 64.4% of all the issued and outstanding shares of Rx Staffing’s common stock (assuming conversion of the preferred stock described below) following the Share Exchange and the financing described below. On the same day, Rx Stuffing changed its name to Jpak Group, Inc.. The Share Exchange has been accounted for as a reverse acquisition under the purchase method of accounting for business combinations in accordance with generally accepted accounting principles in the United States of America, or “U.S. GAAP.” Reported results of operations of the combined group issued after completion of the transaction was reflected to Jpak’s operations.

               On August 9, 2007, we became a party to the Note Purchase Agreement by and among the Company, Jpak Ltd ., Grand International and the Investors (the “NPA”).  NPA was originally entered into in May 2007 pursuant to which Jpak issued Convertible Promissory Notes in the aggregate principal amount of $5.5 million to the Investors. As a result of the Share Exchange, the Notes automatically converted into 5,608,564 shares of Series A Convertible Preferred Stock outstanding. The shares of Series A Convertible Preferred Stock are convertible into an aggregate of 11,217,128 shares of common stock. Under the terms of the Notes, we also issued (i) Series A Warrants to purchase an aggregate of 5,500,000 shares of common stock (subject to adjustment) at an exercise price of $.60 per share until August 2013 (the “Series A Warrants”), (ii) Series B Warrants to purchase an aggregate of 5,500,000 shares of common stock (subject to adjustment) at an exercise price of $.70 per share until August 2013 (the “Series B Warrants”) and (iii) Series J Warrants to purchase (a) an aggregate of 5,000,000 shares of Series B Convertible Preferred Stock, which preferred stock shall contain the same terms as the Series A Convertible Preferred Stock (other than conversion price), which shares will be convertible into 8,333,333 shares of our common stock, (b) Series C Warrants to purchase an aggregate of 4,166,667 shares of common stock (subject to adjustment) at an exercise price of $.72 per share (the “Series C Warrants”) and (c) Series D Warrants to purchase an aggregate of 4,166,667 shares of common stock (subject to adjustment) at an exercise price of $.84 per share (the “Series D Warrants”). The Series J Warrants shall be exercisable at an exercise price of $1.00 per warrant and shall only be exercisable until 90 days following the effective date of the registration statement for which this prospectus forms a part. Finally, we also granted warrants to purchase 990,000 shares of common stock with an exercise price of $.50 per share to the placement agent in the financing transaction. These warrants have the same terms as the Series A and Series B Warrants, except that they contain a “cashless” exercise provision.

               On August 9, 2007, we also entered into a Registration Rights Agreement with the Investors (the “Investor RRA”). Under the Investor RRA, we were required to prepare and file a registration statement for the sale of the Common Stock issuable to the Investors under the Series A and Series B Preferred Stock and the Warrants and to use our best efforts to cause, and to maintain, the effectiveness of the registration statement until the earlier of (x) the date when all securities covered by such registration statement have been sold or (y) the date on which such securities may be sold without any restriction pursuant to Rule 144(i) (the "Effectiveness Period"). We would be subject to certain monetary obligations if this registration statement is not declared effective by the SEC by March 31, 2008. We filed the initial registration statement to fulfill our obligations under the Investor RRA on December 16, 2008 and it was declared effective on January 7, 2009. Under the Investor RRA, the shareholders of Jpak were granted piggyback registration rights for 15,805,000 shares of our common stock.

               However, the Investor RRA also made provisions if we cannot register all of the shares underlying all of the Series A and Series B Preferred Stock and Warrants due to the SEC’s application of Rule 415.  Pursuant to those provisions, if the SEC issues us a 415 comment, then we must first try to register the common stock underlying the preferred stock (on a pro rata basis among the holders of the Preferred Stock) and then register all of the common underlying the Warrants (on a pro rata basis among the holders of the Warrants).   The SEC did issue a 415 comment to us on March 27, 2008 and accordingly, we filed an Initial Registration Statement (File No. 333-147264) on Form S-1 to register for resale 687,106 shares of common stock underlying the Series A Preferred Stock, which was initially declared effective on January 7, 2009.  The RRA requires that subsequent registration statements be filed to register the rest of the common stock underlying the preferred stock and warrants issued in the financing on the later of (i) 60 days following the sale of substantially all of the shares of common stock included in the Initial Registration Statement or any subsequent Registration Statement and (ii) 6 months following the effective date of the Initial Registration Statement or any subsequent Registration Statement, as applicable, or such earlier or later date as permitted or required by the Commission.  Under the terms of the RRA, we are not required to register the remaining shares of common stock underlying the Series A Preferred Stock since they are now eligible to be sold pursuant to Rule 144.  The registration statement must be declared effective by the earlier of (A) the 90th day following the filing date of such Registration Statement (or in the event such Registration Statement is reviewed by the Commission, the one hundred twentieth (120th) day following such filing date) or (B) 5 business days after SEC has no more comments. However, we do not have any monetary obligations for any securities that were not permitted to be included in a registration statement because of the SEC’s application of Rule 415 until such time as such securities are required to be filed pursuant to the Investor RRA.  In such case, the liquidated damages shall be calculated to only apply to the percentage of securities which are permitted by the Commission to be included in the Registration Statement.

                In addition to the Share Exchange, and the Investor RRA, on August 9, 2007, we also entered into a Securities Escrow Agreement (the “Escrow Agreement”) with the Investors, the principal stockholders named therein (the “Principal Stockholders”) and the escrow agent named therein (the “Escrow Agent”). Under the Escrow Agreement, the Principal Stockholders agreed to place an aggregate of 7,200,000 shares of Common Stock into escrow (the “Escrow Shares”) for the benefit of the Investors in the event the Company fails to achieve net income for the fiscal year ended June 30, 2008 (“Fiscal 2008”) of at least $3.955 million (the “Fiscal 2008 Performance Threshold”).   Since we met the Fiscal 2008 Performance Threshold, the Escrow Shares were returned to the Principal Stockholders.

      In connection with the Financing, H.C. Wainwright & Co., Inc., a broker-dealer member of FINRA who acted as our exclusive placement agent in the financing received the following compensation for its services as placement agent: (i) a cash fee of 9% of the gross proceeds, plus expenses (an aggregate of $972,500) and (ii) warrants to purchase 990,000 shares of common stock at an exercise price equal to $0.50 per share, and warrants to purchase 750,000 shares of common stock at an exercise price equal to $0.60 per share, certain of which warrants were issued to officers and employees of the placement agent.

                On December 28, 2007, the holders of our outstanding Series J Warrants exercised in full such warrants for aggregate gross proceeds of $5.0 million to us. Upon exercise of the Series J Warrants and pursuant to their stated terms, we issued to the holders of the Series J Warrants (a) an aggregate of 5,000,000 shares of our Series B Convertible Preferred Stock, which are convertible into an aggregate of 8,333,333 shares of our common stock, (b) Series C Warrants to purchase an aggregate of 4,166,667 shares of our common stock at an exercise price of $0.72 per share and (c) Series D Warrants to purchase an aggregate of 4,166,667 shares of our common stock (subject to adjustment) at an exercise price of $0.84 per share. The Series C Warrants and Series D Warrants have a term of six years from the date of issuance.

                In connection with such exercise, the holders of the Series J Warrants agreed not to exercise their demand registration rights with respect to the shares of our common stock underlying the Series B Convertible Preferred Stock, the Series C Warrants and the Series D Warrants during the period beginning on the date of exercise of the Series J Warrants and ending on the ninetieth (90th) day following the effective date of the registration statement filed by us to register for resale the shares of our Common Stock underlying our outstanding Series A Convertible Preferred Stock, Series A Warrants and Series B Warrants.

                In connection with the exercise of the Series J Warrants, we extended the term of our Series A Warrants and Series B Warrants from four years to six years, so that such warrants shall now expire on August 9, 2013, and the deadline for effectiveness of this registration statement was extended to March 31, 2008.

The 2009 Financing

On November 3, 2009, we entered into a Securities Purchase Agreement with one investor, pursuant to which we received $6,000,000.00 and issued 12,000,000 units of our securities at a price of $0.50 per unit. Net proceeds from this offering were $5,916,500. Each unit consists of (i) one (1) share of our Series C Convertible Preferred Stock, par value $0.0001 per share, convertible into one share of our common stock, par value $0.001 per share, and (ii) a one-half Series E Warrant and one-half Series F Warrant.  Each whole Series E Warrant may be exercised to purchase one share of Common Stock at an exercise price of $0.60 per share and each whole Series F Warrant may be exercised to purchase one share of Common Stock at an exercise price of $0.70 per share.  The Warrants are exercisable for a period of five years from the date of issuance. In connection with the Offering, we paid $30, 000 to Tripoint Global Equities, LLC, who acted as placement agent in the 2009 Financing.

In connection with the 2009 Financing, we also entered into a Registration Rights Agreement (the “2009 Investor RRA”), pursuant to which we are required to prepare and file a registration statement for the resale of the Common Stock issuable to the purchaser upon conversion of the preferred stock and upon exercise of the warrants issued to him, before December 3, 2009 and to use our best efforts to have the registration statement declared effective by May 2, 2010 (or June 1, 2010 in the event the Registration Statement received a “full review” by the Commission). The registration statement was declared effective on February 5, 2010 and therefore we were not subject to certain monetary obligations specified in the 2009 Investor RRA.

The Warrant Exchange

On December 16, 2009, we entered into an exchange agreement with all of the holders of our currently outstanding investor warrants, pursuant to which such holders agreed to exchange all of the warrants that such holders received pursuant to the 2007 and 2009 Financing, representing warrants to purchase an aggregate of 31,333,334 shares of common stock, for shares of the our common stock in an amount determined by the following formula:

	X = Y =	(A)(Y) B
Where
	X =	the number of shares of common stock to be issued to the warrant holder.
	Y =	the number of shares of common stock purchasable upon exercise of all of the holders’ Warrants.
	A=	the Warrant Price.
	B =	$1.00 per share of common stock.

 The following table discloses the calculations related to the Warrant Exchange Agreement.
Warrants	Number of Warrants	Strike Price	Cashless Exercise Price	New Common Shares
Series A	5,500,000	$0.56	$1.00	2,420,000
Series B	5,500,000	$0.63	$1.00	2,035,000
Series C	4,166,667	$0.64	$1.00	1,500,000
Series D	4,166,667	$0.71	$1.00	1,208,334
Series E	6,000,000	$0.60	$1.00	2,400,000
Series F	6,000,000	$0.70	$1.00	1,800,000
Total	31,333,334			11,363,334

Upon effectiveness of the Warrant Exchange Agreement, the number of shares of common stock outstanding on December 16, 2009 was 36,368,334. There was no cash paid or received in conjunction with this exchange. Due to the Warrant Exchange, we no longer have to seek effectiveness of the registration statement registering for resale the shares of common stock underlying the warrants issued in the 2007 financing.

Principal Executive Office

Our offices are located at 15 Xinghua Road, Qingdao, Shandong Province, People’s Republic of China, (86-532) 8461 6387.
Risk Factors

The securities offered by this prospectus are speculative and involve a high degree of risks associated with our business.  For more discussion of these and other risk factors affecting us and our business, see the “Risk Factors” section beginning on page  7 of this prospectus.

The Offering

This offering relates to the offer and sale of our common stock by the selling stockholders identified in this prospectus. The selling stockholders will determine when they will sell their shares, and in all cases will sell their shares at the current market price or at negotiated prices at the time of the sale. Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any proceeds from the sale of the shares by the selling stockholders.

Summary Financial Information

The following summary financial data for the fiscal years ended June 30, 2010  were derived from the consolidated financial statements of our acquired subsidiary, Jpak. This information is only a summary and does not provide all of the information contained in our financial statements and related notes. You should read the “Management’s Discussion and Analysis or Plan of Operation” beginning on page  58 of this prospectus and our financial statements and related notes included elsewhere in this prospectus.

Statement of Operations Data:

	For the Years Ended June 30,
	2010	2009

Sales	$56,141,659	$40,409,375
Cost of sales	42,948,118	30,259,650
Gross profit	13,193,541	10,149,725
Operating expenses	8,785,252	9,382,754
Other income (expenses) net	(147,890)	(342,898)
Income (loss) before provision for income taxes	4,260,399	424,073
Provision for income taxes	837,281	307,500
Net (loss) attributable to noncontrolling interest	(451)	(996))
Foreign currency translation adjustment	165,767	(82,252))
Comprehensive income (loss)	$3,589,336	$35,317)

Balance Sheet Data:
	As of June 30, 2010	As of June 30, 2009
Cash and cash equivalents	$6,221,273	$2,969,699
Restricted cash	4,744,084	3,403,868
Accounts receivable, net of allowance for doubtful accounts of $1,284,360	10,915,611	9,063,973
and $1,496,723 at June 30, 2010 and June 30, 2009, respectively
Inventory	8,298,177	5,353,193
Prepaid expenses and other current assets	53,918	246,344
Deferred financing cost, net	-
Property and equipment, net	11,201,241	13,107,216
Total assets	49,201,674	36,120,083
Accounts payable and accrued expenses	2,401,560	3,277,973
Trade notes payable	4,659,370	3,212,704
Short term bank loans	2,946,000	2,344,000
Total liabilities	15,940,351	12,364,717
Noncontrolling interest	105,249	105,128
Shareholders’ equity	33,156,074	23,650,238

RISK FACTORS

An investment in our common stock is speculative and involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before purchasing any shares of our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties may also adversely impair our business operations. If any of the events described in the risk factors below actually occur, our business, financial condition or results of operations could suffer significantly. In such case, the value of your investment could decline and you may lose all or part of the money you paid to buy our common stock.

Risks Related To Our Business.

The price increase of raw materials, such as paper materials, polyethylene materials, and aluminum materials, could increase the cost of our products and reduce our profit margin.    Paper materials, polyethylene materials, and aluminum materials are the major materials for our aseptic packaging products. In the last two years, the prices of paper materials, polyethylene materials and aluminum materials have fluctuated substantially, as have other raw materials, due to the increasing demand in China resulting from its rapid economic development. Although we have managed to minimize the impact of such fluctuation in the past, there is no assurance that we will be able to do so in the future. If the price for paper materials, polyethylene materials, aluminum materials, and other necessary raw materials increases significantly, our profit margin could decrease considerably and we may not be able to maintain our profitability.

We may not be able to secure financing needed for future operating needs on acceptable terms, or on any terms at all. From time to time, we may seek additional financing to provide the capital required to maintain or expand our production facilities, implement research and development and equipment and/or working capital initiatives, as well as to repay outstanding loans if cash flow from operations is insufficient. We cannot predict with certainty the timing or account of any such capital requirements. If such financing is not available on satisfactory terms, we may be unable to expand our business or develop new business at the desired rate. Consequently, our operating results may suffer. If we are able to incur debt, we may be subject to certain restrictions imposed by the terms of the debt and the repayment of such debt may limit our cash flow and our ability to grow. If we are unable to incur debt, we may be forced to issue additional equity, which could have a dilutive effect on our current stockholders.

Expansion of our business may put added pressure on our management and operational infrastructure impeding our ability to meet any increased demand for our products and services and possibly hurting our operating results. Our business plan is to significantly grow our operations to meet anticipated growth in demand for our products and services. Our planned growth includes the increase of our line of products and expansion of sales in our existing markets as well as new markets over the next few years. Growth in our business may place a significant strain on our personnel, management, financial systems and other resources. The evolution of our business also presents numerous risks and challenges, including, but not limited to:

●	the continued acceptance of our products and services by the packaging industries;

●	our ability to seccessfully and rapidly expand sales to potential customers in response to potentially increasing demand;

●	the costs associated with such growth, which are difficult to quantify, but could be significant;

●	rapid technological change; and

●	the highly competitive nature of the packaging industries.

If we are successful in obtaining rapid market growth of our products and services, we will be required to deliver large volumes of quality products and services to customers on a timely basis at a reasonable cost to those customers. Meeting any such increased demands will require us to expand our manufacturing facilities, to increase our ability to purchase raw materials, to increase the size of our work force, to expand our quality control capabilities and to increase the scale upon which we provide our products and services. Such demands would require more capital and working capital than we currently have available and we may be unable to meet the needs of our customers, this could adversely affect our relationship with customers, leading to a reduction in our revenues.

We have a history of operating losses, and there can be no assurance that we can sustain or increase profitability and, as a result, may not operate as a going concern.    While we recently achieved an operating profit, we have had operating losses in some of the years since our inception and there can be no assurance that we can sustain or increase profitability. Unanticipated problems, expenses, and delays are frequently encountered in developing and marketing products. These include, but are not limited to, competition, the need to develop customers and market expertise, market conditions, sales, marketing, increases in the cost of raw materials and governmental regulation. Our failure to meet any of these conditions would have a materially adverse effect upon us and may force us to reduce or curtail our operations. Revenues and profits, if any, will depend upon various factors. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on our business and results of operations. In addition, we expect to incur additional general and administrative expenses as a public company in the United States which could also have a negative impact on our profitability.

Our existing indebtedness may adversely affect our ability to obtain additional funds and may increase our vulnerability to economic or business downturns.    Our indebtedness aggregated approximately $15.9 million as of June 30, 2010. As a result, we are subject to the risks associated with significant indebtedness, including:

•	we must dedicate a portion of our cash flows from operations to pay debt service costs and, as a result, we have less funds available for operations and other purposes;

•	it may be more difficult and expensive to obtain additional funds through financings, if available at all;

•
we are more vulnerable to economic downturns and fluctuations in interest rates, less able to withstand competitive pressures and less flexible in reacting to changes in our industry and general economic conditions; and

•	if we default under any of our existing credit facilities or if our creditors demand payment of a portion or all of our indebtedness, we may not have sufficient funds to make such payments.

We may be exposed to risks relating to our disclosure controls and our internal controls and may need to incur significant costs to comply with applicable requirements.  Based on the evaluation done by our management at June 30, 2008, our internal controls over financial reporting were deemed ineffective, in that we did not have sufficient resources to discover and correctly account for the Share Exchange and related transactions, the impact of the issuance of certain warrants on our financial statements, the impact of extending the term of the Series A and Series B Warrants, and proper accounting of commission paid in connection with the exercise of Series J Warrants in our September 30, 2007, December 31, 2007 and March 31, 2008 financial statements so as to avoid a material misstatement in our financial statements that would not be prevented or detected in a timely manner.  Due to SEC comments we received concerning our registration statement on Form S-1, we conducted further research about how to account for the share exchange and related activities and only then did management recognize the material weakness. This material weakness caused an error in our financial statements regarding how we accounted for the share exchange and the placement agent warrants issued in the financing that closed simultaneously with the share exchange.  These mistakes flowed through to our financial statements for the quarters ending September 30, 2007 and December 31, 2007.  On May 4, 2008, the Board of Directors concluded that we are required to restate our previously issued audited financial statements for the year ended June 30, 2007 and the periods ended September 30, 2007 and December 31, 2007.  Restated financial statements for the year ending June 30, 2007 were included in the previous Amendment to our Registration Statement, and restated financials for the quarters ending September 30, 2007 and December 31, 2007 were included in amendments to the quarterly reports for such periods, which we filed on August 5, 2008.  We then received additional SEC comments and determined that the financial statements for the quarter ending December 31, 2007 must be restated again, and that the financial statements for the quarter ending March 31, 2008 must be restated; these revisions impacted the financial statements for the quarter ended September 30, 2007 and as a result, we filed an amendment for that quarter to conform, and make consistent the disclosure contained therein with our other filings.  This latest restatement was needed to properly account for the extension of the term of the Series A and Series B Warrants, as well as the compensation issued pursuant to the exercise of the Series J Warrants.  We filed restated financials for the quarter ending December 31, 2007 and March 31, 2008 in a quarterly report on Form 10-Q for each such quarter on September 29, 2008.

Since April 2009, we have been working diligently to evaluate our internal controls based on COSO framework. The evaluation covers all the major financial reporting processes, including procurement, revenue, inventory, fixed assets, tax, treasury and financial reporting. As of March 31, 2010 we have completed our documentation both at the entity level and process level. As a result, we have identified a number of significant weaknesses and improvement opportunities with each process. Subsequently remediation measures have been implemented for most of weaknesses. In addition, we are seeking to recruit experienced professionals to augment and upgrade our financial staff to address issues of timeliness and completeness in financial reporting when we are preparing SEC filings.

No assurances can be given that we have identified all the material and significant internal control weaknesses and we will be able to adequately remediate existing deficiencies in our internal controls.  Although we believe that these corrective steps – restating our financial statements and improving internal control system based on COSO framework (see  Management  section below) – will enable management to conclude that our internal controls over financial reporting are effective and these measures will remediate the material weaknesses discussed above when all of the additional financial staff positions are filled, we cannot assure you that this will be sufficient. We may be required to expend additional resources to identify, assess and correct any additional weaknesses in disclosure or internal control and to otherwise comply with the internal controls rules under Section 404(a) of the Sarbanes-Oxley Act.

We have pledged substantially all of our assets to secure our borrowings and are subject to covenants that may restrict our ability to operate our business.    Our borrowings under our existing loan agreements are secured by substantially all of our assets. If we default under the indebtedness secured by our assets, those assets would be available to the secured creditor to satisfy our obligations to the secured creditor. In addition, our loan agreements impose certain restrictive covenants, including financial covenants. Failure to satisfy any of these covenants could result in all or any of the following:

•	acceleration of the payment of our outstanding indebtedness;

•	cross defaults to and acceleration of the payment under other financing arrangements;

•	our inability to borrow additional amounts under our existing financing arrangements; and

•	our inability to secure financing on favorable terms or at all from alternative sources.

Any of these consequences could adversely affect our ability to acquire consumer receivable portfolios and operate our business.

The failure to maintain our relationships with our existing customers or the failure to obtain new customers could negatively affect our revenues and decrease our earnings or have an adverse impact on our business.    We maintain purchase orders for the sales of our products to our customers. Although we have entered into agreements to supply our customers, we cannot assure that such agreements will be renewed when the terms of such agreements expire or that our relationships with our customers will be maintained on satisfactory terms, if at all. The failure to maintain our relationships with our customers or the failure to obtain new customers could (i) negatively affect our revenues and decrease our earnings or (ii) adversely impact our business.

We rely on a limited number of suppliers and the loss of any of our suppliers, or delays or problems in the supply of materials used in our products, could materially and adversely affect our business, financial condition, results of operations and growth prospects.    We generally rely on one or two suppliers for each of the primary materials used in our products, including paper, polyethylene and aluminum, and otherwise rely on a limited number of suppliers for the other materials used in our products. Our suppliers may not be able to supply the necessary materials without interruption. We may not have adequate remedies for their failure to supply us which could result in a shortage of our products. If one of our suppliers fails or refuses to supply us for any reason, it could take time and expense to obtain a new supplier. In addition, our failure to maintain existing relationships with our suppliers or to establish new relationships in the future could negatively affect our ability to obtain the materials used in our products in a timely manner. The search for new suppliers could potentially delay the manufacture of our products, resulting in shortages in the marketplace and may cause us to incur additional expense. Failure to comply with applicable legal requirements subjects our suppliers to possible legal or regulatory action, including shutdown, which may adversely affect their ability to supply us with the materials we need for our products. Any delay in supplying, or failure to supply, materials for our products by any of our suppliers could result in our inability to meet the commercial demand for our products, and could adversely affect our business, financial condition, results of operations and growth prospects.

We may not be able to adequately protect our intellectual property, which could harm our competitive advantage. We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. Piracy of intellectual property is widespread in China and despite our efforts to protect our intellectual proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our technology. Monitoring unauthorized use of our technology is difficult and costly, and we cannot be certain that the steps we have taken will prevent misappropriations of our technology, particularly in countries where the laws may not protect our intellectual property rights as fully as in other countries such as the United States of America. In addition, third parties may seek to challenge, invalidate, circumvent or render unenforceable any intellectual property rights owned by us. From time to time, we may have to resort to litigation to enforce our intellectual property rights, which could result in substantial costs, diversion of our management’s attention and diversion of our other resources.

The failure to increase our current manufacturing capacity could materially and adversely affect our business, financial condition, results of operations and growth prospects.    We currently manufacture our products at a single facility with two production lines. Manufacturing products at a single site presents risks because a disaster, such as a fire or hurricane, may interrupt our manufacturing capability. In such an event, we will have to resort to alternative sources of manufacturing that could increase our costs as well as result in significant delays. Any increase in costs, slowdowns or shutdowns could have a material adverse affect on our business, financial condition, results of operations and growth prospects.

Our use of a single manufacturing facility with two production lines may restrict our ability to attract large customers who require certainty in the production process. We intend to expand our manufacturing operations by adding additional production lines, but there is no assurance that we will have the financial resources required for this planned expansion or that any such expansion will be successful or completed in a timely fashion or within budget. We may encounter difficulties and significant unexpected costs and delays in scaling up our manufacturing operations. The failure to scale-up manufacturing operations in a timely and cost-effective way may adversely affect our income. In the event the demand for our products rapidly increases or spikes in a certain period, we may not have the manufacturing ability to fulfill demand, either in our own facilities or through agreements with third parties. This lack of manufacturing capacity could have a material adverse affect on our business, financial condition, results of operations and growth prospects.

Our failure to successfully develop new business segments could have a material adverse affect on our business, financial condition, results of operations and growth prospects.    We are currently pursuing and in the future may pursue new technologies and businesses segments internally or through acquisitions or combinations which involve significant risks. Any such acquisition or combination may involve, among other things, the payment of cash, the incurrence of contingent liabilities and the amortization of expenses related to goodwill and other intangible assets, and transaction costs, which may adversely affect our business, financial condition, results of operations and growth prospects. Our ability to integrate and organize any new businesses and/or products, whether internally developed or obtained by acquisition or combination, will likely require significant expansion of our operations. There is no assurance that we will have or be able to obtain the necessary resources to satisfactorily effect such expansion, and the failure to do so could have a material adverse effect on our business, financial condition, results of operations and growth prospects. In addition, future acquisitions or combinations by us involve risks of, among other things, entering markets or segments in which we have no or limited prior experience, the potential loss of key employees or difficulty, delay or failure in the integration of the operations of any such new business with our current business and operating and financial difficulties of any new or newly combined operations, any of which could have a materially adverse effect on our business, financial condition, results of operations and growth prospects. Moreover, there can be no assurance that the anticipated benefits of any internally developed new business segment or business combination will be realized.

The loss of one or more members of our management team or other key employees could affect our ability to successfully grow our business. Our success and future growth depends to a significant degree on the skills and continued services of our management team and other key employees, including but not limited to, Yijun Wang, our Chairman, Chief Executive Officer and President (and Chairman and Chief Executive Officer of Qingdao Renmin) and Qingjun Yang, the President of Qingdao Renmin. Qingdao Renmin currently has employment agreements with its named executive officers but does not currently maintain key person life insurance. If one or more members of our management or other key employees were to resign or no longer be able to serve as our employees, it could impair our revenue growth, business and future prospects. Further, our ability to execute our business plan is dependent on our ability to attract and retain additional highly skilled personnel.

We do not have a majority of independent directors serving on our board of directors, which could present the potential for conflicts of interest.    We do not have a majority of independent directors serving on our board of directors and we cannot guarantee that our board of directors will have a majority of independent directors in the future. In the absence of a majority of independent directors, our executive officers could establish policies and enter into transactions without independent review and approval thereof. This could present the potential for a conflict of interest between us and our stockholders, generally, and the controlling officers, stockholders or directors.

If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our common stock.    Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We maintain a system of internal control over financial reporting, which is defined as a process designed by, or under the supervision of, our principal executive officer and principal financial officer, or persons performing similar functions, and effected by our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

As a public company, we will have significant additional requirements for enhanced financial reporting and internal controls. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company.  According to Section 404(a) of Sarbanes-Oxley Act, we are required to state the responsibility of management for establishing and maintaining an adequate internal control structure and procedures for financial reporting.  In addition, we are required to provide an assessment, as of the end of the most recent fiscal year of the issuer, of the effectiveness of the internal control structure and procedures of the issuer for financial reporting. However, as a smaller reporting company, we are exempt from the requirement of attestation on the effectiveness of our internal controls by a registered public accounting firm.

We cannot assure you that we will not, in the future, identify additional areas requiring improvement in our internal control over financial reporting. We cannot assure you that the measures we will take to remediate any areas in need of improvement will be successful or that we will implement and maintain adequate controls over our financial processes and reporting in the future as we continue our growth. If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our common stock.

We face significant competition in each product we offer and each geographic market in which we operate, and if we fail to compete effectively, we may lose our market share and our profitability may be adversely affected.    The aseptic liquid food and beverage carton market in China is rapidly evolving and highly competitive. We expect competition in this market to persist and intensify. We face competition in each major product line we offer and each geographic market in which we operate. We face nationwide competition primarily from Tetra Pak and SIG Cambibloc (“SIG”), both multi-national companies which currently have an estimated combined 90% of the aseptic carton market. We also face competition from domestic aseptic carton suppliers in China. Existing or future competing products may provide (i) better quality and technology, (ii) greater utility, lower cost or other benefits from their intended uses than our products, or (iii) may offer comparable performance at lower cost. Many of these companies are well-established, have substantially greater financial and other resources, and have more experience in manufacturing and marketing than we do. There can be no assurance that we will be able to compete successfully with such competitors. If our products fail to capture and maintain market share, we may not achieve sufficient product revenues, and our business could suffer.

High margins for the aseptic liquid food and beverage cartons business will attract more businesses to enter this field. Our business could suffer as a result of more competition.    Our business has enjoyed relatively high profit margins so far due to the fact that we have concentrated in the aseptic liquid food and beverage carton business. Such high margins will attract more businesses to enter into this field. As a result, competition may intensify and our profits may drop significantly.

Risks Related To Doing Business in China

Changes in China’s political or economic situation could harm us and our operational results. Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time. This could either benefit or damage our operations and profitability. Some of the things that could have this effect are:

•	level of government involvement in the economy;

•	control of foreign exchange;

•	methods of allocating resources;

•	balance of payments position;

•	international trade restrictions; and

•	international conflict.

                 The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in many ways. The economic reforms in China have been conducted under a tight grip of the Chinese government. As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy were similar to those of the OECD member countries.

Our business is largely subject to the uncertain legal environment in China and your legal protection could be limited. The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which precedents set in earlier legal cases are not generally used. The overall effect of legislation enacted over the past 20 years has been to enhance the protections afforded to foreign invested enterprises in China. However, these laws, regulations and legal requirements are relatively recent and are evolving rapidly, and their interpretation and enforcement involve uncertainties. These uncertainties could limit the legal protections available to foreign shareholders, such as the right of foreign invested enterprises to hold licenses and permits such as requisite business licenses. Because most of our officers and directors reside outside of the United States, it may be difficult, if not impossible, to acquire jurisdiction over those persons if a lawsuit is initiated against us and/or its officers and directors by a shareholder or group of shareholders in the United States. Also, because our officers will likely be residing in the PRC at the time such a suit is initiated, achieving service of process against such persons would be extremely difficult. Furthermore, because the majority of our assets are located in the People’s Republic of China (“PRC”) it would also be extremely difficult to access those assets to satisfy an award entered against us in United States court. Moreover, we have been advised that the PRC does not have treaties with the United States providing for the reciprocal recognition and enforcement of judgments of courts.

Recent PRC regulations relating to mergers and acquisitions of domestic enterprises by foreign investors may increase the administrative burden we face and create regulatory uncertainties. On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce (“MOFCOM”), the State Assets Supervision and Administration Commission (“SASAC”), the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (“CSRC”), and the State Administration of Foreign Exchange, (“SAFE”), jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (“New M&A Rule”), which became effective on September 8, 2006. The New M&A Rule purports, among other things, to require offshore special purpose vehicles (“SPVs”), formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange.

On September 21, 2006, pursuant to the New M&A Rule and other PRC laws and regulations, the CSRC, in its official website, promulgated relevant guidance with respect to the issues of listing and trading of domestic enterprises’ securities on overseas stock exchanges (the “Administrative Permits”), including a list of application materials with respect to the listing on overseas stock exchanges by SPVs.

Based on our understanding of current PRC Laws, we believe that the New M&A Rule does not require us or our Chinese shareholders or our entities in China to obtain the CSRC approval in connection with the transaction contemplated by the share exchange agreement, by and among the Company, Jpak and the shareholders of Jpak named therein, dated as of August 9, 2007 (the “Securities Exchange Agreement” or “SEA”), in connection with the Share Exchange because Grand International completed the approval procedures of the acquisition of the 88.23% equity interest in Qingdao Renmin at MOFCOM before September 8, 2006 when the New M&A Rule became effective.

There are, however, substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations, including the New M&A Rule. Accordingly, we cannot assure you that PRC government authorities will not ultimately take a view contrary to our understanding that we do not need the CSRC approval, and PRC government authorities may impose some additional approvals and requirements.

Further, if the PRC government finds that we or our Chinese shareholders did not obtain the CSRC approval, which CSRC may think we should have obtained before our executing the Securities Exchange Agreement, we could be subject to severe penalties. The New M&A Rule does not stipulate the specific penalty terms, so we are not able to predict what penalties we may face, and how such penalties will affect our business operations or future strategy.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities. China only recently has permitted provincial and local economic autonomy and private economic activities and, as a result, we are dependent on our relationship with the local government in the province in which we operate our business. Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

Future inflation in China may inhibit our activity to conduct business in China. In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%. These factors have led to the adoption by Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. While inflation has been more moderate since 1995, high inflation may in the future cause Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively. The majority of our revenues will be settled in RMB (“RMB”) and, any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in China authorized to conduct foreign exchange business. In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB.

The value of our securities will be affected by the foreign exchange rate between U.S. dollars and RMB. The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and RMB, and between those currencies and other currencies in which our sales may be denominated. For example, to the extent that we need to convert U.S. dollars into RMB for our operational needs and should the RMB appreciate against the U.S. dollar at that time, our financial position, the business of the company, and the price of our common stock may be harmed. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against the RMB, the U.S. dollar equivalent of our earnings from our subsidiaries in China would be reduced.

Government regulations and environmental matter in China may adversely impact on our business. Our manufacturing operations are subject to numerous laws, regulations, rules and specifications relating to human health and safety and the environment. These laws and regulations address and regulate, among other matters, wastewater discharge, air quality and the generation, handling, storage, treatment, disposal and transportation of solid and hazardous wastes and releases of hazardous substances into the environment. In addition, third parties and governmental agencies in some cases have the power under such laws and regulations to require remediation of environmental conditions and, in the case of governmental agencies, to impose fines and penalties. We make capital expenditures from time to time to stay in compliance with applicable laws and regulations.

We have obtained all permits and approvals and filed all registrations required for the conduct of its business, except where the failure to obtain any permit or approval or file any registration would not have a material adverse effect on our business, financial condition and results of operations. We are in compliance in all material respects with the numerous laws, regulations,   rules, specifications and permits, approvals and registrations relating to human health and safety and the environment except where noncompliance would not have a material adverse effect on our business, financial condition and results of operations.

The PRC governmental authorities have not revealed any material environmental liability that would have a material adverse effect on us. We have not been notified by any governmental authority of any continuing noncompliance, liability or other claim in connection with any of our properties or business operations, nor are we aware of any other material environmental condition with respect to any of our properties or arising out of our business operations at any other location. However, in connection with the ownership and operation of our properties (including locations to which we may have sent waste in the past) and the conduct of our business, we potentially may be liable for damages or cleanup, investigation or remediation costs.

No assurance can be given that all potential environmental liabilities have been identified or properly quantified or that any prior owner, operator, or tenant has not created an environmental condition unknown to us. Moreover, no assurance can be given that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the properties will not be affected by the condition of land or operations in the vicinity of the properties (such as the presence of underground storage tanks), or by third parties unrelated to us. State and local environmental regulatory requirements change often.

It is possible that compliance with a new regulatory requirement could impose significant compliance costs on us. Such costs could have a material adverse effect on our business, financial condition and results of operations.

We may have difficulty establishing adequate management, legal and financial controls in the PRC. The PRC historically has been deficient in Western style management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

Changes in foreign exchange regulations in the PRC may affect our ability to pay dividends in foreign currency or conduct other foreign exchange business.    RMB is not a freely convertible currency currently, and the restrictions on currency exchanges may limit our ability to use revenues generated in RMB to fund our business activities outside the PRC or to make dividends or other payments in United States dollars. The PRC government strictly regulates conversion of RMB into foreign currencies. Over the years, foreign exchange regulations in the PRC have significantly reduced the government’s control over routine foreign exchange transactions under current accounts. In the PRC, the State Administration for Foreign Exchange, or the SAFE, regulates the conversion of the RMB into foreign currencies. Pursuant to applicable PRC laws and regulations, foreign invested enterprises incorporated in the PRC are required to apply for “Foreign Exchange Registration Certificates.” Currently, conversion within the scope of the “current account” (e.g. remittance of foreign currencies for payment of dividends, etc.) can be effected without requiring the approval of SAFE. However, conversion of currency in the “capital account” (e.g. for capital items such as direct investments, loans, securities, etc.) still requires the approval of SAFE.

In addition, on October 21, 2005, SAFE issued the Notice on Issues Relating to the Administration of Foreign Exchange in Fundraising and Reverse Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies (“Notice 75”), which became effective as of November 1, 2005. Notice 75 replaced the two rules issued by SAFE in January and April 2005.

According to Notice 75:

•
prior to establishing or assuming control of an offshore company for the purpose of obtaining overseas equity financing with assets or equity interests in an onshore enterprise in the PRC, each PRC resident, whether a natural or legal person, must complete the overseas investment foreign exchange registration procedures with the relevant local SAFE branch;

•
an amendment to the registration with the local SAFE branch is required to be filed by any PRC resident that directly or indirectly holds interests in that offshore company upon either (1) the injection of equity interests or assets of an onshore enterprise to the offshore company, or (2) the completion of any overseas fund raising by such offshore company; and

•
an amendment to the registration with the local SAFE branch is also required to be filed by such PRC resident when there is any material change in the capital of the offshore company that does not involve any return investment, such as (1) an increase or decrease in its capital, (2) a transfer or swap of shares, (3) a merger or division, (4) a long term equity or debt investment, or (5) the creation of any security interests.

                    Moreover, Notice 75 applies retroactively. As a result, PRC residents who have established or acquired control of offshore companies that have made onshore investments in the PRC in the past are required to complete the relevant overseas investment foreign exchange registration procedures by March 31, 2006. Under the relevant rules, failure to comply with the registration procedures set forth in Notice 75 may result in restrictions being imposed on the foreign exchange activities of the relevant onshore company, including the payment of dividends and other distributions to its offshore parent or affiliate and the capital inflow from the offshore entity, and may also subject relevant PRC residents to penalties under PRC foreign exchange administration regulations.

                     In addition, SAFE issued updated internal implementing rules (“Implementing Rules”) in relation to Notice 75. The Implementing Rules were promulgated and became effective on May 29, 2007. Such Implementing Rules provide more detailed provisions and requirements regarding the overseas investment foreign exchange registration procedures. The Implementing Rules permits retroactive registration for PRC residents who have established or acquired control of offshore companies that have made onshore investments in the PRC in the past but did not complete the relevant overseas investment foreign exchange registration procedures before March 31, 2006. But there may be penalties on the relevant PRC residents and the relevant onshore company if any foreign exchange transactions were paid out from the relevant onshore company to the relevant offshore company between April 21, 2005 and the date of the application for the registration. However, even after the promulgation of Implementing Rules there still exist uncertainties regarding the SAFE registration for PRC residents’ interests in overseas companies. It remains uncertain whether PRC residents shall go through the overseas investment foreign exchange registration procedures under Notice 75 or Implementing Rules, who may indirectly hold our shares through the participation and exercise of incentive stock option granted by Joyrich Group Limited and Fabregas Group Limited, shareholders of our company.

                      As a result, we cannot predict how they will affect our business operations following our business combination. For example, our ability to conduct foreign exchange activities following a business combination, such as remittance of dividends and foreign-currency-denominated borrowings, may be subject to compliance with the SAFE registration requirements by such PRC residents, over whom we have no control. In addition, we cannot assure you that such PRC residents will be able to complete the necessary approval and registration procedures required by the SAFE regulations. We will require all our shareholders, following a business combination, who are PRC residents to comply with any SAFE registration requirements, if required by Notice 75, Implementing Rules or other applicable PRC laws and regulations, although we have no control over either our shareholders or the outcome of such registration procedures. Such uncertainties may restrict our ability to implement our business combination strategy and adversely affect our business and prospects following a business combination.

Our future employee stock option plan or stock ownership plan involving any PRC domestic individual will be subject to the administration of foreign exchange in the PRC.  In accordance with the Measures of Administration on Foreign Exchange of Individuals promulgated on December 25, 2006 (the “Measures”) and the Implementing Rules of the Measures of Administration on Foreign Exchange of Individuals (the “Implementing Rules of Measures”), which became effective in February 2007, a PRC domestic individual (i.e., a Chinese citizen as defined) who participates in the employees stock option plan or stock plan of an overseas listed company shall conduct foreign exchange related affairs upon the prior approval of SAFE and/or its local branch through its employer or a PRC agency. The dividends of the shares or proceeds received from sale of shares under the stock option plan or stock ownership plan in foreign exchange by such PRC domestic individual shall be remitted and deposited into the special onshore foreign currency bank account in the PRC opened by the employer or the PRC agency. Furthermore, following the Implementing Rules of Measures, SAFE issued the Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company (Hui Zong Fa [2007] No. 78, the “Circular 78”) on April 6, 2007. Circular 78, which introduces a number of new and highly restrictive requirements, applies to any employee stock option plan or stock ownership plan offered by a PRC or non-PRC company whose shares are listed on an overseas stock exchange. Given these PRC regulations, if we approve and implement any employee stock option plan or stock ownership plan which will involve any PRC domestic individual, the SAFE registration for such PRC domestic individual participating in the employee stock ownership plan or stock option plan shall apply and be required. Nevertheless, Circular 78 only applies to the overseas listed company other than an overseas private company and as a result, the incentive stock option granted by Joyrich Group Limited and Fabregas Group Limited, shareholders of our company and private companies, to PRC residents do not fall into such SAFE registration under Circular 78. Currently it is silent in terms of PRC statutory requirements with respect to the PRC domestic individuals participating in employee stock ownership plan or stock option plan of an overseas private company, since there are no applicable PRC laws or regulations. It is unclear how future regulations will impact the incentive stock options granted  by Joyrich Group Limited and Fabregas Group Limited.

Risks Relating to Our Securities

Insiders have substantial control over us, and they could delay or prevent a change in our corporate control even if our other stockholders wanted it to occur.    Our executive officers, directors, and principal stockholders who hold 5% or more of our outstanding common stock own, in the aggregate, approximately 56% of our outstanding common stock. These stockholders are able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This could delay or prevent an outside party from acquiring or merging with us even if our other stockholders wanted it to occur.

There is no active public trading market for our common stock and there can be no assurance that one will develop in the future.    There is no active public trading market for our common stock. Our common stock is quoted on the OTC Bulletin Board. There can be no assurance that a regular trading market will develop or that if developed, will be sustained. The development of an active trading market will depend on the existence of willing buyers and sellers, the presence of which is not within our control, or the control of any market maker or specialist. The number of active buyers and sellers of our common stock at any particular time may be limited. Under such circumstances, our shareholders could have difficulty selling our shares on short notice, and, therefore, our common stock should not be viewed as a short-term or liquid investment. In the absence of a trading market, a shareholder will be unable to liquidate his investment except by private sale.

If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board which would limit the ability of broker dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.    Companies trading on the OTC Bulletin Board must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market. In addition, we may be unable to get re-listed on the OTC Bulletin Board, which may have an adverse material effect on our company.

Any market that develops in shares of our common stock will be subject to the penny stock regulations and restrictions, which could impair liquidity and make trading difficult.    SEC Rule 15g-9, as amended, establishes the definition of a "penny stock" as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions. It is likely that our shares will be considered to be penny stocks for the immediately foreseeable future. This classification severely and adversely affects the market liquidity for our common stock.

For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person’s account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.   To approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market which, in highlight form, sets forth:

•	the basis on which the broker or dealer made the suitability determination, and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling stockholders or other holders to sell their shares in any secondary market and have the effect of reducing the level of trading activity in any secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if and when our securities become publicly traded. In addition, the liquidity for our securities may decrease, with a corresponding decrease in the price of our securities. Our shares, in all probability, will be subject to such penny stock rules for the foreseeable future and our shareholders will, in all likelihood, find it difficult to sell their securities.

The market for penny stocks has experienced numerous frauds and abuses which could adversely impact investors in our stock.    OTC Bulletin Board securities are frequent targets of fraud or market manipulation, both because of their generally low prices and because OTC Bulletin Board reporting requirements are less stringent than those of the stock exchanges or NASDAQ.

Patterns of fraud and abuse include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	“Boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•
Wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market.

In the event that we raise additional capital through the issuance of equity securities, or securities exercisable for or convertible into our equity securities, our stockholders could experience substantial dilution.    If we raise additional capital by issuing equity securities or convertible debt securities, our existing stockholders may incur substantial dilution. Further, any shares so issued may have rights, preferences and privileges superior to the rights, preferences and privileges of our outstanding Securities.

 The market price of our common stock may be volatile. The market price of our common stock will likely be highly volatile, as is the stock market in general, and the market for OTC Bulletin Board quoted stocks in particular. Some of the factors that may materially affect the market price of our common stock are beyond our control, such as changes in financial estimates by industry and securities analysts, conditions or trends in industries in which we operate, announcements made by our competitors or sales of our common stock. These factors may materially adversely affect the market price of our common stock, regardless of our performance.

In addition, the public stock markets have experienced extreme price and trading volume volatility. This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock.

We have not paid dividends in the past and do not expect to pay dividends in the future, and any return on investment may be limited to the value of our stock.    We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future and any return on investment may be limited to the value of our stock. We plan to retain any future earnings to finance growth.

Future sales of our common stock may depress our stock price. Sales of a substantial number of shares of our common stock in the public market could cause a decrease in the market price of our common stock. As of  November 5 , 2010, we had approximately 36,368,334 shares of common stock outstanding and that number could increase to 67,918,795 (assuming conversion of our outstanding Series A, Series B and Series C preferred stock). We may also issue additional shares of stock and securities convertible into or exercisable for stock in connection with our business. In addition, we have agreed to file this registration statement covering the sale of the shares of our common stock underlying the preferred stock and shares of common stock issued in the financing transactions we completed in 2007 and 2009, which shares will be freely tradable following the effective date of this registration statement. Certain of our shareholders holding an aggregate of 23,005,000 shares of our common stock have agreed that, for a period of six months following the effectiveness of the registration statement for which this prospectus forms a part, they will not, subject to certain limited exceptions set forth in the Lock-Up Agreement (defined herein), including consent by the investors, offer, sell, contract to sell, assign, transfer, hypothecate, pledge or grant a security interest in or other dispose of any shares of common Stock. In addition, for a period of 12 months following such six month period, no such shareholder shall sell more than one-twelfth of their total shares of common stock during any one month period. If a significant portion of our shares of common stock were sold in the public market, the market value of our common stock could be adversely affected.

If you are not an institutional investor, you may purchase our securities in this offering only if you reside within certain states and may engage in resale transactions only in those states and a limited number of other jurisdictions.    If you are not an “institutional investor,” you will need to be a resident of certain jurisdictions to purchase our securities in this offering. The definition of an “institutional investor” varies from state to state but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities. In order to prevent resale transactions in violation of states’ securities laws, you may engage in resale transactions only in the states and in other jurisdictions in which an applicable exemption is available or a registration application has been filed and accepted. This restriction on resale may limit your ability to resell the securities purchased in this offering and may impact the price of our shares.

  We are planning to seek a listing in a securities manual. Publication of certain information with respect to us in a securities manual is significant because it will allow you, in certain circumstances, to sell the any shares of common stock that you purchase in this offering pursuant to a commonly used selling stockholder exemption to state securities registration known as the “manual exemption.” The manual exemption permits a security to be distributed in a particular state without being registered if the issuer of that security has a listing for that security in a securities manual recognized by the state. Furthermore, the manual exemption is a non-issuer exemption restricted to secondary trading transactions. Most of the accepted manuals are those published by Standard and Poor’s, Mergent Investor Relation Services, Fitch’s Investment Service, and Best’s Insurance Reports, and many states expressly recognize these manuals, although some states impose additional requirements. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. Other states do not have any provisions and therefore do not expressly recognize the manual exemption. If you are not an institutional investor, you generally will not be permitted to purchase shares in this offering unless there is an available exemption (including the manual exemption) or we register the shares covered by this prospectus in such states. You will be permitted to purchase shares in this offering in New York as we have taken the steps required by the state to allow for the secondary trading of securities under this registration statement.

Anti-takeover provisions of Nevada law, our articles of incorporation and our bylaws may prevent or delay an acquisition of us that shareholders may consider favorable or attempts to replace or remove our management that could be beneficial to our shareholders.    Our articles of incorporation and bylaws contain provisions which could make it more difficult for a third party to acquire us without the consent of our board of directors. Our bylaws impose restrictions on the persons who may call special shareholder meetings. Furthermore, the Nevada Revised Statutes contain an affiliated transaction provision that prohibits a publicly-held Nevada corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an “interested stockholder” unless, among others, (i) the transaction is approved by a majority of disinterested directors before the person becomes an interested shareholder or (ii) the transaction is approved by the holders of a majority of the corporation’s voting shares other than those owned by the interested shareholder. An interested shareholder is defined as a person who together with affiliates and associates beneficially owns more than 10% of the corporation’s outstanding voting shares. This provision may have the effect of delaying or preventing a change of control of our company even if this change of control would benefit our shareholders.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This prospectus and the documents to which we refer you and incorporate into this prospectus by reference contain forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential” or “continue” or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including those described in this prospectus under the heading “Risk Factors” beginning on page 11. These and other factors may cause our actual results to differ materially from any forward-looking statement. Forward-looking statements are only predictions. The forward-looking events discussed in this prospectus, the documents to which we refer you and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We caution you not to place undue reliance on these statements, which speak only as of the date of this prospectus. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results.

ITEM 4.  USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling stockholders of the shares of common stock covered by this prospectus.

In May 2007, we received gross proceeds of $5,500,000 in conjunction with the 2007 Financing. In December 2007 we received proceeds of $5,000,000 in connection with the exercise of our Series J Warrants.  In November 2009, we received gross proceeds of $6,000,000 in conjunction with our Series C financing.  We used these proceeds for working capital and general corporate purposes.

ITEM 5.  DETERMINATION OF OFFERING PRICE
Not applicable.

ITEM 6.  DILUTION
Not applicable.

ITEM 7.  SELLING STOCKHOLDERS

                    This prospectus relates to the offering and sale, from time to time, of up to 24,050,440 shares of our common stock held by the stockholders named in the table below.

                    Set forth below is information, to the extent known to us, setting forth the name of each selling stockholder and the amount and percentage of common stock owned by each (including shares that can be acquired upon the conversion of outstanding preferred stock) prior to the offering, the shares to be sold in the offering, and the amount and percentage of common stock to be owned by each (including shares that can be acquired upon the conversion of outstanding preferred stock) after the offering assuming all shares are sold.

                    Beneficial ownership is determined in accordance with Rule 13d-3 promulgated by the SEC, and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to the table, we believe, based on information by each selling stockholder, that each selling stockholder possesses sole voting and investment power with respect to all of the shares of common stock owned by that selling stockholder. In computing the number of shares beneficially owned by a stockholder and the percentage ownership of that stockholder, shares of common stock subject to options or warrants held by that stockholder that are currently exercisable or are exercisable within 60 days after the date of the table are deemed outstanding. Those shares, however, are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or group.

                    The selling stockholders may sell all or some of the shares of common stock they are offering, and may sell shares of our common stock otherwise than pursuant to this prospectus. The table below assumes that each selling stockholder converts all of shares of preferred stock being offered and sells all of the shares issued upon conversion thereof, and that each selling stockholder sells all of the shares offered by it in offerings pursuant to this prospectus, and does not acquire any additional shares. We are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur. See “Plan of Distribution.”

                    The terms of the preferred stock prohibit conversion to the extent that such conversion would result in the holder, together with its affiliates, beneficially owning in excess of 4.9% for Vision Opportunity Master Fund, 9.9% for QVT Fund LP and Quintessence Fund LP, and 9.99% for Lee Wah Investments, in each case of our outstanding shares of our common stock.

Name of Selling Stockholder	Shares Beneficially Owned Prior to Offering (1)	Number of Shares to be Offered (2)	Number of Shares Beneficially Owned After Offering (3)	Percentage Ownership After Offering (4)
Vision Opportunity Master Fund Ltd. (5)	3,029,756(6)	3,029,756	0	0%
Vision Capital Advantage Fund, Ltd.(5)	895,463(7)	895,463	0	0%
QVT Fund LP(8)	3,532,698(9)	3,532,698	0	0%
Quintessence Fund LP(8)	392,523(10)	392,523	0	0%
LeeWah Investments(11)	16,200,000(12)	16,200,000	0	0%
Total		24,050,440

* Less than 1%

1)
Unless otherwise noted, the Selling Stockholder became one of our shareholders pursuant to the Financings we completed on August 9, 2007, November 4, 2009 and the Warrant Exchange we completed in December 2009.  Accordingly, prior to the Offering, the Selling Stockholder only owned shares of common stock underlying the Preferred Stock received in the Financing (the “Securities”).  However, the terms of the preferred stock prohibit conversion to the extent that conversion of the preferred stock would result in the holder, together with its affiliates, beneficially owning in excess of 4.9% for Vision Opportunity Master Fund, 9.9% for QVT Fund LP and Quintessence Fund LP, and 9.99% for Lee Wah, in each case of our outstanding shares of our common stock.  Therefore, unless otherwise noted, this number represents the number of Securities the Selling Stockholder received in the Financing that he/she can own based upon the ownership cap.

2)
Additionally, the shares of common stock are subject to certain anti-dilution provisions, which would be triggered if we were to sell securities at a price below the price at which we sold the Notes.  See “Prospectus Summary – Recent Developments - Financing” and “Description of Securities.”

3)
Since we do not have the ability to control how many, if any, of their shares each of the selling shareholders listed above will sell, we have assumed that the selling shareholders will sell all of the shares offered herein for purposes of determining how many shares they will own after the Offering and their percentage of ownership following the offering; however this number also accounts for the ownership cap described above in footnote 1.

4)	All Percentages have been rounded up to the nearest one hundredth of one percent.

5)
The investment manager for Vision Opportunity Master Fund, Ltd. (“VOMF”) and Vision Capital Advantage Fund, LP (“VCAF”) is Vision Capital Advisors, LLC (“VCA”). Ultimate voting and dispositive control rests with Adam Benowitz, as VCA’s Senior Managing Member and the portfolio manager of VOMF and VCAF. Each of VCA and Adam Benowitz disclaim beneficial ownership of these shares.

6)
This number represents the number of shares of common that VOMF received in exchange for their Warrants pursuant to the Warrant Exchange described above and the number of common shares underlying Series A Convertible Preferred Stock that VOMF owns

7)
This number represents the number of shares of common that VCA received in exchange for their Warrants pursuant to the Warrant Exchange described above and the number of common shares underlying Series A Convertible Preferred Stock that VCA owns.

8)
Management of the fund is vested in its general partner, QVT Associates GP LLC. QVT Financial LP is the investment manager for the fund and shares voting and investment control over the securities held by the fund. QVT Financial GP LLC is the general partner of QVT Financial LP and as such has complete discretion in the management and control of the business affairs of QVT Financial LP. QVT Associates GP LLC is the general partner of the fund and may be deemed to beneficially own the securities. The managing members of QVT Financial GP LLC are Daniel Gold, Lars Bader, Tracy Fu and Nicholas Brumm. Each of QVT Financial LP, QVT Financial GP LLC, Daniel Gold, Lars Bader, Tracy Fu and Nicholas Brumm disclaims beneficial ownership of the securities held by the fund. QVT Associates GP LLC disclaims beneficial ownership of the securities held by the fund except to the extent of its pecuniary interest therein.

9)
This number represents the number of shares of common that QVT Fund received in exchange for their Warrants pursuant to the Warrant Exchange described above and the number of common shares underlying Series A Convertible Preferred Stock that QVT owns.

10)
This number represents the number of shares of common that Quintessence received in exchange for their Warrants pursuant to the Warrant Exchange described above and the number of common shares underlying Series A Convertible Preferred Stock that Quintessence owns.

11)	The person having voting power over Lee Wah is Mr. Xuebin Zhang.

12)
Lee Wah did not beneficially own any shares prior to the Offering since, except with respect to transactions upon which such Series C Preferred Stock shall be entitled to vote separately as a class and as otherwise required by Nevada law, the Series C Preferred Stock does not have any voting rights.  Additionally, based upon the terms of the Series C Preferred Stock, Lee Wah may not convert such securities if on any date, it would be deemed the beneficial owner of more than 9.99% of the then outstanding shares of our common stock.  See “Description of Securities.

13)
These shares represent the number of common shares that Lee Wah received pursuant to the Warrant Exchange Agreement and the shares of common stock underlying the Series C Preferred Stock that Lee Wah received in the 2009 Financing.

  None of the selling stockholders is a broker-dealer or affiliate of a broker-dealer. Each of such selling stockholders has indicated to us that it or he obtained the shares of our common stock such selling stockholder owns in the ordinary course and that such selling stockholder has no agreement or understanding with respect to distributing those shares.

Except as described above or as described elsewhere in this prospectus, including under “Certain Relationships and Related Transactions”, none of the other selling stockholders has held any position or office or had any material relationship with us or any of our predecessors or affiliates within three years of the date of this prospectus.

Company's Intention and Ability to Satisfy its Obligations to Selling Stockholders

We have the intention, and a reasonable basis to believe, we will have the financial ability to make payments on the outstanding preferred stock and warrants (including the shares of common stock underlying such securities) both in cash and shares of our common stock, if any. We have duly accounted for such payments as part of our strategic plan.

Existing Short Positions by Selling Stockholders

Based upon information provided by the selling stockholders, we have a reasonable belief no selling stockholders currently have a short position in our common stock.

ITEM 8.  PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when disposing of shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the Commission;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any of these methods of sale; and

•	any other method permitted pursuant to applicable law.

                       The shares may also be sold under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus. The selling stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The selling stockholders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

If any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether any of the selling stockholders will sell all or any portion of the shares offered under this prospectus.

We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this prospectus. However, each selling stockholder and purchaser is responsible for paying any discounts, commissions and similar selling expenses they incur.

We and the selling stockholders have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act.

Pursuant to a requirement by the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than 8.0% of the gross proceeds received by a selling stockholder from the sale of any of its securities registered hereunder pursuant to SEC Rule 415.

    Any member of FINRA participating in the distribution of the shares offered under this prospectus will be subject to compliance with FINRA rules and regulations, including rules governing the timely filing of documents and disclosures with the Corporate Finance Department of FINRA.

                H.C. Wainwright & Co., Inc. acted as the placement agent in connection with the 2007 Financing. In addition to cash compensation and fees and expenses paid to the placement agent, we issued warrants to purchase up to 990,000 shares of our common stock, with an exercise price of $.50 per share, and warrants to purchase up to 750,000 shares of our Common Stock, with an exercise price of $0.60 per share, to the placement agent and affiliates of the placement agent. The placement agent warrants have the same terms as our other warrants, except that they contain a “cashless” exercise provision and expire four years after issuance. The warrants issued to our placement agent and its affiliates have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up from the date of this prospectus pursuant to Rule 2710(g)(1) of the Conduct Rules of FINRA. Additionally, the warrants may not be sold, transferred, assigned, pledged or hypothecated for a period of 180 days following the date of this prospectus. However, the warrants may be transferred to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. Thereafter, the warrants will be transferable provided such transfer is in accordance with the provisions of the Securities Act. Such warrants contain customary anti-dilution protection for stock splits, dividends and recapitalization consistent with FINRA regulations.

   We have also granted H.C. Wainwright a right of first refusal, for a period of 18 months from the August 2007 Share Exchange, to act as lead underwriter or placement agent for any and all future public and private equity and debt offerings.

ITEM 9.  DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock

           We are authorized to issue up to 300,000,000 shares of common stock, par value $0.001 per share, of which 36,368,334 shares are currently issued and outstanding.

Each outstanding share of common stock entitles the holder thereof to one vote per share on matters submitted to a vote of shareholders. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend. Should we decide in the future to pay dividends, it will be at the discretion of the Board of Directors and will be dependent upon then existing conditions, including our financial condition and results of operations, capital requirements, contractual restrictions, business prospects, and other factors that the Board of Directors considers relevant. Each share shall be entitled to the same dividend. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

We are authorized to issue up to 200,000,000 shares of preferred stock, par value $0.001 per share.

Our certificate of incorporation gives our board of directors the power to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. We currently have a class of Series A and Series B preferred stock outstanding and recently designated and issued shares of a Series C class of preferred stock; other than as previously disclosed, we have no present plans to issue any shares of preferred stock.

Convertible Preferred Stock

Series A Preferred Stock

The board of directors has created a series of Series A preferred stock consisting of 5,800,000 shares of which 5,608,564 shares are issued and outstanding. Each share of Series A preferred stock is convertible into a number of fully paid and nonassessable shares of common stock equal to the quotient of (i) the original Series A issue price set forth therein divided by (ii) the conversion price. The initial issue price shall be $1.00 and the initial conversion price shall be $.50. Currently, the Series A preferred stock is convertible into 11,217,128 shares of common stock.

The Series A preferred stock has no preemptive rights. The Series A preferred stock will not accrue dividends. However, in the event that any dividends are paid on our common stock, the holders of Series A preferred stock shall share with the holders of common stock on an as converted basis in such dividends.

   The Series A preferred stock has certain class voting rights. Each holder of Series A preferred stock shall be entitled to vote on all matters, together with the holders of common stock, on an as converted basis, subject to a 9.99% limitation. So long as any shares of Series A preferred stock are outstanding, we shall not, without the affirmative approval of at least a majority of the shares of the Series A preferred stock outstanding, (i) amend, alter or repeal the provisions of the Series A preferred stock, so as to adversely affect any right, preference, privilege or voting power of the Series A preferred stock; or (ii) amend our Articles of Incorporation or By-Laws so as to affect materially and adversely any right, preference, privilege or voting power of the Series A preferred stock.

The holders of record of shares of Series A preferred stock shall not be entitled to receive any liquidation preference in the event of the liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary.

Series B Preferred Stock

The board of directors has created a series of Series B preferred stock consisting of 5,000,000 shares of which 5,000,000 shares are issued and outstanding. Each share of Series B preferred stock is convertible into a number of fully paid and nonassessable shares of common stock equal to the quotient of (i) the original Series B issue price set forth therein divided by (ii) the conversion price. The initial issue price shall be $1.00 and the initial conversion price shall be $.60. Currently, the Series B preferred stock is convertible into 8,333,333 shares of common stock.

The Series B preferred stock has no preemptive rights. The Series B preferred stock will not accrue dividends. However, in the event that any dividends are paid on our common stock, the holders of Series B preferred stock shall share with the holders of common stock on an as converted basis in such dividends.

The Series B preferred stock has certain class voting rights. Each holder of Series B preferred stock shall be entitled to vote on all matters, together with the holders of common stock, on an as converted basis, subject to a 9.99% limitation. So long as any shares of Series B preferred stock are outstanding, we shall not, without the affirmative approval of at least a majority of the shares of the Series B preferred stock outstanding, (i) amend, alter or repeal the provisions of the Series B preferred stock, so as to adversely affect any right, preference, privilege or voting power of the Series B preferred stock; or (ii) amend our Articles of Incorporation or By-Laws so as to affect materially and adversely any right, preference, privilege or voting power of the Series B preferred stock.

                            The holders of record of shares of Series B preferred stock shall not be entitled to receive any liquidation preference in the event of the liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary.

Series C Preferred Stock

The Board of Directors has created a series of Series C preferred stock consisting of 12,000,000 shares, of which 12,000,000 are issued and outstanding. Each share of Series C preferred stock is convertible into a number of fully paid and nonassessable shares of common stock equal to the quotient of (i) the Series C Liquidation Preference Amount of the shares of Series C Preferred Stock divided by (ii) the conversion price. The initial issue price shall be $.60 and the initial conversion price shall be $.50. Currently, the Series C preferred stock is convertible into 12,000,000 shares of common stock.

The Series C preferred stock has no preemptive rights. The Series C preferred stock will not accrue dividends. However, in the event that any dividends are paid on our common stock, the holders of Series C preferred stock shall share with the holders of common stock on an as converted basis in such dividends.

Except with respect to transactions upon which the Series C Preferred Stock shall be entitled to vote separately as a class and as otherwise required by Nevada law, the Series C Preferred Stock shall have no voting rights with the Common Stock or other equity securities of the Company. So long as any shares of Series C preferred stock are outstanding, we shall not, without the affirmative approval of at least a majority of the shares of the Series C preferred stock outstanding, (i) amend, alter or repeal the provisions of the Series C preferred stock, so as to adversely affect any right, preference, privilege or voting power of the Series C preferred stock; or (ii) amend our Articles of Incorporation or By-Laws so as to affect materially and adversely any right, preference, privilege or voting power of the Series C preferred stock.

In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of shares of Series C Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, an amount equal to $0.60 per share of the Series C Preferred Stock (the “Series C Liquidation Preference Amount”) before any payment shall be made or any assets distributed to the holders of the Common Stock or any other Junior Stock. If the assets of the Company are not sufficient to pay in full the Series C Liquidation Preference Amount payable to the holders of outstanding shares of the Series C Preferred Stock and any series of Preferred Stock or any other class of stock ranking pari passu, as to rights on liquidation, dissolution or winding up, with the Series C Preferred Stock, then all of said assets will be distributed among the holders of the Series C Preferred Stock and the other classes of stock ranking pari passu with the Series C Preferred Stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The liquidation payment with respect to each outstanding fractional share of Series C Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series C Preferred Stock. All payments for which this paragraph provides shall be in cash, property (valued at its fair market value as determined by an independent appraiser chosen by the Company and reasonably acceptable to the holders of a majority of the Series C Preferred Stock) or a combination thereof;  provided ,  however , that no cash shall be paid to holders of Junior Stock unless each holder of the outstanding shares of Series C Preferred Stock has been paid in cash the full Series C Liquidation Preference Amount to which such holder is entitled as provided herein.

Warrants

Pursuant to the Warrant Exchange Agreement described elsewhere in this Registration Statement, we do not have any common stock purchase warrants issued or outstanding, other than the placement agent warrants described below.

 Placement Agent Warrants

We have 990,000 placement agent warrants that were issued to the placement agent in our 2007 Financing and are exercisable at $0.50 per share. We also have 750,000 placement agent warrants that were issued to the placement agent in connection with the Series J Warrant exercise and are exercisable at $0.60 per share. The placement agent warrants have the same terms as our other warrants, except that they contain a “cashless” exercise provision, they do not contain weighted average anti dilution protection and are for a term of six years.

Anti-Dilution Provisions in Preferred Stock and Warrants

   If certain changes occur to our capitalization, such as a stock split or stock dividend of the common stock, then the exercise price and number of shares issuable upon conversion or exercise of the preferred stock will be adjusted appropriately. In the event that we issue or are deemed to issue additional shares of our common stock in certain non-exempt transactions for a price less than the conversion price or exercise price per share under the preferred stock, then the conversion price or the exercise price, as the case may be, will be adjusted downward as follows (i) with respect to the Series A Preferred until August 9, 2008, to the actual per share price at which we issue or are deemed to issue the additional shares or (y) following August 9, 2008, to a conversion price or exercise price that is calculated based on a “weighted average” formula described therein; (ii) with respect to the Series B,  to a conversion price that is calculated based on a "weighted average" formula described therein.

   Generally, if we have any capital reorganization, reclassification of our capital stock, consolidation or merger in which we are not the survivor, or sale, transfer or other disposition of all or substantially all of our assets to another corporation, then the holder will have the right to receive in lieu of the shares issuable upon conversion or exercise of their securities, securities or assets as would have been issuable or payable with respect to or in exchange for a number of shares equal to the number of shares immediately convertible or exercisable before such transaction took place and appropriate adjustments to the terms of the preferred stock, as the case may be, including the conversion price or exercise price, will be made.

Transfer Agent

The transfer agent for our common stock and preferred stock is Holladay Stock Transfer, 2939 N 67th Place, No. C, Scottsdale, Arizona 85251. (480) 481-3940.

Item 10.  Interest of Named Experts and Counsel

Legal Matters

Certain legal matters with respect to the shares of common stock offered hereby will be passed upon for us by Leser, Hunter, Taubman & Taubman, New York, New York.

Experts

The financial statements for the fiscal years ended June 30 , 2010 and 2009 included in this prospectus have been audited by Patrizio & Zhao, LLC, independent auditors, as stated in its report appearing in this prospectus and elsewhere in the registration statement of which this prospectus forms a part, and have been so included in reliance upon the reports of such firm given upon its authority as experts in accounting and auditing.

Item 11.  Information with Respect to the Registrant

Business Overview

We are engaged primarily in the development, manufacture, and distribution of aseptic liquid food and beverage cartons for milk, fruit juices, soy milk, yogurt drinks, iced tea, coffee, sauces and other liquid foods and beverages in China. We believe we are one of the largest and leading domestic suppliers of aseptic liquid food and beverage cartons in China. Our business is primarily focused in China, but we have recently begun exporting our manufacturing products to several foreign countries.

Substantially all of our business is conducted through Qingdao Renmin, in which we indirectly hold a 100% interest. Established in 1958, Qingdao Renmin was a state-owned, traditional printing and packaging company. On August 21, 2006, Grand International entered into a sales and purchase agreement with three of the then-existing five shareholders (the “Original Shareholders”) of Qingdao Renmin, pursuant to which Grand International purchased 88.23% of the equity interest in Qingdao Renmin. The total purchase consideration was RMB 40,999,000 which was determined based upon the net asset value of Qingdao Renmin as of August 21, 2006. On September 5, 2006, this transfer was approved by the Qingdao Municipal Bureau of Foreign Trade and Economic Cooperation, and the registration with the Qingdao State Administration for Industry and Commerce was completed on December 7, 2006. As a result of this transfer, Grand International acquired an 88.23% equity interest in Qingdao Renmin. In July 2007, Grand International purchased the remaining 11.77% state-owned equity interest in Qingdao Renmin and now owns 100% equity interest in Qingdao Renmin. The acquisition of Qingdao has been accounted for in the financial statements using the reverse merger accounting method.

In September 2006, Jpak Ltd. acquired 100% interest in Grand International.

On August 9, 2007, Rx Staffing completed a reverse acquisition of Jpak Ltd. and issued 23,005,000 shares of common stock on a one to one ratio for a 100% equity interest in Jpak Ltd., whereby Jpak Ltd. becomes a subsidiary of Rx Staffing. On the same day, Rx Staffing changed its corporate name to Jpak Group, Inc.

On January 11, 2010, Qingdao Likang Packaging Co. Ltd (Qingdao Likang), a wholly-owned subsidiary of Grand International, was registered in Qingdao with a capital commitment of $13.5 million. As of June 30, 2010, approximately $5.06 million or 37% of total registered capital has been invested and the rest will be invested within two years since the registration. Grand International is allowed to use the capital raised or the profit generated by Qingdao Renmin for this capital investment.

We have experienced significant growth in our business in recent years. Our total net sales reached $37.3 million for the fiscal year ended June 30, 2008, up $6.9 million from $30.4 million for the fiscal year ended June 30, 2007 and $30.4 million for the fiscal year ended June 30, 2007, up from $22.6 million for the fiscal year ended June 30, 2006. Additionally, our total net sales for reached $37.3 million for the year ended June 30, 2008 as compared to approximately $30.4 million for the year ended June 30, 2007, an increase of approximately $6.9 million or 23%.

Our Corporate Structure

We were incorporated in the state of Nevada on December 6, 2004 under the name RX Staffing, Inc. On August 9, 2007 we entered into that certain Share Exchange, pursuant to which Jpak became our wholly owned subsidiary. In connection with the Share Exchange, we changed our corporate name to Jpak Group, Inc. We function as a holding company and, through our subsidiaries, own 100% equity interest in Qingdao Renmin, our operating subsidiary.

    Jpak was incorporated in the Cayman Islands on June 22, 2006 under the name Winner Dragon Limited. On September 18, 2006, Winner Dragon Limited was renamed Jpak Group Co., Ltd. In September 2006, Jpak completed the acquisition of 88.23% of the equity interest in Qingdao Renmin through Grand International, the 100% owned subsidiary of Jpak. Substantially, all of our operations are conducted in China through Qingdao Renmin. In July 2007, Grand International purchased the remaining 11.77% state-owned equity interest in Qingdao Renmin and now owns 100% equity interest in Qingdao Renmin.

Our Industry

We believe that the liquid food and beverage carton market in China is approximately 30 billion packages annually with sales of $1.70 billion. The rapidly increasing per capita consumptions of milk and non-carbonated beverages in the major coastal cities, as well as the rural regions, seems to be the key factor that is driving and will continue to drive the growth of the liquid food and beverage carton market in China.

Our Growth Strategy

We strive to strengthen our market leader position among domestic liquid food and beverage aseptic carton suppliers and plan to pursue expansion in the China market as well as in selective Asian and Middle Eastern markets. We intend to achieve our goal by implementing the following strategies:

Increasing output to further penetrate the China market.

We are continuing our efforts to increase our production output as well as to widen the range of aseptic carton products to further increase our presence in the packaged milk and other liquid food and beverage markets in China.

Developing bundled packaging materials and filling machines.

We are developing aseptic liquid filling machines to augment the sales of our aseptic carton packaging products, enabling us to offer a complete packaging solution as well as increase per customer sales.

Increasing sales to selective Asian and other markets.

We are penetrating Asian, Middle Eastern, Russia, Eastern European and other markets via direct sales and channel partnerships in selective countries.

Continuing and increasing the recent orders from Russia and other Eastern European markets.

    To expand Russia and other Eastern European markets, we have been attending their local product exhibitions to develop new customers, and paying visits to our current customers in these areas which we believe will help us to develop these markets.

Establishing brand names and brand awareness.

We are continuing to establish a strong corporate identity as well as our product brand names and brand awareness to enhance an accelerated adoption of our existing and new products.

  Enhancing the Company’s competitive advantages through R&D.

 We have successfully developed packaging materials which can be used in the filling machines created by SIG Combibloc (the “SIG”), one of our primary competitors in China. Currently, we are only able to produce small packages so we are continuing to improve the manufacture techniques so as to be able to expand our production capacity. We expect these products to be up to the standard so as to be compatible with the SIG machines and be put into mass production within two or three months. We are planning to add up to eight additional SIG packaging lines subsequently.  We believe that these new lines will significantly increase our revenue and also provide relatively higher gross margins in the next several years.

Our Products

We provide a wide variety of aseptic liquid food and beverage carton products to meet the needs of our customers.

Aseptic Packaging Technology

We use aseptic packaging technology in our products. An aseptic liquid food and beverage processing and packaging ensures that the packaged contents and packaging materials are free of harmful bacteria and microorganisms in a closed, sterile production environment under ultra high temperature treatment.

Our cartons are designed and constructed for processing under aseptic conditions, keeping the liquid foods and beverages safe, fresh and flavorful without refrigeration or preservatives during storage, and allowing the liquid food and beverages to retain their nutrition, taste, texture and color.

Liquid Food and Beverage Cartons

Our aseptic liquid food and beverage cartons are made of multiple layers of polyethylene, paper board, and aluminum materials which are intended for the packaging of milk, fruit juices, soy milk, yogurt drinks, iced tea, coffee, sauces and others. Aseptic cartons are available in brick or pillow shapes in standard and slim formats, with various filling volume specifications.

Aseptic Carton Features and Advantages

Our aseptic liquid food and beverage cartons are produced with several proprietary, core product and process technologies which enable the packaging materials to have many distinctive features and advantages, including:

•	Aseptic packaging materials keep the liquid foods and beverages safe, fresh, and flavorful.

•	Cartons ensure the packaged contents are free of harmful bacteria and microorganisms.

•	Multi-layered materials are moisture-, air- and light-proof, allowing the packaged contents to retain their original nutrition, taste, texture and color.

•	Aseptic packaged materials allow liquid foods and beverages to be stored for a long period of time without refrigeration and preservatives.

•	Special printing process makes the carton package printing attractive and eye-catching.

•	Durable packaging materials are suitable for long distance shipping and handling.

•	A variety of shapes, forms and volume specifications to suit the various packaging needs.

•	Packaging materials of used and discarded cartons are renewable and recyclable.

Manufacturing

Our manufacturing and operations facility is 18,000 square meters with a current annual production output of up to 3.5 billion aseptic liquid food and beverage cartons. Our production facility is equipped with both imported and self-developed equipments and machines, including printing production lines, coating/forming processing lines, and other cutting and processing equipments.

We have established a stringent quality assurance system that is in conformance with ISO9001:2000, Aseptic Liquid Food Packaging Standards, and Food Safety and Management Requirements. We have obtained the certificates of ISO9001-2000, HACCP Food Safety and Management System as well as certificates of Advanced Technology and Product Enterprise.

We believe that our current production wastage ratio is one of the lowest in the industry. We are striving to minimize the wastage by enhancing online testing procedures, employee training as well as improving equipment and fixture efficiency.

Suppliers

Raw materials and supplies including paper materials, polyethylene materials, aluminum materials, and other materials are generally procured from domestic suppliers. We rely on a single or limited number of suppliers for such raw materials, parts, components and other items. Although there are many suppliers for each of these raw materials, parts, components and other items, we are dependent on a limited number of suppliers for many of the primary raw materials and components. However, we currently do not have any long-term or exclusive purchase commitments with any of our suppliers.

  Our suppliers may not be able to supply the necessary materials without interruption. We may not have adequate remedies for their failure to supply us which could result in a shortage of our products. If one of our suppliers fails or refuses to supply us for any reason, it could take time and expense to obtain a new supplier. In addition, our failure to maintain existing relationships with our suppliers or to establish new relationships in the future could negatively affect our ability to obtain the materials used in our products in a timely manner. The search for new suppliers could potentially delay the manufacture of our products, resulting in shortages in the marketplace and may cause us to incur additional expense. Failure to comply with applicable legal requirements subjects our suppliers to possible legal or regulatory action, including shutdown, which may adversely affect their ability to supply us with the materials we need for our products. Any delay in supplying, or failure to supply, materials for our products by any of our suppliers could result in our inability to meet the commercial demand for our products, and could adversely affect our business, financial condition, results of operations and growth prospects.

Sales, Customers and Marketing

We sell and distribute our aseptic liquid food and beverage cartons directly to our customers who are manufacturers and suppliers of packaged milk, fruit juices, soy milk, yogurt drinks, iced tea, coffee, sauces and other liquid foods and beverages throughout China.

We are developing and expanding our customer base via distributors in selective Asian and the Middle Eastern countries to target manufacturers and suppliers of packaged milk, fruit juices, iced tea and other non-carbonated drinks.  In the first quarter of our 2009 fiscal year, we began receiving orders from customers in Russia and Eastern Europe; although these customers currently only account for a small amount of our total sales, we plan to try and expand the amount of customers in these regions. Management also believes we are well positioned to attain new strategic clients in the coming year with our new filling machines and SIG packaging.

We conduct marketing activities to further penetrate the China market and to enter selective Asian and Middle Eastern markets, including: attending industry trade shows, advertising in industry publications, using internet marketing, collaborating with the government and increasing brand name and brand awareness.

Competition

China Market

The aseptic liquid food and beverage carton market in China is dominated by Tetra Pak International S.A. (“Tetra Pak”), followed by SIG Combibloc (“SIG”), both multi-national suppliers with a combined 90% of the market share in China. Tetra Pak provides packaging materials, packaging machines and processing solutions for the food and beverage industries. Worldwide, it is the dominant market leader in these industries. SIG is a Swiss public company that provides food and beverage carton and plastic bottle packaging materials and filling machines. In 2009, it had worldwide sales of approximately 1.26 billion Euros. Domestic suppliers currently have an estimated 10% of the China aseptic carton market and have been gaining market shares from Tetra Pak and SIG. These gains have been primarily due to domestic suppliers’ lower offering price with comparable products. While domestic suppliers have penetrated the non-carbonated soft drink carton market, the higher growth milk carton market continues to be dominated by Tetra Pak and SIG.

           Based on our annual production output of two billion packages, we believe that, aside from SIG and Tetra Pak, we are one of the leaders of domestic liquid food and beverage carton suppliers in China. We plan to expand our production capacity and increase our market penetration with a bundle of sales of aseptic cartons and liquid filling machines to our existing and new customers.

Asian and Middle Eastern Markets

Tetra Pak dominates the markets for aseptic carton packaging materials, filling machines and the liquid food and beverage processing in most of the Asian and Middle Eastern countries. Since 2004, SIG has established manufacturing plants in Thailand, Vietnam and Saudi Arabia and has taken market shares from Tetra Pak in these regional markets.

With the exception of China, where alternative domestic suppliers exist, Tetra Pak and SIG do not have other serious competitors in most Asian and Middle Eastern markets. China based suppliers, however, like us, are beginning to enter foreign markets. Collectively, these China based suppliers are expected to capture a larger portion of the market share in other countries in the course of the next few years.

Our Competitive Strengths

Leveraging our competitive strengths, we believe that we have established ourselves as a leader among domestic suppliers in China and are in a strong position to challenge the dominant market positions held by other suppliers. We are aggressively penetrating the aseptic carton market and expect to take significant market shares within the next few years. Our competitive strengths include:

Expedited development and time-to-market capability.

In the past we have successfully developed and brought to market a line of aseptic carton products within an eighteen (18) month time frame. We will continue capitalizing on this capability for our newly developed products.

Substantially lower manufacturing system cost.

We have developed a complete manufacturing system for the production of aseptic cartons at a cost that we believe to be significantly lower than the industry’s average. We believe that this significant cost saving makes our products more price-competitive in the market.

Significantly reduced direct cost and lower price.

We have developed proprietary product and process technologies that allow for minimal production wastage, giving us a critical competitive edge and thus allowing us to offer attractive prices to customers.

High product quality and proven market acceptance.

Our aseptic carton products are proven to be comparable to those of Tetra Pak and SIG and are well-received by our customers.

Experienced and cohesive management team for rapid growth.

Most key executives have been with us and working together for over 20 years. This experienced and cohesive management team is committed and ready to rapidly grow our business.

Intellectual Property

We develop our own proprietary product and process technologies for the aseptic carton packaging materials. We have filed a total of 30 patents on material structure, production equipment fixtures, testing equipment and have been granted 22 patents with another 8 pending. Our 22 issued patents will expire between April and November 2015. We plan to renew all of the patents before expiration.

We have submitted 5 registered trademark applications, one of which has been accepted by the State Administration for Industry and Commerce of China while the other four are still pending. We are in the process of submitting another registered trademark application.

Government Regulation

The PRC government regulates the printing and packaging industry. This section summarizes the principal PRC regulations relating to our businesses:

We operate our business in China under a legal regime consisting of the State Council, which is the highest authority of the executive branch of the PRC central government, and several ministries and agencies under our authority, including the General Administration of Press and Publication, or GAPP, the State General Administration of the Quality Supervision, Inspection and Quarantine (“AQSIQ”), the State Administration for Industry and Commerce (“SAIC”), and their respective authorized local counterparts.

Regulations on Printing and Manufacturing of Food and Beverage Packaging Products

The principal regulations governing printing and manufacturing of food and beverage packaging products in China consist of the Regulations on the Administration of Printing Industry, the Interim Rules on Establishment of the Foreign Invested Printing Companies, the General Specification on the Manufacturing License of Food Packaging Products, Vessel, Tools and Other Products. Below is a summary of relevant provisions of these regulations.

Regulations on the Administration of Printing Industry

On August 2, 2001, the State Council enacted the Regulations on the Administration of Printing Industry, or Printing Regulations. Such Printing Regulations set forth detailed requirements on the qualification and operations of the operators of printing industry. Under the Printing Regulations, the operators of printing industry shall obtain the operating license, such as the “License for Printing Operations”. Our subsidiary, Qingdao Renmin, has been granted a License for Printing Operations issued by the Shandong Provincial Bureau of Press and Publication that allows Qingdao Renmin to operate the printing business. Qingdao Renmin has also obtained a License for Special Industry issued by the Qingdao Municipal Bureau of Public Security on August 9, 2001. However, such License for Special Industry has not been required for the printing industry since the promulgation of the Decision of the State Council on the Enactment of Administrative Licensing for the Expressly Reserved Items Subject to Administrative Examination and Approval Rules on June 29, 2004.

General Specification on the Manufacturing License of Food Packaging, Vessel, Tools and Other Products

Pursuant to the General Specification on the Manufacturing License of Food Packaging, Vessel, Tools and Other Products, or General Specification, promulgated by AQSIQ on July 18, 2006 and came into enforcement on the same day, the food and beverage packaging products must meet certain quality standards and the operators of the food packaging shall obtain a Manufacturing License from the AQSIQ. Such General Specification sets forth the detailed examination and approval procedures for applying the Manufacturing License, which include five steps to obtain the license: (i) preliminary examination at the local counterpart of AQSIQ, (ii) testing manufacturing, (iii) on-the-spot verification, (iv) examination of sample product and (v) the final approval and issuance of the license. We have obtained the Manufacturing License issued by AQSIQ in April 2007.

Regulations on Foreign Invested Printing Companies

Foreign invested printing companies are specifically governed by the Interim Rules on Establishment of the Foreign Invested Printing Companies, jointly promulgated by the GAPP and the Ministry of Commerce of China, or MOFCOM, in 2002 in accordance with the Law on Sino-Foreign Equity Joint Venture (2001), the Law on Sino-Foreign Contractual Joint Venture (2000), the Law on Wholly Foreign-Funded Enterprises (2000) and the Regulations on the Administration of Printing Industry.

The Interim Rules on Establishment of the Foreign Invested Printing Companies allow and encourage the establishment of the sino-foreign equity joint ventures and wholly foreign-funded enterprises engaged in the printing business of packaging products. Furthermore, such sino-foreign equity joint ventures and wholly foreign-funded enterprises shall also obtain the License for Printing Operations to operating the printing business in China, in accordance with the Regulations on the Administration of Printing Industry and other applicable laws and regulations.

We have applied and updated the License for Printing Operations for Qingdao Renmin since its 88.23% equity interests have been acquired by Grand International and subsequently transformed into the sino-foreign equity joint ventures.

Research and Development

Development focus

Our research and development effort focuses on developing proprietary technology in aseptic packaging materials and liquid filling machines to meet the growing market demand. Our research and development expenditures were approximately $1.9 and $2.1 million for the fiscal years ended June 30, 2010 and 2009, respectively.

Research team

We have an experienced and multi-disciplined research and development team of engineers and technicians with a proven track record working with aseptic packaging materials and machinery.

Laboratory equipment

Our research and development center has five laboratories and one experimental workshop which is for testing new products, built with state-of-the-art laboratory equipment for experiments on, but not limited to, packaging printing, plastic materials, aluminum materials, compound material strength, microorganism assessments and trial filling processing.

 Projects and partnerships

We currently have 22 research and development projects ongoing, 4 of which are classified as “Focused Innovative Technology Development Projects” by Qingdao City. We have formed numerous strategic research and development partnerships with educational institutions, research institutions, material suppliers, machinery builders and liquid food and beverage manufacturers.

Product Pipeline

We have a continuous pipeline for (i) new products for aseptic liquid food and beverage carton packaging materials, (ii) current product extension and (iii) new products. In our efforts to develop our own line of liquid food and beverage filling machines, our first filling machine can run at approximately 12,000 packages output per hour and is currently being tested by one of our customers.

    In addition, we successfully developed packaging materials which can be used in the filling machines created by SIG. We have achieved technology breakthroughs with our first SIG packaging line, which can produce packages for small customers.  Despite this initial success, there is still significant room for improvement in terms of both quality and stability.  We have invested approximately $300,000 of additional funds to continue the development and improvement of our new SIG packaging line. The new line is currently being tested and the initial feedback is fairly positive.  In the past several months we have been testing the equipment and improving the processes.  We expect we will be able to start normal production in the next two or three months.

Description of Property

All land in China is owned by the State. Individuals and companies are permitted to acquire rights to use land or land use rights for specific purposes. In the case of land used for industrial purposes, the land use rights are granted for a period of 50 years. This period may be renewed at the expiration of the initial and any subsequent terms. Granted land use rights are transferable and may be used as security for borrowings and other obligations. Qingdao Renmin currently owns land use rights to approximately 277,480 square meters of land consisting of manufacturing facilities, employee quarters and office buildings in Qingdao, China. Qingdao Renmin holds four State-owned Land Use Rights and the Building Ownership Certificates for the land use rights and buildings owned by it. On the State-owned Land Use Rights and the Building Ownership Certificate (No.: Qing Fang Di Quan 3738), State-owned Land Use Rights and Building Ownership Certificate (No.: Qing Fang Di Quan 14621) and State-owned Land Use Rights and Building Ownership Certificate (No.: Qing Fang Di Quan 45171), there is a note stating that because the information of the land is incomplete, the land use right registration is pending. On the State-owned Land Use Rights and Building Ownership Certificate (No.: Qing Fang Di Quan 19508), the type of the land use right is shown as allocated, meaning that no consideration needed to be paid for the land use right.

            On August 12, 2010, Qingdao Likang entered into a land use right transfer agreement with Qingdao Territories and House Administration Bureau, pursuant to which, Qingdao Likang was granted a 50-year use rights for a parcel of land with an area of approximately 65,064 square meters in Qingdao for a new plant construction. The planned new plant is expected to increase the annual total production capacity of Qingdao Renmin and Qingdao Likang to 8 billion packs. Qingdao Likang is expected to commence its operations by 2011 spring.

We intend to further expand our manufacturing facility over the next few years. We believe that we currently have enough land to satisfy such expansion.

Employees

As of June 30, 2010, we had 437 employees, consisting of 289 in manufacturing and operation, 38 in research and development, 21 in sales and marketing and 89 in general and administrative. All of our employees are full-time employees.

None of our personnel are represented under collective bargaining agreements. All of the employees have signed labor contracts with the Company and have received monthly salaries as well as other social benefits including pension insurance, jobless insurance, accidental insurance, medical insurance and housing funds, etc. We do not have any other employees in addition to our full-time employees.

We are compliant with local prevailing wage, contractor licensing and insurance regulations, and we consider our relations with our employees to be good.

Executive Offices

Our offices are located at 15 Xinghua Road, Qingdao, Shandong Province, People’s Republic of China, (86-532) 8461 6387.

Legal Proceedings

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. We are not aware of any pending or threatened legal proceeding that, if determined in a manner adverse to us, could have a material adverse effect on our business and operations.

MARKET FOR OUR COMMON STOCK, DIVIDENDS AND
RELATED STOCKHOLDER INFORMATION

Our common stock commenced trading on the Over-The-Counter Bulletin Board on August 15, 2007 and trades under the symbol “JPAK.OB.”

The OTC Bulletin Board is an unorganized, inter-dealer, over-the-counter market that provides significantly less liquidity than NASDAQ, and quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers, as are those for the NASDAQ Stock Market.

Transactions in our common stock have been sporadic and do not constitute an active market. Prior to the Share Exchange our shares of common stock did not trade publicly.

The following table sets forth the quarterly high and low bid prices for the common stock since the quarter ended September 30, 2007, the first quarter during which our common stock was listed on an exchange.  The prices set forth below represent inter-dealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions.

	High	Low
Quarter ended September 30, 2007	$1.40	$0.65
Quarter ended December 31, 2007	$1.65	$1.11
Quarter ended March 31, 2008	$1.80	$1.30
Quarter ended June 30, 2008	$1.56	$0.95
Quarter ended September 30, 2008	$1.20	$0.30
Quarter ended December 31, 2008	$1.01	$0.13
Quarter ended March 31, 2009	$0.75	$0.05
Quarter ended June 30, 2009	$0.75	$0.05
Quarter ended September 30, 2009	$0.94	$0.08
Quarter ended December 31, 2009	$0.80	$0.06
Quarter ended March 31, 2010	$0.80	$0.08
Quarter ended June 30, 2010	$0.80	$0.45

On November 4, 2010, the closing bid price of the common stock was $ 0.32 and we had approximately 35 record holders of our stock. This number excludes any estimate by us of the number of beneficial owners of shares held in street name, the accuracy of which cannot be guaranteed.

As a result of the Warrant Exchange Agreement described elsewhere in this Registration Statement, all of the warrants to purchase shares of our common stock that were previously issued to the investors of our 2007 and 2009 financings were exchanged for shares of our common stock.  However, the warrants issued to the placement agent of such financings remain outstanding.  Accordingly, as of November 5 , 2010, there are (i) warrants to purchase 990,000 shares of common stock at $0.50 per share, which were issued to the placement agent in the 2007 Financing, which will expire in 2013; and (ii) warrants to purchase 750,000 shares of common stock at $0.60 per share, which were issued to the placement agent in the exercise of the Series J Warrants, which will expire in 2013.

Effective August 11, 1993, the SEC adopted Rule 15g-9, which established the definition of a "penny stock," for purposes relevant to the Company, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) that the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must (i) obtain financial information and investment experience and objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form, (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) states that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading, and about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Dividend Policy

We have never declared or paid dividends on our common stock. We intend to retain earnings, if any, to support the development of our business and therefore do not anticipate paying cash dividends for the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including current financial condition, operating results and current and anticipated cash needs.

Description of Equity Compensation Plans Approved By Shareholders

                       We do not have any equity compensation plans. Our Board of Directors may adopt one or more equity compensation plans in the future.

JPAK GROUP, INC.

CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2010 and 2009
CONSOLIDATED FINANCIAL STATEMENTS

 Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
JPAK Group, Inc.

We have audited the accompanying consolidated balance sheets of JPAK Group, Inc. (the “Company”) as of June 30, 2010 and 2009, and the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of JPAK Group, Inc. as of June 30, 2010 and 2009, and the consolidated results of their operations and their consolidated cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Patrizio & Zhao, LLC
Parsippany, New Jersey
September 08, 2010

JPAK GROUP, INC.

Consolidated Balance Sheets

	June 30,	June 30,
	2010	2009
Assets
Current assets
Cash and cash equivalents	$6,221,273	$2,969,699
Restricted cash	4,744,084	3,403,868
Accounts receivable, net of allowance for doubtful accounts of $1,284,360	10,915,611	9,063,973
and $1,496,723 at June 30, 2010 and 2009, respectively
Inventory	8,298,177	5,353,193
Trade notes receivable	515,150	-
Other receivables	1,496,219	1,205,983
Advance payments	3,670,469	503,143
Prepaid expenses and other current assets	53,918	246,344
Prepaid other taxes	72,879	266,664
Total current assets	35,987,780	23,012,867

Property and equipment, net	11,201,241	13,107,216

Deferred loss on sale of assets	1,899,277	-

Other noncurrent assets	113,376	-

Total assets	$49,201,674	$36,120,083

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$2,401,560	$3,277,973
Trade notes payable	4,659,370	3,212,704
Advance payments from customers	132,650	327,898
Short-term bank loans	2,946,000	2,344,000
Current portion of long-term debt	2,589,409	951,811
Income tax payable	127,169	167,429
Other current liabilities	35,078	97,827
Total current liabilities	12,891,236	10,379,642
Long-term debt	3,049,115	1,985,075
Total liabilities	15,940,351	12,364,717

Stockholders’ equity
Series A convertible preferred stock, $0.0001 par value, 5,608,564
shares authorized, issued and outstanding	561	561
Series B convertible preferred stock, $0.0001 par value, 5,000,000
shares authorized, issued and outstanding	500	500
Series C convertible preferred stock, $0.0001 par value, 12,000,000
shares authorized, issued and outstanding	1,200	-
Common stock, $0.001 par value, 300,000,000 shares authorized,
36,368,334 and 25,005,000 shares issued and outstanding at
June 30, 2010 and 2009, respectively	36,368	25,005
Series A preferred stock	2,484,226	2,484,226
Series B preferred stock	1,390,853	1,390,853
Additional paid-in capital	23,184,206	17,280,269
Retained earnings (Accumulated deficit)	1,776,028	(1,106,478)
Statutory reserves	1,551,089	1,010,026
Accumulated other comprehensive income	2,731,043	2,565,276
Total stockholders’ equity	33,156,074	23,650,238
Noncontrolling interest	105,249	105,128
Total equity	33,261,323	23,755,366

Total liabilities and equity	$49,201,674	$36,120,083

The accompanying notes are an integral part of these consolidated financial statements.

JPAK GROUP, INC.

Consolidated Statements of Operations and Comprehensive Income

	For the Years Ended June 30,
	2010	2009

Sales	$56,141,659	$40,409,375

Cost of sales	42,948,118	30,259,650

Gross profit	13,193,541	10,149,725

Operating expenses
Selling, general and administrative	8,785,252	9,382,754

Income from operations	4,408,289	766,971

Other income (expenses):
Non-operating income	316,785	30,073
Interest Income	152,844	161,169
Interest expense	(610,461)	(410,001)
Non-operating expense	(7,058)	(124,139)

Total other income (expenses)	(147,890)	(342,898)

Income before provision for income taxes	4,260,399	424,073

Provision for income taxes	837,281	307,500

Net income before noncontrolling interest	3,423,118	116,573

Less: Noncontrolling interest	(451)	(996)

Net income	3,423,569	117,569

Undistributed income attributable to preferred stockholders	1,603,576	51,765

Net income applicable to common stockholders	1,819,993	65,804

Other comprehensive income
Foreign currency translation adjustment	165,767	(82,252)

.1 Comprehensive income	$3,589,336	$35,317

Basic earnings per common share	$0.06	$0.00
Diluted earnings per common share	$0.06	$0.00

Weighted average number of common shares outstanding
Basic	31,329,384	24,852,671
Diluted	58,737,379	44,403,132

The accompanying notes are an integral part of these consolidated financial statements.

JPAK GROUP, INC.

Consolidated Statements of Stockholders’ Equity

			Series A		Series B		Series C		Allocation	Allocation			Commission	Commission				Accumulated
			Convertible preferred		Convertible preferred		Convertible preferred		of	of			Series A	Series B				Other	Total
	Common Stock		Stock		Stock		Stock		Series A	Series B		Placement	of	of	Additional	Retained		Compre-	Stock-
		Par		Par		Par		Par	Preferred	Preferred		Agent	Preferred	Preferred	Paid-in	Earnings	Statutory	hensive	holders’
	Shares	Value	Shares	Value	Shares	Value	Shares	Value	Shares	Shares	Warrants	Warrants	Shares	Shares	Capital	(Deficit)	Reserves	Income	Equity

Balance July 1, 2008	24,505,000	$24,505	5,608,564	$561	5,000,000	$500	-	$-	$2,484,226	$1,390,853	$4,634,678	$1,172,487	$355,237	$462,519	$10,230,848	$(1,063,713)	$849,692	$2,647,528	$23,189,921

Issuance of common shares	500,000	500	-	-	-	-	-	-	-	-	-	-	-	-	424,500	-	-	-	425,000

Net income	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	117,569	-	-	117,569

Statutory reserves	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(160,334)	160,334	-	-

Other comprehensive income	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(82,252)	(82,252)

Balance June 30, 2009	25,005,000	$25,005	5,608,564	$561	5,000,000	$500	-	$-	$2,484,226	$1,390,853	$4,634,678	$1,172,487	$355,237	$462,519	$10,655,348	$(1,106,478)	$1,010,026	$2,565,276	$23,650,238

Issuance of common shares	11,363,334	11,363	-	-	-	-	12,000,000	1,200	-	-	(4,634,678)	-	-	-	10,538,615	-	-	-	5,916,500

Net income	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	3,423,569	-	-	3,423,569

Statutory reserves	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(541,063)	541,063	-	-

Other comprehensive income	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	165,767	165,767

Balance June 30, 2010	36,368,334	$36,368	5,608,564	$561	5,000,000	$500	12,000,000	$1,200	$2,484,226	$1,390,853	$-	$1,172,487	$355,237	$462,519	$21,193,963	$1,776,028	$1,551,089	$2,731,043	$33,156,074

The accompanying notes are an integral part of these consolidated financial statements.

JPAK GROUP, INC.

Consolidated Statements of Cash Flows

	For the Years Ended June 30,
	2010	2009

Cash flows from operating activities:
Net income	$3,423,569	$117,569
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Noncontrolling interest	(451)	(996)
Amortization of deferred loss	118,424	-
Depreciation	1,451,463	1,248,849
Share-based payment	-	425,000
Loss on disposal of fixed assets	5,684	85,652
Provision for bad debts	-	1,451,177
Changes in assets and liabilities:
Accounts receivable	(1,794,434)	(1,451,575)
Inventory	(2,903,280)	89,730
Trade notes receivable	(512,947)	-
Other receivables	(282,437)	(69,819)
Advance payments	(1,071,722)	789,528
Prepaid expenses and other current assets	16,938	26,605
Prepaid other taxes	194,406	-
Accounts payable and accrued expenses	(889,335)	(178,961)
Advance payments from customers	(196,196)	118,126
Income tax payable	(40,998)	167,429
Other taxes payable	-	(423,179)
Other current liabilities	(63,012)	46,669
Total adjustments	(5,967,897)	2,324,235

Net cash provided by (used in) operating activities	(2,544,328)	2,441,804

Cash flows from investing activities:
Advance payments for fixed assets	(1,492,641)	-
Advance payments for purchase rights to used land	(601,281)	-
Additions to property and equipment	(1,497,633)	(2,718,595)
Proceeds from disposal of fixed assets	-	65,467
Loan receivable	176,004	(175,800)

Net cash used in investing activities	(3,415,551)	(2,828,928)

Cash flows from financing activities:
Proceeds from (repayment of) short-term bank loans	586,680	(732,500)
Issuance (repayment) of trade notes payable	1,423,010	(587,817)
Proceeds from long-term debt	2,575,824	1,010,118
Additional paid-in capital	5,916,500	-

Net cash provided by (used in) financing activities	10,502,014	(310,199)

Effect of foreign currency translation on cash	49,655	(148,014)

Net increase (decrease) in cash and cash equivalents and restricted	4,591,790	(845,337)
cash

Cash and cash equivalents and restricted cash at beginning of year	6,373,567	7,218,904

Cash and cash equivalents and restricted cash at end of year	$10,965,357	$6,373,567

Supplemental schedule of non cash activities
Advance payments exchanged for property and equipment	$-	$80,575
Deferred loss—sale leaseback	$2,009,578	$-

The accompanying notes are an integral part of these consolidated financial statements.

JPAK GROUP, INC.
Notes to Consolidated Financial Statements

Note 1 – Organization and Nature of Business

JPAK Group, Inc. (Formerly Rx Staffing Inc.), a public shell company as defined in Rule 12b-2 of the Exchange Act of 1934, was established under the laws of Nevada on December 6, 2004. The accompanying consolidated financial statements include the financial statements of JPAK Group, Inc. and its subsidiaries (the “Company”). The Company’s primary business is to print and produce packaging products for sale to the beverage and other industries.

On August 9, 2007, Rx Staffing Inc. (“Rx Staffing”) completed a reverse acquisition of JPAK Group Co., Ltd., (“JPAK Ltd.”) which was incorporated in the Cayman Islands on June 22, 2006. To accomplish the exchange of shares Rx Staffing issued 23,005,000 shares of common stock on a one to one ratio for a 100% equity interest in JPAK Ltd., per the terms of the Share Exchange and Bill of Sale of assets of Rx Staffing and Shaun Jones. Rx Staffing was delivered with zero assets and zero liabilities at time of closing. Following the reverse acquisition, Rx Staffing changed the name to JPAK Group, Inc. (“JPAK”). The transaction was regarded as a reverse merger whereby JPAK Ltd. was considered to be the accounting acquirer as its shareholders retained control of RX Staffing after the exchange. Although the Company is the legal parent company, the share exchange was treated as a recapitalization of JPAK Ltd.. Thus, JPAK Ltd. is the continuing entity for financial reporting purposes. The financial statements have been prepared as if JPAK Ltd. had always been the reporting company and then on the share exchange date, had changed its name and reorganized its capital stock.

In September 2006, JPAK Ltd. acquired 100% interest in Grand International Industrial Ltd. which was incorporated on August 4, 2006, in the city of Hong Kong, the People’s Republic of China (“PRC”). In August 2006, Grand International acquired 88.23% interest in Qingdao Renmin, which was incorporated in May 2001 in the city of Qingdao, the People’s Republic of China. On July 3, 2007, Grand International acquired the remaining 11.77% interest in Qingdao Renmin. The consolidated financial statements reflect all predecessor statements of income and cash flows from the inception of Qingdao Renmin in August 2006. In October 2007, Qingdao Renmin invested in Qingdao Delikang Packing Machinery Co., Ltd., (“Qingdao Delikang”), a joint venture with Xi’an Heiniu Machinery, Co. Qingdao Renmin acquired 51% interest of Qingdao Delikang.

On January 11, 2010, Qingdao Likang Packaging Co. Ltd (Qingdao Likang), a wholly-owned subsidiary of Grand International, was registered in Qingdao with a capital commitment of $13.5 million. As of June 30, 2010, approximately $5 million or 37% of total registered capital has been invested and the remaining $8.5 million of the registered capital will be invested within two years since the registration. Grand International is allowed to use the capital raised or the profit generated by Qingdao Renmin for this capital investment.

Substantially all of the Company’s business is conducted through Qingdao Renmin, an operating subsidiary established in the Peoples Republic of China, in which the Company indirectly holds a 100% interest.

Note 2 – Summary of Significant Accounting Policies

Basis Of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United Stated of America. The consolidated financial statements include the accounts of JPAK Group Inc. and its controlling subsidiaries. All inter-company transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include valuation reserves for accounts receivable, inventory and income taxes and valuation of goodwill. Actual results could differ from those estimates.

JPAK GROUP, INC.
Notes to Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies (continued)

Cash And Cash Equivalents

In accordance with Statement of Financial Accounting Standards No. 95, “Statement of Cash Flows,” codified in ASC Topic 230, the Company considers all highly liquid instruments with original maturities of three months or less to be “cash equivalents”.

Accounts Receivable

Trade accounts receivable are stated at original invoice amount less allowance for doubtful receivables which is based on management’s periodic review of aging of outstanding balances and customer credit history. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. The balance of allowance for doubtful accounts amounted to $1,284,360 and $1,496,723 as of June 30, 2010 and 2009, respectively. An allowance amounted to $216,702 for a previous major customer under difficulties accrued in the year 2009 was recovered as of June 30, 2010, which was recognized as other income.  However, this customer is currently under bankruptcy restructuring and we estimate that chances to recover the rest of the outstanding allowance balance from this customer are remote.

Advance Payments

As a general practice, the Company makes advance payments to certain vendors to purchase inventory, fixed assets and land use rights. The carrying values of these advance payments approximate their fair values due to their short-term nature.

Inventory

Inventory is stated at the lower of cost or market. Cost is determined using the weighted-average cost method. Provisions are made for excess, slow moving and obsolete inventory as well as inventory whose carrying value is in excess of net realizable value. Management continually evaluates the recoverability based on assumptions about customer demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory reserves or write-downs may be required that could negatively impact our gross margin and operating results. The Company did not record any provision for slow-moving and obsolete inventory as of June 30, 2010 and 2009.

Property and Equipment

Property and equipment are stated at cost. Depreciation is calculated based on the straight-line method over the estimated useful lives of the assets as follows:

Vehicles	5 to 10 years
Furniture, machinery and equipment	5 to 20 years
Buildings and improvements	40 years

Construction in progress primarily represents the renovation costs of plant, machinery and equipment.  Costs incurred are capitalized and transferred to property and equipment upon completion, at which time depreciation commences.

Cost of repairs and maintenance is expensed as incurred. Gain or loss on disposal of property and equipment, if any, is recognized in the consolidated statements of operations.

JPAK GROUP, INC.
Notes to Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies (continued)

Long-Lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” codified in ASC Topic 360-10-35, the Company reviews the recoverability of its long-lived assets on a periodic basis in order to identify business conditions, which may indicate a possible impairment. The assessment for potential impairment is based primarily on the Company’s ability to recover the carrying value of its long-lived assets from expected future discounted cash flows. If the total of the expected future discounted cash flows is less than the total carrying value of the assets, a loss is recognized for the difference between the fair value (computed based upon the expected future discounted cash flows) and the carrying value of the assets.

Revenue Recognition

The Company derives its revenues primarily from sale of printed packaging products. In accordance with the provisions of Staff Accounting Bulletin No. 104, codified in ASC Topic 480, revenue should not be recognized until it is realized or realizable and earned.  Revenues are considered to have been earned when the entity has substantially accomplished what it must do to be entitled to the benefits represented by the revenues. In this regard, the Company’s revenue is recognized when merchandise is received by customers or shipped by the Company pursuant to contractual terms of sales, title and risk of loss passes to the customers and the collectability is reasonably assured.

Research and Development

Research and development costs are expensed when incurred. Research and development costs for the years ended June 30, 2010 and 2009 were $1,914,258 and $2,111,469, respectively.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

A valuation allowance is provided to reduce the carrying amount of deferred tax assets if it is considered more likely than not that some portion, or all, of the deferred tax assets will not be realized. No differences were noted between the book and tax bases of the Company’s assets and liabilities, respectively. Therefore, there are no deferred tax assets or liabilities for the years ended June 30, 2010 and 2009.The standard corporate income tax rate decreased from 33% to 25% beginning on January 1, 2008, when the new Chinese tax law became effective.

As a PRC Foreign Enterprise, Qingdao Renmin is also entitled to be exempted from Foreign Enterprise Income Tax (“FEIT”) for a 2-year period starting from their first profit-making year followed by a 50% reduction of FEIT payable for the subsequent three years. Since January 1, 2009, the Company has commenced the 3-year period of tax holidays by a 50% reduction of FEIT with an effective tax rate of 12.5%.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, which include cash and cash equivalents, investment securities, accounts receivable, accounts payable, accrued expenses and other obligations, approximate their fair value due to the short-term maturities of the related instruments.

JPAK GROUP, INC.
Notes to Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies (continued)

Foreign Currency Translation and Transactions

The financial position and results of operations of the Company is determined using local currency (Chinese Yuan) as the functional currency. In accordance with SFAS No. 52, Foreign Currency Translation, codified in ASC Topic 830-10, assets and liabilities are translated at the prevailing exchange rate in effect at each year end. Contributed capital accounts are translated using the historical rate of exchange when capital is contributed. Income statement accounts are translated at the average rate of exchange during the year. Currency translation adjustments arising from the use of different exchange rates are included in accumulated other comprehensive income (loss) in shareholders' equity. Gains and losses resulting from foreign currency transactions are included in the consolidated statements of operations.

Comprehensive Income

The Company has adopted SFAS No. 130, codified in ASC Topic 220-10, Reporting Comprehensive Income, which establishes rules for the reporting and display of comprehensive income, its components and accumulated balances. ASC 220-10 defines comprehensive income to include all changes in equity, including adjustments to minimum pension liabilities, accumulated foreign currency translation, and unrealized gains or losses on available-for-sale marketable securities, except those resulting from investments by owners and distributions to owners.

Earnings Per Share

In accordance with SFAS No. 128, “Computation of Earnings Per Share” (“SFAS No. 128”) and EITF No. 03-6, “Participating Securities and the Two-Class Method under FASB Statement No. 128” (“EITF No. 03-6”), codified in ASC Topic 260-10, basic earnings per share is computed by dividing net income attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the year using the two-class method. Under the two class method, net income is allocated between ordinary shares and other participating securities based on their respective participating rights. Diluted earnings per share is calculated by dividing net income attributable to ordinary shareholders as adjusted for the effect of dilutive ordinary equivalent shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the year. Ordinary equivalent shares consist of the ordinary shares issuable upon the conversion of the convertible preferred shares (using the if-converted method) and ordinary shares issuable upon the exercise of outstanding share options (using the treasury stock method).

Recent Accounting Pronouncements

In April 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-17, Revenue Recognition—Milestone Method (Topic 605) – Revenue Recognition (ASU 2010-17). ASU 2010-17 provides guidance on defining the milestone and determining when the use of the milestone method of revenue recognition for research or development transactions is appropriate. It provides criteria for evaluating if the milestone is substantive and clarifies that a vendor can recognize consideration that is contingent upon achievement of a milestone as revenue in the period in which the milestone is achieved, if the milestone meets all the criteria to be considered substantive. ASU 2010-17 is effective for us in fiscal 2012 and should be applied prospectively. The adoption of this ASU will not have a material impact on the Company’s consolidated financial statements.

In January 2010, the FASB issued the following ASC Updates:

●
ASU No. 2010-01— Equity (Topic 505): Accounting for Distributions to Shareholders with Components of Stock and Cash. This Update clarifies that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in EPS prospectively and is not a stock dividend for purposes of applying Topics 505 and 260 (Equity and Earnings Per Share). The amendments in this Update are effective for interim and annual periods ending on or after December 15, 2009 with retrospective application.

JPAK GROUP, INC.
Notes to Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies (continued)

Recent Accounting Pronouncements (Continued)

●
ASU No. 2010-02— Consolidation (Topic 810): Accounting and Reporting for Decreases in Ownership of a Subsidiary. This Update amends Subtopic 810-10 and related guidance to clarify that the scope of the decrease in ownership provisions of the Subtopic and related guidance applies to (i) a subsidiary or group of assets that is a business or nonprofit activity; (ii) a subsidiary that is a business or nonprofit activity that is transferred to an equity method investee or joint venture; and (iii) an exchange of a group of assets that constitutes a business or nonprofit activity for a noncontrolling interest in an entity, but does not apply to: (i) sales of in substance real estate; and (ii) conveyances of oil and gas mineral rights. The amendments in this Update are effective beginning in the period that an entity adopts FAS 160 (now included in Subtopic 810-10).

●
ASU No. 2010-06— Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements.  This Update amends Subtopic 820-10 that requires new disclosures about transfers in and out of Levels 1 and 2 and activity in Level 3 fair value measurements. This Update also amends Subtopic 820-10 to clarify certain existing disclosures. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements, which are effective for fiscal years beginning after December 15, 2010.

The Company expects that the adoption of the above Updates issued in January 2010 did not and will not have any significant impact on its financial position and results of operations.

In October 2009, the FASB issued an ASU regarding accounting for own-share lending arrangements in contemplation of convertible debt issuance or other financing.  This ASU requires that at the date of issuance of the shares in a share-lending arrangement entered into in contemplation of a convertible debt offering or other financing, the shares issued shall be measured at fair value and be recognized as an issuance cost, with an offset to additional paid-in capital. Further, loaned shares are excluded from basic and diluted earnings per share unless default of the share-lending arrangement occurs, at which time the loaned shares would be included in the basic and diluted earnings-per-share calculation.  This ASU is effective for fiscal years beginning on or after December 15, 2009, and interim periods within those fiscal years for arrangements outstanding as of the beginning of those fiscal years. It is expected the adoption of this ASC Update will have no material impact on the Company’s consolidated financial statements.

In October 2009, the FASB concurrently issued the following ASC Updates:

●
ASU No. 2009-14 - Software (Topic 985): Certain Revenue Arrangements That Include Software Elements (formerly EITF Issue No. 09-3). This standard removes tangible products from the scope of software revenue recognition guidance and also provides guidance on determining whether software deliverables in an arrangement that includes a tangible product, such as embedded software, are within the scope of the software revenue guidance.

●
ASU No. 2009-13 - Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements (formerly EITF Issue No. 08-1).  This standard modifies the revenue recognition guidance for arrangements that involve the delivery of multiple elements, such as product, software, services or support, to a customer at different times as part of a single revenue generating transaction.  This standard provides principles and application guidance to determine whether multiple deliverables exist, how the individual deliverables should be separated and how to allocate the revenue in the arrangement among those separate deliverables. The standard also expands the disclosure requirements for multiple deliverable revenue arrangements.

JPAK GROUP, INC.
Notes to Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies (continued)

Recent Accounting Pronouncements (continued)

ASU No. 2009-13 and 2009-14 should be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with earlier application permitted.  Alternatively, an entity can elect to adopt these standards on a retrospective basis, but both these standards must be adopted in the same period using the same transition method.  The Company expects to apply this standard on a prospective basis for revenue arrangements entered into or materially modified beginning July 1, 2010.  It is expected the adoption of these ASC Updates will not have a material impact on the Company’s Consolidated Financial Statements.

In August 2009, the FASB issued an ASU regarding measuring liabilities at fair value. This ASU provides additional guidance clarifying the measurement of liabilities at fair value in circumstances in which a quoted price in an active market for the identical liability is not available; under those circumstances, a reporting entity is required to measure fair value using one or more of valuation techniques, as defined. This ASU is effective for the first reporting period, including interim periods, beginning after the issuance of this ASU. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

On July 1, 2009, the FASB officially launched the FASB Accounting Standards Codification (“ASC”), which has become the single official source of authoritative nongovernmental U.S. GAAP, in addition to guidance issued by the Securities and Exchange Commission. The ASC is designed to simplify U.S. GAAP into a single, topically ordered structure. All guidance contained in the ASC carries an equal level of authority. The ASC is effective for all interim and annual periods ending after September 15, 2009. The Company’s implementation of this guidance effective July 1, 2009 did not have a material effect on the Company’s condensed consolidated financial statements.

On July 1, 2009, the Company adopted the accounting and disclosure requirements of Statement of Financial Accounting Standard (“SFAS”) No. 160, Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51, which is now included with ASC Topic 810 Consolidation.  This standard establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation.  On a prospective basis, any changes in ownership will be accounted for as equity transactions with no gain or loss recognized on the transactions unless there is a change in control.

Note 3– Restricted Cash

As of June 30, 2010 and 2009, the Company had restricted cash of $4,744,084 and $3,403,868, respectively. These restricted cash balances are reserved for settlement of trade notes payable and open letters of credit in connection with inventory purchases. The cash held in custody by bank issuing the trade notes payable and letter of credit is restricted as to withdrawal or use, and is currently earning interest.

Note 4 – Inventory

Inventory, consisting of material, labor, and manufacturing overhead, at June 30, 2010 and 2009 consists of the following:

	June 30, 2010	June 30, 2009

Raw materials	$6,595,076	$3,912,953
Work in process	314,794	416,006
Finished goods	1,237,290	939,428
Parts and supplies	151,017	84,806

Total	$8,298,177	$5,353,193

JPAK GROUP, INC.
Notes to Consolidated Financial Statements

Note 5 – Advance Payments
Advance payments as of June 30, 2010 and 2009 consist of the following:

	June 30, 2010	June 30, 2009

Advance payments for inventory	$1,287,924	$210,449
Advance payments for land and equipment	2,382,545	292,694

Total	$3,670,469	$503,143

Note 6 – Property and Equipment

Property and equipment at June 30, 2010 and 2009 consists of the following:

	June 30, 2010	June 30, 2009

Buildings	$4,673,651	$4,463,528
Machinery and equipment	12,007,708	16,817,851
Machinery—capital lease	1,414,080	-
Subtotal	18,095,439	21,281,379
Less: Accumulated depreciation	9,425,588	8,174,163
	8,669,851	13,107,216
Add: Construction in progress	2,531,390	-

Total	$11,201,241	$13,107,216

Depreciation expenses for the years ended June 30, 2010 and 2009 were $1,451,463 and $1,248,849, respectively. Amortization of machinery and equipment under capital lease included in depreciation expense was $58,197.

Note 7 – Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses at June 30, 2010 and 2009 consist of the following:

	June 30, 2010	June 30, 2009

Accounts payable	$2,105,829	$3,032,577
Accrued expenses	295,731	245,396

Total	$2,401,560	$3,277,973

The carrying values of accounts payable and accrued expenses approximate their fair values due to the short-term nature of these obligations.

Note 8 – Trade Notes Payable

Trade notes payable consist of non-collateralized non-interest bearing promissory notes issued in connection with the acquisition of certain inventory and equipment. Balances outstanding under the notes as of June 30, 2010 and 2009 were $4,659,370 and $3,212,704, respectively.

Note 9 – Short Term Bank Loans

Short term bank loans at June 30, 2010 and 2009 consist of the following:

	June 30,	June 30,
	2010	2009

On January 22, 2010, the Company obtained a loan from Qingdao City
Commercial Bank, out of which, the principal is to be paid in full by January
22, 2010. Interest was calculated using an annual fixed rate of 5.31%
and paid monthly. The loan is secured by the company's property and equipment.	$-	$2,344,000

JPAK GROUP, INC.
Notes to Consolidated Financial Statements

Note 9 – Short Term Bank Loans (continued)

	June 30,	June 30,
	2010	2009

On January 18, 2010, the Company obtained a loan from Qingdao City
Commercial Bank, out of which, the principal is to be paid in full by January
18, 2011. Interest is to be calculated using an annual fixed rate of 5.31%
and paid monthly. The loan is secured by the company's property.	$589,200	$-

On February 11, 2010, the Company obtained a loan from Qingdao City
Commercial Bank, out of which, the principal is to be paid in full by February
11, 2011. Interest is to be calculated using an annual fixed rate of 5.31%
and paid monthly. The loan is secured by the company's property.	$2,356,800	$-

Total short term bank loans	$2,946,000	$2,344,000

Note 10 – Long-Term Debt

Long term debt at June 30, 2010 and 2009 consist of the following:

	June 30,	June 30,
	2010	2009

The Company obtained loans from employees, upon which interest is payable at an annual fixed rate of 10%. Interest payments are made semi-annually with no principal payments due until May 31, 2010,
as per the terms of the loan agreement.	$4,439,622	$2,936,886

On November 27, 2009, the Company entered into a sale-leaseback transaction with International Fareastern Leasing Co., Ltd., which was accounted for as a financing arrangement in the amount of approximately
$1.4 million. The annual principal and interest payment is $404,950 and the term of the arrangement is four years. Refer to Note 18 for further
information.	$1,198,902	$-

Total	$5,638,524	$2,936,886

Less: Current portion of loans	2,184,459	951,811
Current portion under capital lease	404,950	-

Total Current portion	2,589,409	951,811

Total long-term debt	$3,049,115	$1,985,075

Note 11 – Stockholders’ Equity and Related Financing Agreements

On August 9, 2007, the shareholders of JPAK were issued 23,005,000 shares of Rx Staffing’s common stock, which represented 64.4% of all the issued and outstanding shares of JPAK’s common stock, under a Securities Exchange Agreement (the “SEA”), pursuant to which all the shares of Rx Staffing were transferred and JPAK became a wholly-owned subsidiary of Rx Staffing. In connection with the Share Exchange, the company changed its name to JPAK Group, Inc.

JPAK GROUP, INC.
Notes to Consolidated Financial Statements

Note 11 – Stockholders’ Equity and Related Financing Agreements (continued)

On August 9, 2007, JPAK became a party to the Note Purchase Agreement dated May 17, 2007 (“NPA”). Pursuant to the NPA, JPAK issued Convertible Promissory Notes in the aggregate principal amount of $5.5 million to the Investors. As a result of the Share Exchange, and under the terms of the Notes and the NPA, the notes converted to the following: (i) 5,608,564 shares of the Company’s Series A Convertible Preferred Stock, par value $.0001 per share, convertible into an aggregate of 11,217,128 shares of Common Stock, (ii) Series A Warrants to purchase an aggregate of 5,500,000 shares of Common Stock (subject to adjustment) at an exercise price of $.60 per share until August 2011 (the “Series A Warrants”), (iii) Series B Warrants to purchase an aggregate of 5,500,000 shares of Common Stock (subject to adjustment) at an exercise price of $.70 per share until August 2011 (the “Series B Warrants”) and (iv) Series J Warrants to purchase (a) an aggregate of 5,000,000 shares of Series B Preferred Stock, which shall contain the same terms as the Series A Preferred Stock (other than conversion price), and will be convertible into 8,333,333 shares of the Company’s Common Stock, (b) Series C Warrants to purchase an aggregate of 4,166,667 shares of Common Stock (subject to adjustment) at an exercise price of $.72 per share (the “Series C Warrants”) and (c) Series D Warrants to purchase an aggregate of 4,166,667 shares of Common Stock (subject to adjustment) at an exercise price of $.84 per share (the “Series D Warrants” and together with the Series A Warrants, Series B Warrants and Series C Warrants, the “Warrants”). The Series J Warrants were exercisable until 90 days following the effective date of a registration statement registering for sale of shares of common stock underlying the securities issued in the financing. Finally, the Company also granted warrants to purchase 990,000 shares of common stock at an exercise price of $.50 per share and 750,000 shares of common stock at an exercise price of $.60 per share to the placement agent in the financing transaction. These warrants have the same terms as the Series A and Series B Warrants, except that they contain a “cashless” exercise provision.

On December 28, 2007, the holders of the JPAK’s outstanding Series J Warrants exercised in full such warrants for aggregate gross proceeds of $5.0 million to The Company. Upon exercise of the Series J Warrants and pursuant to their stated terms, the Company issued to the holders of the Series J Warrants (a) an aggregate of 5,000,000 shares of the Company’s Series B Convertible Preferred Stock, which are convertible into an aggregate of 8,333,333 shares of the Company’s common stock, (b) Series C Warrants to purchase an aggregate of 4,166,667 shares of the Company’s common stock at an exercise price of $0.72 per share and (c) Series D Warrants to purchase an aggregate of 4,166,667 shares of the Company’s common stock (subject to adjustment) at an exercise price of $0.84 per share. The Series C Warrants and Series D Warrants have a term of six years from the date of issuance.

In connection with the exercise of the Series J Warrants, the term of Series A and Series B Warrants was extended from four years to six years, so that such warrants shall now expire on August 9, 2013. The extension of the term of the Series A and Series B Warrants was a condition of the exercise of the Series J Warrants and the subsequent issuance of the Series B Preferred stock (the “Series B financing”).  In this way, the conversion of Series A and Series B convertible Preferred Stock is deemed as “in the money” and therefore contain a beneficial conversion feature which amounted to $2,484,226 and $1,390,853, respectively, after allocation.

On April 1, 2008, JPAK entered into a consulting agreement with Tripoint Capital advisors, LLC to provide consulting services for one year. As a result, JPAK agreed to issue to Tripoint and/or its affiliates 300,000 shares of its capital stock on July 1, 2008. The shares were issued on July 1, 2008. 150,000 shares were vested immediately and the remaining 150,000 were to be vested in equal installments in the next two quarters. The fair value on April 1, 2008 was $404,700 based on the quoted price of the Company’s common stock.

On April 1, 2009, the board of directors approved to issue 200,000 shares of the Company’s common stock to Mr. Dongliang (Frank) Su, the acting CFO of the Company and the shares were vested on July 1, 2009. The fair value on April 1, 2009 was $20,000 based on the quoted price of the Company’s common stock on that day.

JPAK GROUP, INC.
Notes to Consolidated Financial Statements

Note 11 – Stockholders’ Equity and Related Financing Agreements (continued)

On November 3, 2009, JPAK completed a financing with one accredited investor. The financing raised gross proceeds of $6.0 million with net proceeds to JPAK of $5,916,500. As a result of the financing, JPAK issued 12,000,000 units of securities at a price of $0.50 per unit. Each unit consists of (i) one (1) share of the Company’s Series C Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Shares”), convertible into one share of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and (ii) a one-half Series E Warrant (the “Series E Warrant”) and one-half Series F Warrant (the “Series F Warrant”, collectively the “Warrants”).  Each whole Series E Warrant may be exercised to purchase one share of Common Stock at an exercise price of $0.60 per share and each whole Series F Warrant may be exercised to purchase one share of Common Stock at an exercise price of $0.70 per share.  The Warrants are exercisable for a period of five years from the date of issuance. In connection with the financing, the Company paid the fee of $30,000 to Tripoint Global Equities, LLC, who acted as placement agent.

On December 16, 2009, JPAK entered into an Exchange Agreement with each of the holders of the warrants that were issued pursuant to the private financings which closed in August 2007, December 2007 and November 2009.  Pursuant to the Exchange Agreement the Company issued an aggregate of 11,363,334 shares of our common stock in exchange for 5,500,000 Series A Warrants; 5,500,000 Series B Warrants; 4,166,667 Series C Warrants; 4,166,667 Series D Warrants; 6,000,000 Series E Warrants; and 6,000,000 Series F Warrants.  The warrant exchange took the form of a cashless transaction.  As a result, JPAK does not have any warrants outstanding other than those issued to the placement agent of the above mentioned private financings.

Note 12 – Income Taxes

JPAK Group Co., Ltd. was incorporated in the Cayman Islands. Under the laws of Cayman Islands, the Company is not subject to tax on income or capital gain.

The operating subsidiary Qingdao Renmin is a wholly foreign-owned enterprise incorporated in the PRC and subject to PRC Foreign Enterprise Income Tax (“FEIT”) Law. Pursuant to FEIT Law, foreign invested enterprises (“FIEs”) are subject to FEIT at a state tax rate of 30% plus a local tax rate of 3% on PRC taxable income. FIEs are also entitled to be exempted from FEIT for a 2-year period starting from their first profit-making year followed by a 50% reduction of FEIT payable for the subsequent three years, if they fall into the category of production-oriented enterprises with an operational period of more than 10 years in China. Qingdao Renmin started its tax holiday period on January 1, 2007, which will end on December 31, 2011.

On March 16, 2007, the National People’s Congress of China enacted a new Corporate Income Tax (“CIT”) law, under which FIEs and domestic companies would be subject to CIT at a uniform rate of 25%. The new CIT law became effective on January 1, 2008. The grandfathering treatments for unutilized tax holiday are provided for certain qualified FIEs. For those FIEs which have already commenced their qualified tax holidays before 2008, they can continue to enjoy the remaining unutilized tax holidays until expiry. For those qualified old FIEs which have not commenced their tax holidays before 2008 due to cumulative losses, their tax holidays will be deemed to commence in 2008 and can be utilized until expiry. Currently, the Company does not believe that the new CIT law will affect the preferential tax treatments (i.e. the unutilized tax holiday) that it is entitled to. Accordingly, since January 1, 2009, the Company has commenced the 3-year period of tax holidays by a 50% reduction of FEIT with an effective tax rate of 12.5%, and for the years ended June 30, 2010 and 2009, the income tax expense was $837,281 and $307,500.

On February 22, 2008, the Ministry of Finance (“MOF”) and the State Administration of Taxation (“SAT”) jointly issued Cai Shui [2008] Circular 1 (“Circular 1”). According to Article 4 of Circular 1, distributions of accumulated profits earned by a FIE prior to January 1, 2008 to foreign investor(s) in 2008 or after will be exempt from withholding tax (“WHT”) while distribution of the profit earned by an FIE after January 1, 2008 to its foreign investor(s) shall be subject to WHT. Since the Company intends to reinvest its earnings to further expand its businesses in mainland China, its foreign invested enterprises do not intend to declare dividends to their immediate foreign holding companies in the foreseeable future.

JPAK GROUP, INC.
Notes to Consolidated Financial Statements

Note 13 – Employee Welfare Plan

The Company has established an employee welfare plan in accordance with Chinese laws and regulations. Full-time employees of the Company in the PRC participate in a government-mandated multi-employer defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. PRC labor regulations require the Company to accrue for these benefits based on a certain percentage of the employees’ salaries. The total contribution for such employee benefits was $483,382 and $440,169 for the years ended June 30, 2010 and 2009, respectively.

Note 14 – Statutory Common Welfare Fund

As stipulated by the People’s Republic of China (PRC), net income after tax can only be distributed as dividends after appropriation has been made for the following:

(i)	Making up cumulative prior years’ losses, if any;

(ii)
Allocations to the “Statutory surplus reserve” of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company's registered capital;

Allocations to the discretionary surplus reserve were approved in the shareholders’ general meeting. The Company provided the statutory surplus reserve of $541,063 and $160,334 for the years ended June 30, 2010 and 2009, respectively.

Note 15 – Risk Factors

The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC as well as by the general state of the PRC’s economy. The Company's business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Note 16 - Risk of Concentrations and Credit Risk

For the years ended June 30, 2010 and 2009, five vendors accounted for approximately 73% and 70% of the Company’s purchases, respectively. Total purchases from these vendors were $38,770,762 and $24,923,202 for the years ended June 30, 2010 and 2009, respectively.

For the years ended June 30, 2010 and 2009, five customers accounted for approximately 54% and 55% of the Company’s revenue, respectively. Total sales to these customers were $30,333,456 and $22,096,132 for the years ended June 30, 2010 and 2009, respectively.

Financial instruments which potentially subject the Company to credit risk consist principally of cash on deposit with financial institutions. Management believes that the financial institutions that hold the Company’s cash and cash equivalents are financially sound and minimal credit risk exists with respect to these investments.

Note 17 – Sale-Leaseback Transaction Accounted for as a Financing Arrangement

On November 27, 2009, the Company completed the refinancing of its printing equipment under a sale-leaseback arrangement with International Fareastern Leasing Co., Ltd. The equipment with book value of approximately $3.4 million was sold for approximately $1.4 million. The cash received was used towards the original invoice amount. The transaction has been accounted for as a financing arrangement, wherein the equipment remains on the Company’s books and will continue to be depreciated.

JPAK GROUP, INC.
Notes to Consolidated Financial Statements

Note 17 – Sale-Leaseback Transaction Accounted for as a Financing Arrangement (continued)

The loss on the sale of the equipment was deferred and amortized over the remaining useful life of the leased assets as an increase of depreciation expense. For the year ended June 30, 2010, the Company amortized $118,424 of the deferred loss into depreciation expense. A financing obligation in the amount of $1.4 million, representing the proceeds, has been recorded under long-term debt in the Company’s Balance Sheet, and is being reduced based on payments under the lease.

The lease has a term of four years and requires minimum annual lease payments as follows:

Year Ending June 30	Amount
2010	$269,967
2011	404,950
2012	404,950
2013	404,950
2014	134,983
Totals	$1,619,800

The Company has the option to purchase the equipment at the end of the lease term.

Note 18 – Earnings Per Share

The Company presents earnings per share (“EPS”) on a basic and diluted basis. Basic earnings per share have been computed by dividing income available to common shareholders by the weighted average number of common shares outstanding. Diluted earnings per share have been computed by dividing income available to common shareholders by the weighted average number of shares outstanding including the dilutive effect of equity securities. All share and per share data have been adjusted retroactively to reflect the recapitalization of the Company pursuant to the Securities Exchange Agreement with Rx Staffing.

The Company uses two-class method to calculate the basic earnings per share. Under the two class method, net income is allocated between ordinary shares and other participating securities based on their respective participating rights. The Company’s Series A, Series B and Series C preferred shares are participating securities. In the event that any dividends are paid on our common stock, the holders of Series A, Series B and Series C preferred stock shall share with the holders of common stock on an as converted basis in such dividends. The 5,608,564 shares of Series A Preferred Stock are convertible into an aggregate of 11,217,128 shares of common stock. The 5,000,000 shares of Series B Preferred Stock are convertible into an aggregate of 8,333,333 shares of common stock.  The 12,000,000 shares of Series C Preferred Stock are convertible into an aggregate of 12,000,000 shares of common stock.

Basic EPS for the year ended June 30, 2010 was computed as follows:

Net income	$3,423,569
Less dividends paid to:
Common shareholders	-
Series A convertible preferred shareholders	-
Series B convertible preferred shareholders	-
Series C convertible preferred shareholders	-
Undistributed 2010 earnings	$3,423,569

Basic earnings per share amounts:
		Series A	Series B	Series C
	Common	convertible	convertible	Convertible
	Stock	preferred stock	preferred stock	preferred stock

Distributed earnings	$0.00	$0.00	$0.00	$0.00
Undistributed earnings	0.06	0.12	0.10	0.04
Totals	$0.06	$0.12	$0.10	$0.04

The accompanying notes are an integral part of these consolidated financial statements.

Note 18 – Earnings Per Share (continued)

Diluted EPS for the year ended June 30, 2010 was computed as follows using the If-Converted Method:

	Distributed &
	Undistributed
	earnings to
	Common	Common	Earnings
	Stock	Shares	Per Share

As reported - Basic	$1,819,993	$31,106,955	$0.06
Warrants	-	222,429	-
	1,819,993	31,329,384	$0.06
Series A preferred stock conversion	656,287	11,217,128	-
Series B preferred stock conversion	487,563	8,333,333	-
Series C preferred stock conversion	459,726	7,857,534	-
Diluted earnings for common stock	$3,423,569	$58,737,379	$0.06

Basic EPS for the years ended June 30, 2009 was computed as follows:

Net income			$117,569
Less dividends paid to:
Common shareholders			-
Series A convertible preferred shareholders			-
Series B convertible preferred shareholders			-
Undistributed earnings			$117,569

Basic earnings per share amounts:
		Series A	Series B
	Common	convertible	convertible
	Stock	preferred stock	preferred stock

Distributed earnings	$0.00	$0.00	$0.00
Undistributed earnings	0.00	0.01	0.00
Totals	$0.00	$0.01	$0.00

Diluted EPS for the years ended June 30, 2009 was computed as follows using the If-Converted Method:

	Distributed &
	Undistributed
	earnings to
	Common	Common	Earnings
	Stock	Shares	Per Share

As reported - Basic	$65,804	24,852,671	$0.00
Warrants	-	-	-
	65,804	24,852,671	$0.00
Series A preferred stock conversion	29,700	11,217,128	-
Series B preferred stock conversion	22,065	8,333,333	-
Diluted earnings for common stock	$117,569	44,403,132	$0.00

Note 19 – Supplemental Cash Flow Information

	Years Ended June 30,
	2010	2009

Cash paid for interest	$594,125	$300,148
Cash paid for income taxes	$850,888	$-

Note 20 – Subsequent Events

On August 12, 2010, Qingdao Likang, our indirectly owned subsidiary, entered into a land use right transfer agreement with Qingdao Territories and House Administration Bureau, pursuant to which, Qingdao Likang was granted a 50-year use rights for a parcel of land with an area of approximately 65,064 square meters in Qingdao for a consideration of RMB19,909,553 (US$2,928,700). Qingdao Likang has started building a new plant on the land and the construction is estimated to be completed by June, 2011.

The agreement also included provisions that require total investment for the project no less than RMB242.1 million (US$35.66 million) before August 12, 2013 with a conditional one-year extension. The amount of total investment refers to the amount of capital that will be spent in the construction and operations of the plant. It includes not only the registered capital, but also future borrowings such as bank loans.

MANAGEMENT DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and result of operations contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the "Risk Factors" section of the other reports we file with the Securities and Exchange Commission. Actual results may differ materially from those contained in any forward-looking statements.

The following discussion and analysis of financial condition and results of operations relates to the operations and financial condition reported in the financial statements of Jpak for the years ended June 30, 2010 and 2009 and should be read in conjunction with such financial statements and related notes included in this report.

The following discussion and analysis of our financial condition and result of operations contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the "Risk Factors" section of the other reports we file with the Securities and Exchange Commission.  Actual results may differ materially from those contained in any forward-looking statements.

Overview

We are engaged primarily in the development, manufacture and distribution of aseptic liquid food and beverage cartons for milk, fruit juices, soy milk, yogurt drinks, iced tea, wine, sauces and other liquid foods and beverages in China. Since 2004, we have focused on research and development and we believe we are one of the largest and leading domestic suppliers of aseptic liquid food and beverage cartons in China. Our business is primarily focused in China, but we have begun exporting our manufacturing products to several foreign countries.

Company History

Our operations are conducted in China through Qingdao Renmin. Qingdao Renmin commenced operations in China in 1958 as a state-owned, traditional printing and packaging company. Management completed the buyout of 88.23% of the state-owned equity interest in 2004, and in the same year started the development of aseptic liquid food and beverage cartons which was launched in the China market in 2005.

On June 22, 2006, Jpak Ltd. was incorporated in the Cayman Islands. In September 2006, Jpak Ltd. completed the acquisition of 88.23% of the equity interest in Qingdao Renmin through Grand International, the 100% owned subsidiary of Jpak Ltd.. In July 2007, Grand International completed the acquisition of the remaining 11.77% of the state-owned equity interest and now owns 100% of the equity interest of Qingdao Renmin.

On August 9, 2007, Rx Staffing completed a reverse acquisition of Jpak Ltd. and issued 23,005,000 shares of common stock on a one to one ratio for a 100% equity interest in Jpak Ltd., whereby Jpak Ltd. becomes a subsidiary of Rx Staffing. On the same day, Rx Staffing changed its corporate name to Jpak Group, Inc.

On January 11, 2010, Qingdao Likang Packaging Co. Ltd (Qingdao Likang), a wholly-owned subsidiary of Grand International, was registered in Qingdao with a capital commitment of $13.5 million. As of June 30, 2010, approximately $5.06 million or 37% of total registered capital has been invested and the rest will be invested within two years since the registration. Grand International is allowed to use the capital raised or the profit generated by Qingdao Renmin for this capital injection.

Competitive environment

The market for packaging products is competitive. Our operations may be affected by technological advances of competitors, industry consolidation, competitive combination products and new information of marketed products or post-marketing surveillance.

Due to China’s new anti-monopoly laws, some of our larger competitors decreased the amounts of bundled products they offer, which may cause them to lower their prices. We have also seen signs of more competition from the new entry of local suppliers as they are attracted by the relatively higher margin of this sector.

Dairy industry environment and its impact on Jpak

Currently, nearly 70% of our total revenue comes from dairy packaging. Additionally, seven out of our top ten customers are from the dairy industry. As such, our performance, to a large extent, is affected by the environment and the trends of the domestic dairy market.

Since the Chinese Health Ministry announced in September 2008 that several babies died and thousands were sickened by contaminated milk formula powder, the dairy industry in China experienced a difficult period lasting over 18 months. As a package supplier for many small dairy companies, we were adversely impacted by this scandal and our sales to dairy customers fell sharply. As a result, some major clients and business relationships were lost in the fiscal year 2009.

Since the beginning of this fiscal year, July 2009, there have been signs of recovery in the dairy industry. Data from Chinese Commercial Ministry shows that sales of liquid dairy products in February 2010 increased by 47% and sales of milk powder by almost 30%, compared with the year of 2009. Nevertheless, the overall industry has yet to return to the sales levels that existed prior to this scandal.

Management has taken various actions to minimize the loss and monitor both short and long-term impact on our business and operations. We tightened our credit control by installing ceilings on our customers’ credit limits and more closely monitoring the financial situation of our customers. So far, management’s efforts to realign our marketing effort with the post-scandal market place have shown positive results which were reflected by the performance of the fiscal year ended June 30, 2010. Further, we believe the increasing trend of domestic dairy demand will generate more concurrent demand for packaging and we hope that our new plant of Qingdao Likang will help us to capture a larger share within this industry sector.

Strategy

Our growth strategy consists of consolidating our market leader position among domestic liquid food and beverage aseptic carton suppliers and pursuing expansion in the China market as well as selective Asian and Middle Eastern markets. We intend to achieve our goal by implementing the following strategies:

●	Increasing output to further penetrate the China market;
●	Developing bundled packaging materials and liquid filling machines;
●	Increasing sales to selective Asian and other markets;
●	Partnering with top milk producers;
●	Establishing brand names and brand awareness; and
●	Enhancing the Company’s competitive advantages through R&D.

Research and Development

To maintain and expand our market share, our top priority is to achieve technology breakthroughs on SIG packages and self-developed filling equipment.

In October 2006, Qingdao Renmin invested in Qingdao Delikang Packing Machinery Co., Ltd., (“Qingdao Delikang”), a joint venture with Xi’an Heiniu Machinery, Co.. Qingdao Renmin is the 51% owner of Qingdao Delikang. The main business of this joint venture is to research and develop filling machines. Our first filling machine can run at approximately 12,000 packages output per hour and is currently being tested by one of our customers.

In addition, we are dedicated to developing packaging materials that can be used in the filling machines created by SIG. We have achieved technology breakthroughs with our first SIG packaging line, which can produce packages for small customers.  Despite this initial success, there is still significant room for improvement in terms of both quality and stability.  We have invested approximately $300,000 of additional funds to continue the development and improvement of our new SIG packaging line. The new line is currently being tested and the initial feedback is fairly positive.  We expect this new line will be put into mass production in the next two or three months.  Up to eight additional lines are planned to be added subsequently. Management believes that these new SIG packaging lines will significantly increase our revenue and also provide relatively higher gross margins in the next several years.

Manufacturing, Sales and Marketing

We support commercialized products with manufacturing, sales and marketing efforts. We are also moving forward with additional investments to enhance our infrastructure and business, including capital expenditures for the new production machinery. We have increased the annual capacity from 2 billion packs last year to approximately 3.5 billion packs for our current normal packaging. Additionally, once SIG packaging passes tests and launches in large batch and, if funding is available, management plans to introduce up to eight more production lines with anticipated annual capacity of 80 million packs per line.

Management continually reviews the business, including manufacturing operations, to identify actions that will enhance long-term competitiveness. By continuously streamlining the management of the production processes and improving production efficiency, we decreased the scrap percentage and lowered our costs. However, because of rising raw material prices, we were unable to lower our prices further, which may have resulted in a slower pace of growth than we might have experienced had we lowered our prices.

With the planning and construction of our new plant of Qingdao Likang, we anticipate that a new line for normal packs and four new lines for SIG packs will be put into production in spring 2011. Further expansion will be continued in the following two or three years which may increase our annual capacity to 8.0 billion packs per annum in total.

We have expanded our market by increasing the number of transactions with both existing key clients and new clients. The sales to one of major existing clients Xiamen Yinlu Food & Beverage Co., Ltd (“Yinlu”) increased by 108% compared with last year. Besides, our sales department has developed 24 new clients which amounted to 2.1% of the total sales in the fiscal year ended June 30, 2010. We have received orders from customers in Russia and Eastern Europe, who currently only account for a small amount of our total sales, but we intend to further increase the orders from these regions.

Furthermore, we have signed a contract with one of China’s top three milk producers for trial orders and we are in the process of discussing further strategic cooperation. We continue to receive trial orders from this new customer and we believe this business relationship may enhance our business performance.

Results of Operations

The following table shows the results of operations of our business.

Comparison of the years ended June 30, 2010 and 2009

Year Ended June 30	2010	2009
Sales	$56,141,659	$40,409,375
Cost of sales	$42,948,118	$30,259,650
Gross profit	$13,193,541	$10,149,725
Selling, general and administrative expenses	$8,785,252	$9,382,754
Other income (expense)	$(147,890)	$(342,898)
Income taxes	$837,281	$307,500
Noncontrolling interest	$(451)	$(996)
Net income (loss)	$3,423,569	$117,569
Foreign currency translation adjustment	$165,767	$(82,252)
Comprehensive income (loss)	$3,589,336	$35,317

Sales. Total sales were approximately $56.1 million for the fiscal year ended June 30, 2010 as compared with approximately $40.4 million for the fiscal year ended June 30, 2009, an increase of approximately $15.7 million, or 38.9%. The increase is mainly a result of the recovery from the milk scandal and our sales efforts, both generated from increased sales of existing clients and exploring new ones.

Cost of Sales. Cost of sales for the fiscal year ended June 30, 2010 was approximately $42.9 million, or 76.5% of sales, as compared with $30.3 million, or 74.9% of sales, for the fiscal year ended June 30, 2009. Our cost of sales is primarily composed of the costs of direct raw materials (mainly paper materials, polyethylene materials, aluminum materials, printing materials), labor, depreciation and amortization of manufacturing equipment and facilities, and other overhead. The increase of cost of sales as a percentage of sales by 1.6% was due to the purchase price escalation of major raw materials such as paper and plastic particles, which led to a narrower profit margin during this period. Our cost of sales may continue to rise as the global commodity prices move higher. We have no control over the cost of our major raw materials such as paper and plastic particles. Although we try to use material savings techniques to reduce the portion of cost of sales due to raw material costs, our efforts may be insignificant compared with the price increase of certain raw material.

Gross profit. As a result of increase in the percentage of cost of sales, gross profit margin for the fiscal year ended June 30, 2010 was approximately 23.5% as compared with 25.1% for the fiscal year ended June 30, 2009, a decrease of 1.6%.

Selling, general and administrative expenses. Selling, general and administrative expenses were approximately $8.8 million for the fiscal year ended June 30, 2010 as compared with approximately $9.4 million for the fiscal year ended June 30, 2009, a decrease of approximately $0.6 million, or 6.4%. The decrease was mainly due to the decrease of the bad debt allowance accrued in the fiscal year ended June 30, 2009, which amounted to approximately $1.4 million for a major customer who was close to bankruptcy. In addition, listing-related expenses increased by $0.5 million.

Income tax.  Income tax was approximately $0.8 million for the fiscal year ended June 30, 2010 as compared with approximately $0.3 million for the fiscal year of 2009, an increase of approximately $0.5 million or 172%. As a foreign invested enterprise, we are entitled to be exempted from income tax for a 2-year period starting from our first profit-making year followed by a 50% reduction of income tax for the subsequent three years. We entered the “50% reduction period” as of January 1, 2009.  Therefore we were subject to the income tax for six month only, i.e. from January to June 2009, but in 2010 we were subject to the income tax for the whole year.

Net income.  Net income was $3.4 million for the fiscal year ended June 30, 2010 as compared with net income of $0.1 million for the year ended June 30, 2009, an increase of approximately $3.3 million, multiplied by 28 times. The increase in net income was primarily due to the increase of sales and gross profit, and the decrease of bad debt expense this year.

Foreign currency translation adjustment.  Our reporting currency is the US dollar. Our local currency, Renminbi (RMB), is our functional currency. Results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of the period. Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statement of shareholders’ equity. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Currency translation adjustments resulting from this process are included in accumulated other comprehensive income in the consolidated statement of shareholders' equity and was a gain of $165,767 for the fiscal year ended June 30, 2010 compared with a loss of ($82,252) for the year ended June 30, 2009. The balance sheet amounts with the exception of equity at June 30, 2010 were translated at RMB 6.7889 to US$1.00 as compared with RMB6.8259 to US$1.00 at June 30, 2009. The equity accounts were stated at their historical rate. The average translation rates applied to income statement accounts for the fiscal year ended June 30, 2010 and 2009 were RMB6.8180 and RMB6.8259 to US$1.00.

Comprehensive income. The comprehensive income, which adds the currency adjustment to net income, was $3.6 million for the fiscal year ended June 30, 2010 as compared with $0.04 million for the fiscal year ended June 30, 2009, an increase of approximately $3.55 million. The increase of comprehensive income was mainly due to the increase of our net income.

Liquidity and Capital Resources

	For the year ended June 30,
	2010	2009
Cash flow from operating activities	$(2,544,328)	$2,441,804
Cash flow from investing activities	(3,415,551)	(2,828,928)
Cash flow from financing activities	10,502,014	(310,199)

As of June 30, 2010, we had working capital totaling approximately $23.1 million, including cash and cash equivalents of $11.0 million.

Net cash used in operating activities was approximately ($2.5) million for the fiscal year ended June 30, 2010. This net cash used was primarily due to the increase of accounts receivable and inventory balances by approximately $4.7 million as a result of the increase in sales. Net cash generated in operating activities was $2.4 million for the fiscal year ended June 30, 2009.

    Net cash used in investing activities for the fiscal year ended June 30, 2010 totaled ($3.4) million and related primarily to the purchase and advanced payments for property and equipment for Qingdao Likang. Net cash used in investing activities for the fiscal year ended June 30, 2009 totaled ($2.8) million and also related primarily to the purchase of property and equipment.

Net cash generated in financing activities for the fiscal year ended June 30, 2010 was $10.5 million and related primarily to: 1) new short-term loans from bank amounted to $0.6 million; 2) a contracted sale-lease back financing amounted to $1.1 million; 3) proceeds from additional borrowings from employees amounted to $1.5 million; and 4) a new private equity financing in this period amounted to $5.9 million. Net cash used in financing activities for the fiscal year ended June 30, 2009 was ($0.3) million and was related primarily to the reduction of trade notes payable and repayment of borrowings from employees during the year.

On November 3, 2009, we completed an equity financing with one accredited investor. The financing raised gross proceeds of $6.0 million with net proceeds of approximately $5,917,000.

 Borrowings and Credit Facilities

We have entered into several loan agreements with our primary lenders, Qingdao City Commercial Bank, with which we have term loans. The short-term bank borrowings outstanding as of June 30, 2010 and 2009 were approximately $2.9 million and $2.3 million, both of which born an average interest rate of 5.31% per annum. Secured by properties and equipment of Qindao Renmin, the loan agreements have one-year terms, contain customary affirmative and negative covenants and will expire in January and February 2011. As of June 30, 2010, we were in material compliance with the terms of our loan agreements. The current borrowings will probably extend after expiration in consideration of the capital demand from our company.

On November 27, 2009, the Company entered into three sale-leaseback contracts with International Far-eastern Leasing Co., Ltd, one of which was completed and accounted for as a financing arrangement in the amount of approximately $1.4 million. The annual principal and interest payment is $404,950 and the term of the arrangement is four years. The other two uncompleted contracts related to $1.6 million financing proceeds for their contracted purchase of equipment for approximately $2.3 million in the future, pursuant to which the Company will pay back principal and interest of $459,876 per annum within four years once the acquisitions of equipment are completed.

Capital Commitment

On August 12, 2010, Qingdao Likang, our indirectly owned subsidiary, entered into a land use right transfer agreement with Qingdao Territories and House Administration Bureau, pursuant to which, Qingdao Likang was granted a 50 years use rights for a parcel of land with an area of approximately 65,064 square meters in Qingdao for a consideration of RMB19,909,553 (US$2,928,700). Qingdao Likang has started building a new plant on the land and the construction is estimated to be completed by June, 2011.

The agreement also included provisions that require total investment for the project no less than RMB242.1 million (US$35.66 million) before August 12, 2013 with a conditional one-year extension. The amount of total investment refers to the amount of capital that will be spent in the construction and operations of the plant. It includes not only the registered capital, but also future borrowings such as bank loans.

Critical Accounting Policies and Estimates

Our consolidated financial information has been prepared in accordance with generally accepted accounting principles in the United States, which requires us to make judgments, estimates and assumptions that affect (1) the reported amounts of our assets and liabilities, (2) the disclosure of our contingent assets and liabilities at the end of each fiscal period and (3) the reported amounts of revenues and expenses during each fiscal period. We continually evaluate these estimates based on our own historical experience, knowledge and assessment of current business and other conditions, our expectations regarding the future based on available information and reasonable assumptions, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application.

When reviewing our financial statements, you should consider (1) our selection of critical accounting policies, (2) the judgment and other uncertainties affecting the application of those policies, and (3) the sensitivity of reported results to changes in conditions and assumptions. We believe the following accounting policies involve the most significant judgment and estimates used in the preparation of our financial statements.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles Generally Accepted in the Unites States of America (GAAP).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosures at the date of the financial statements and during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

In accordance with Statement of ASC Topic 230, “Statement of Cash Flows,” we consider all highly liquid instruments with original maturities of three months or less to be cash and cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts.

Trade accounts receivable are stated at the amount management expects to collect from balances outstanding at the end of the year. An allowance is estimated based upon (i) management’s assessment of the credit history with customers having outstanding balances and (ii) the current status of the relationship with the customer. It is possible the allowance for doubtful accounts could materially differ than management’s estimate.

Inventory

Inventory is stated at the lower of weighted average cost or market, which takes into account historical prices on a continuing basis. Our provision for inventory write-downs is based on our best estimates of (i) product sale prices, (ii) customer demand patterns, and (iii) our plan to transition products. However, since we operate in a highly competitive industry that is characterized by aggressive pricing practices, downward pressures on gross margins, and rapid technological advances it is foreseeable that the estimates used by us to determine its provisions for inventory write-downs will be materially different from the actual amounts or results. Such differences could result in higher than expected inventory provisions and related costs, which could have a materially adverse effect on our results of operations and financial condition in the near term.

Property and Equipment

Property and equipment are stated at cost and depreciated using the straight-line method, over 5 and 40 years. The carrying value of long lived assets is evaluated whenever changes in circumstances indicate the carrying amount of such assets may not be recoverable. If necessary, we recognize an impairment loss for the difference between the carrying amount of the assets and their estimated fair value. Fair value is based upon current and anticipated future discounted cash flows. Expenditures for maintenance and repairs are charged to operations as incurred; additions, renewals and betterments are capitalized. Based upon our most recent analysis, we believe that no impairment of property and equipment existed for the fiscal year ended June 30, 2010.

Long-Lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” codified in ASC Topic 360-10-35, the Company reviews the recoverability of its long-lived assets on a periodic basis in order to identify business conditions, which may indicate a possible impairment. The assessment for potential impairment is based primarily on the Company’s ability to recover the carrying value of its long-lived assets from expected future discounted cash flows. If the total of the expected future discounted cash flows is less than the total carrying value of the assets, a loss is recognized for the difference between the fair value (computed based upon the expected future discounted cash flows) and the carrying value of the assets.

Sale-leaseback transaction

Sale-leaseback transactions is presented and disclosed in accordance with ASC Topic 840-40 “Sale-Leaseback transactions”. The transaction has been accounted for as a financing arrangement, wherein the equipment remains on the Company’s books and will continue to be depreciated. The loss on the sale of the equipment was deferred and amortized over the remaining useful life of the leased assets as an increase of depreciation expense.  A financing obligation representing the proceeds has been recorded under long-term debt in the Company’s Balance Sheet, and is being reduced based on payments under the lease.

Revenue recognition

We derive our revenues primarily from sales of printing packaging products. We generally recognize product revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and the collectibility is probable. In instances where final acceptance of the product is specified by the customer, revenue is deferred until all acceptance criteria have been met. We are generally not contractually obligated to accept returns.

Income Taxes

We are not subject to any income taxes in the United States or the Cayman Islands. Under the Interim Regulations of the People's Republic of China on Enterprises Income Tax effective from January 1, 1994 to December 31, 2007 and the Income Tax Law of the People's Republic of China for Foreign Investment Enterprises and Foreign Enterprises effective from July 1, 1991 to December 31, 2007, a company is generally subject to an income tax at an effective rate of 33% (30% state income taxes plus 3% local income taxes) on income reported in the statutory financial statements after appropriate tax adjustments with the following “tax holidays”: If the enterprise is a manufacturing related joint venture with a foreign enterprise or a wholly owned subsidiary of a foreign enterprise, with an operation of 10 years or more, it enjoys a two-year income tax exemption from the year that it is profitable and a 50% income tax reduction for the following three years ( the “2-3 tax holiday”).

Our subsidiary, Qingdao Renmin has been a domestic limited liability company since May 24, 2001 and has been subject to an income tax at an effective rate of 33%. However, since September 7, 2006, as a result of our acquisition, Qingdao Renmin is now a foreign investment enterprise and started to enjoy the 2-3 tax holidays.

On March 16, 2007, the PRC promulgated a new income tax law for enterprises that became effective on January 1, 2008. Under the new income tax law, a company incorporated in the PRC will be generally subject to an income tax at an effective rate of 25%. In accordance with the new tax law, Qingdao Renmin may continue to enjoy the 2-3 tax holidays that it currently enjoys as a foreign investment enterprise subject to the regulations to be promulgated by the State Council of the PRC. Since January 1, 2009, Qingdao Renmin has entered to the three-year period of tax holiday by a 50% reduction of income tax with effective rate of 12.5%.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, which include cash and cash equivalents, investment securities, accounts receivable, accounts payable, accrued expenses and other obligations, approximate their fair value due to the short-term maturities of the related instruments.

Foreign Currency Translation and Transactions

The financial position and results of operations of the Company is determined using local currency (Chinese Yuan) as the functional currency. In accordance with SFAS No. 52, “Foreign Currency Translation”, codified in ASC Topic 830-10, assets and liabilities are translated at the prevailing exchange rate in effect at each year end. Contributed capital accounts are translated using the historical rate of exchange when capital is contributed. Income statement accounts are translated at the average rate of exchange during the year. Currency translation adjustments arising from the use of different exchange rates are included in accumulated other comprehensive income (loss) in shareholders' equity. Gains and losses resulting from foreign currency transactions are included in the consolidated statements of operations.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Changes in and Disagreements w ith Accountants on Accounting and Financial Disclosure

                We have not changed, nor had any disagreements with our accountants regarding our accounting or financial disclosure in the last two fiscal years.

Directors a nd Executive Officers

The following table represents our officers and directors as of November 5, 2010.   The officers and directors below were not affiliated with us prior to the Share Exchange. The officers and directors of the company prior to the Share Exchange resigned from their positions in connection with the Share Exchange.  Additionally, on May 8, 2008, we appointed Dongliang (Frank) Su as our Acting Chief Financial Officer; Ming Qi resigned as our Chief Financial Officer on that same date, although he will maintain his position as a director on our Board.  Mr. Su is not related to any of our directors or executive officers and is not involved in any transaction that is required to be disclosed under Item 404(a) of Regulation S-K.    We appointed Mr. Su as part of our efforts to ensure the proper interpretation of accounting issues in the future and avoid future restatements of our financial statements.  We believe that Mr. Su’s experience will benefit us greatly and assist us to maintain adequate controls and procedures, as well as accurately prepare our financial statements.

Name	Age	Position

Yijun Wang	58	Chairman of the Board of Directors, Chief Executive Officer and President

Dongliang (Frank) Su	4 2	Acting Chief Financial Officer

Qingjun Yang	5 4	Director and President (Qingdao Renmin)

Huatian Sha	5 4	Director and Secretary

Ming Qi	4 5	Director

Wenjie Li	6 2	Director

Yuanbo Wang	5 3	Vice President, Technology (Qingdao Renmin)

Ligui Jiao	5 1	Vice President, Manufacturing (Qingdao Renmin)

Mr. Yijun Wang, the Chairman of the Board and Chief Executive Officer and President. Mr. Wang is our current President and Chairman of the Board of Directors. He has over 30 years of working experience in corporate management, product development, manufacturing and operations, technology management as well as government relations. He has been with Qingdao Renmin and served as CEO since 1984. Prior to joining Qingdao Renmin, Mr. Wang served in several technical management positions at Qingdao Light Industrial Co., Ltd. He has received numerous government and industry awards and distinctions, among them the “Outstanding Corporate Executive - Qingdao”; and “National Top Executive in Packaging Industry”. Mr. Wang is a certified Senior Economist and a certified Senior Mechanical and Electrical Engineer. He graduated from Nanjing Machinery and Electrical Institute, Qingdao Light Industrial Management School, and National Economic Council University.

    During the last five years, Mr. Wang did not hold directorship in any other public companies. During the past 10 years, Mr. Wang has not been involved in any of the following types of legal proceedings: (a) any judicial or administrative proceedings resulting from involvement in mail or wire fraud or fraud in connection with any business entity; (b) any judicial or administrative proceedings based on violations of federal or state securities, commodities, banking or insurance laws or regulations, or any settlement to such actions; or (c) any disciplinary sanctions or orders imposed by a stock, commodities or derivatives exchange or other self regulatory organization.

Mr. Dongliang (Frank) Su, Acting Chief Financial Officer.  Prior to becoming our Acting CFO, he founded Kvalue Financial Services Co., Ltd. (Kvalue), an advisory firm specialized in providing CFO advisory services and IPO related financial services.  Prior to Kvalue, Mr. Su worked as a Senior Manager for KPMG China, where he was one of the founders of the departments of Internal Audit Services and Business Performance Services at KPMG Shanghai.   Mr. Su has over sixteen years of experience in business, financial management, internal auditing and consulting and led many projects dealing with Sarbanes-Oxley Act Section 404, finance function transformation, assurance and internal auditing for Fortune 500 companies and local conglomerates in China.  Mr. Su is a US Certified Public Accountant (CPA), Chartered Financial Analyst (CFA), and Certified Internal Auditor (CIA).  Mr. Su earned his Master of Business and Administration (MBA) with distinction from York University, Canada.

Mr. Qingjun Yang, Director. Mr. Yang is a Director and he serves as President of Qingdao Renmin and also leads the Marketing and Sales Division. He has been with Qingdao Renmin for over 30 years, starting as a technical manager on the production line and ultimately becoming the President in 2001. Mr. Yang is experienced in technical management, marketing and sales, distribution management, product development as well as manufacturing and operations. Mr. Yang has received several government and industry awards and distinctions, including the “Top Packaging Executive in Shandong Province - 2005”. He has completed several technical and management courses at Beijing Printing Institute, Ministry of Light Industry Management School, and Qinghua University. Mr. Yang received his bachelor degree in Mechanical Engineering from Qingdao Zhigong University.

    During the last five years, Mr. Yang did not hold directorship in any other public companies. During the past 10 years, Mr. Yang has not been involved in any of the following types of legal proceedings: (a) any judicial or administrative proceedings resulting from involvement in mail or wire fraud or fraud in connection with any business entity; (b) any judicial or administrative proceedings based on violations of federal or state securities, commodities, banking or insurance laws or regulations, or any settlement to such actions; or (c) any disciplinary sanctions or orders imposed by a stock, commodities or derivatives exchange or other self regulatory organization.

Mr. Huatian Sha, Director and Secretary. Mr. Sha is a Direcotr and our Secretary. As Vice President, Accounting (Qindgao Renmin), he is responsible for Qingdao Renmin’s finance and accounting operations. He has more than 30 years of extensive experience in finance and accounting, operations management and technical management. Prior to joining Qingdao Renmin, Mr. Sha served various operations and accounting management positions at Xinhe Cultural and Sporting Co., Ltd., Qingdao State Holding Co., Ltd, and Qingdao Sewing Machinery Co., Ltd. Mr. Sha graduated from Shandong Mechanical and Industry College and Qingdao State Management School.

    During the last five years, Mr. Sha did not hold directorship in any other public companies. During the past 10 years, Mr. Sha has not been involved in any of the following types of legal proceedings: (a) any judicial or administrative proceedings resulting from involvement in mail or wire fraud or fraud in connection with any business entity; (b) any judicial or administrative proceedings based on violations of federal or state securities, commodities, banking or insurance laws or regulations, or any settlement to such actions; or (c) any disciplinary sanctions or orders imposed by a stock, commodities or derivatives exchange or other self regulatory organization.

Mr. Ming Qi, Director. Mr. Qi is a Director of Qindgao Renmin. He has over 20 years of extensive experience in corporate and financial management, international trade and export management, manufacturing and operations, sales and marketing. Prior to joining Qingdao Renmin, he was General Manager at a Qingdao food process plant of Zhengda Group and served senior management positions at several Qingdao based companies. Mr. Qi received bachelor degree in Mechanical Engineering from Shandong University.

    During the last five years, Mr. Qi did not hold directorship in any other public companies. During the past 10 years, Mr. Qi has not been involved in any of the following types of legal proceedings: (a) any judicial or administrative proceedings resulting from involvement in mail or wire fraud or fraud in connection with any business entity; (b) any judicial or administrative proceedings based on violations of federal or state securities, commodities, banking or insurance laws or regulations, or any settlement to such actions; or (c) any disciplinary sanctions or orders imposed by a stock, commodities or derivatives exchange or other self regulatory organization.

    Mr. Wenjie Li, Director. Mr. Li serves as a Director. He was a civil servant in Qingdao Administration of Work Safety and Deputy Division Director in Qingdao Economic Commission in China before joining the Company. Prior to that, Mr. Li was an engineer for twenty years in a company manufacturing apparatus in Qingdao. Mr. Li received a Bachelor of Laws degree from Qingdao University.

    During the last five years, Mr. Li did not hold directorship in any other public companies. During the past 10 years, Mr. Li has not been involved in any of the following types of legal proceedings: (a) any judicial or administrative proceedings resulting from involvement in mail or wire fraud or fraud in connection with any business entity; (b) any judicial or administrative proceedings based on violations of federal or state securities, commodities, banking or insurance laws or regulations, or any settlement to such actions; or (c) any disciplinary sanctions or orders imposed by a stock, commodities or derivatives exchange or other self regulatory organization.

Significant Employees

The following are employees who are not executive officers, but who are expected to make significant contributions to our business:

Mr. Yuanbo Wang, Vice President, Technology (Qindgao Renmin). Mr. Wang is the Vice President, Technology (Qindgao Renmin) and is responsible for our research and development, quality assurance and equipment management. He has 35 years of extensive experience in product design and formulation, production process and equipment research, development and optimization as well as quality assurance and control. Prior to joining Qingdao Renmin, Mr. Wang served as Vice President at Qingdao Sensitization Material Co., Ltd. and Operations Manager at Qingdao Carpet Co., Ltd. He received bachelor degree in Mechanical Engineering from Shandong Chemical Engineering University.

                       Mr. Ligui Jiao, Vice President, Manufacturing (Qindgao Renmin). Mr. Jiao is the Vice President, Manufacturing (Qindgao Renmin) and is responsible for our manufacturing, inventory and material management operations. He has over 30 years of working experience in production planning, production management, inventory control, and material management as well as manufacturing resource planning applications. Prior to joining Qingdao Renmin, Mr. Jiao served in various equipment and manufacturing management positions at Qingdao Textile Electronics Equipment Co., Ltd. Mr. Jiao graduated from Qingdao Zhigong University in Mechanical and Process Engineering and Shandong Electrical and Industry College in Economics and Management.

Corporate Governance

                    Corporate governance is the system that allocates duties and authority among a company’s stockholders, board of directors and management. The stockholders elect the board of directors and vote on extraordinary matters; the board of directors is a company’s governing body, responsible for hiring, overseeing, and evaluating management, particularly the chief executive officer; and management runs a company’s day-to-day operations. Our Board of Directors currently consists of five seats.

Board Leadership Structure and the Board’s Role in Risk Oversight

         The Board of Directors maintains a structure with the Chief Executive Officer of the Company holding the position as Chairman of the Board of Directors. Due to our lack of operations and size prior to the Share Exchange, we do not have an Audit Committee or any other separate committees, discussed further below.

                     The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board.  The Board believes that there is no one best leadership structure model that is most effective in all circumstances and retains the authority to separate the position of Chairman and Chief Executive Officer in the future if such change is determined to be in our best interests and the best interests of our shareholders

         The Board of Directors utilizes a leadership structure that has the Chief Executive Officer (who is the Corporation’s principal executive officer and a director) who also acts in the capacity as Board Chairman, without a designated independent lead director. This structure creates efficiency in the preparation of the meeting agendas and related Board materials as the Company’s Chief Executive Officer works more directly with those preparing the necessary board materials and is more connected to the overall daily operations of the Company. Agendas are also prepared with the permitted input of the full Board of Directors allowing for any concerns or risks of any individual director to be discussed as deemed appropriate. The Board believes that the Company has benefited from this structure and, based upon Mr. Wang’s more than 30 years of leadership, Mr. Wang’s continuation in the combined role of the Chairman and Chief Executive Officer is in the best interests of the shareholders.

         The Company believes that this structure is appropriate and allows for efficient and effective oversight, given the Company’s relatively small size (both in terms of number of employees and in scope of operational activities directly conducted by the Company), its corporate strategy and its focus on research and development. The Board of Directors does not have a specific role in risk oversight of the Company. The Chairman, President and Chief Executive Officer and, as needed, other executive officers and employees of the Company provide the Board of Directors with information regarding the Company’s risks.

Director Independence

                     Presently, we are not required to comply with the director independence requirements of any securities exchange. In determining whether our directors are independent, however, we intend to comply with the rules of the NYSE Altnernext (formerly the American Stock Exchange). The board of directors also will consult with counsel to ensure that the board of directors’ determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors, including those adopted under the Sarbanes-Oxley Act of 2002 with respect to the independence of audit committee members. The NYSE Amex listing standards define an “independent director” generally as a person, other than an officer of a company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment.

Due to our lack of operations and size prior to the Share Exchange, we did not have an Audit Committee. Furthermore, we are currently quoted on the OTC Bulletin Board, which is sponsored by the NASD, under the symbol “JPAK” and the OTCBB does not have any listing requirements mandating the establishment of any particular committees.  For these same reasons, we did not have any other separate committees during fiscal 2010; all functions of a nominating committee, audit committee and compensation committee were performed by our whole board of directors.  Our board of directors intends to appoint such persons and form such committees as are required to meet the corporate governance requirements imposed by the national securities exchanges as necessary. Therefore, we intend that a majority of our directors will eventually be independent directors and at least one director will qualify as an “audit committee financial expert.”

Code of ethics

The Company has always encouraged its employees, including officers and directors to conduct business in an honest and ethical manner.  Additionally, it has always been our policy to comply with all applicable laws and provide accurate and timely disclosure. We did not have a formal written code of ethics for the 2010 fiscal year, but intend to adopt a formal written code of ethics in the 2011 fiscal year.

Our code of ethics will apply to all employees, including all directors and officers and will be designed to deter wrongdoing and promote honest and ethical conduct and compliance with applicable laws and regulations.  The code will also incorporate our expectations of our employees that enable us to provide accurate and timely disclosure in our filings with the Securities and Exchange Commission and other public communications.  Our code of ethics will be posed on our website as soon as is practicable.  Any future changes or amendments to our code of ethics, and any waiver of our code of ethics that applies to our Chief Executive Officer, Chief Financial Officer, or Principal Accounting Officer, will also be posted on our website when applicable.

Summary Compensation Table

The Company

We have not paid any compensation to our chief executive officer or any other executive officer during the last three fiscal years.

 Jpak

The following table sets forth the compensation paid by Jpak to its chief executive officer and chief financial officer and to all other executive officers for services rendered during the last three fiscal years. In reviewing the table, please note that:

•	The compensation amounts paid to Yijun Wang reflects compensation paid to him by the operating subsidiaries of Jpak during the reported periods; and

•	No officer earned more than $200,000 per annum

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)
(a)	(b)	(c)	(d)	(e)	(f)
Yijun Wang Chief Executive Officer	2010	200,000	0	0	0
Yijun Wang Chief Executive Officer	2009	120,000	0	0	0
Yijun Wang Chief Executive Officer	2008	50,000	0	0	0
Ming Qi Chief Accounting Officer	2010	140,000	0	0	0
Ming Qi Chief Accounting Officer	2009	90,000	0	0	0
Ming Qi Chief Accounting Officer	2008	30,000 (2)	0	0	0
Dongliang (Frank) Su Acting Chief Financial Officer (3)	2010	115,000 (4)	0	0	0
Dongliang (Frank) Su Acting Chief Financial Officer	2009	72,000 (4)	0	20,000	0
Dongliang (Frank) Su Acting Chief Financial Officer	2008	18,000	0	0	0
Qingjun Yang Director and President	2010	160,000	0	0	0
Qingjun Yang Director and President	2009	90,000	0	0	0
Qingjun Yang Director and President	2008	40,000	0	0	0
Huatian Sha Director and Secretary	2010	120,000	0	0	0
Huatian Sha Director and Secretary	2009	70,000	0	0	0
Huatian Sha Director and Secretary	2008	20,000	0	0	0

Name and Principal Position	Year	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All other Compensation ($)	Total ($)
(a)	(b)	(g)	(h)	(i)	(j)
Yijun Wang Chief Executive Officer	2010	0	0	0	200,000
Yijun Wang Chief Executive Officer	2009	0	0	0	120,000
Yijun Wang Chief Executive Officer	2008	0	0	0	50,000
Ming Qi Chief Accounting Officer	2010	0	0	0	140,000
Ming Qi Chief Accounting Officer	2009	0	0	0	90,000
Ming Qi Chief Accounting Officer	2008	0	0	0	30,000
Dongliang (Frank) Su Acting Chief Financial Officer	2010	0	0	0	115,000
Dongliang (Frank) Su Acting Chief Financial Officer	2009	0	0	0	92,000
Dongliang (Frank) Su Acting Chief Financial Officer	2008	0	0	0	18,000
Qingjun Yang Director and President	2010	0	0	0	160,000
Qingjun Yang Director and President	2009	0	0	0	90,000
Qingjun Yang Director and President	2008	0	0	0	40,000
Huatian Sha Director and Secretary	2010	0	0	0	120,000
Huatian Sha Director and Secretary	2009	0	0	0	70,000
Huatian Sha Director and Secretary	2008	0	0	0	20,000

(1) The compensation for Yijun Wang reflects his salary at Qingdao Renmin prior to the Share Exchange.

(2) Ming Qi is a Director of Qingdao Renmin and served as our Chief Financial Officer from January 2007 until May 2008.

(3) The compensation for Ming Qi in 2007 reflects his salary at Qingdao Renmin prior to the Share Exchange.

(4) Frank Su has served as our Acting Chief Financial Officer since May 2008; accordingly, he did not receive any compensation from us prior to such time. Frank’s compensation includes costs incurred for his assistant, who worked mainly on Jpak’s internal controls assessment based on COSO framework project. The market value of the 200,000 shares issued to Frank was $20,000 at the date of issuance.

Potential Payments upon Termination

Our employment agreements with Yijun Wang, our Chief Executive Officer, and Ming Qi, our Chief Financial Officer provide for various payments and benefits upon termination of their employment. Ming Qi waived all potential payments and benefits upon his resignation as our CFO.  Pursuant to a one-year agreement that we entered into with Mr. Su, he agreed to serve as our Acting Chief Financial Officer until we find an adequate replacement. After we have negotiated the termination of the contract with the applicable employee, the employee shall be provided with a compensation subsidy as per relevant national, provincial and municipal regulations. We do not have any other policies, agreements or arrangements regarding potential payments upon termination of employment.

Outstanding Equity Awards at Fiscal Year-End

There are no outstanding equity awards as of the end of our most recently completed fiscal year.

Compensation of Directors

We have not paid our directors fees in the past for attending scheduled and special meetings of our board of directors. In the future, we may adopt a policy of paying independent directors a fee for their attendance at board and committee meetings. We reimburse each director for reasonable travel expenses related to such director’s attendance at board of directors and committee meetings.

Limitation on Liability and Indemnification Matters

Article X of our Articles of Incorporation provide that no director or officer of the corporation past, present or future, shall be personally liable to the corporation or any of its shareholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the liability of a director for acts or omissions which involve intentional misconduct, fraud or knowing violation of law and for the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes is not so eliminated. The corporation shall advance or reimburse reasonable expenses incurred by this individual without regard to the limitations in Nevada Revised Statute 78.7502, or any other limitation which may hereafter be enacted to the extent such limitation may be disregarded if authorized by the Articles of Incorporation.

Our bylaws provide for the indemnification of our directors and officers, as to those liabilities and on those terms and conditions as appropriate.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock. The information below indicates:

•
each person who is known by us to be the beneficial owner of more than five percent (5%) of our issued and outstanding shares of common stock or our issued and outstanding shares of Series A Preferred Stock, Series B Preferred Stock;

•	each of our directors, executive officers and nominees to become directors; and
•	all directors and executive officers as a group.

       As used in this section, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose of or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, subject to community property laws where applicable.

As of  November 5 , 2010, we have 36,368,334 shares of common stock outstanding; 5,608,564 shares of Series A Preferred Stock outstanding, which convert into 11,217,128 shares of common stock; 5,000,000 shares of Series B Preferred Stock outstanding, which convert into 8,333,333 shares of common stock; and 12,000,000 shares of Series C Preferred Stock outstanding, which convert into 12,000,000 shares of common stock. Each holder of Series A and Series B Preferred Stock are entitled to vote on all matters, together with the holders of Common Stock, on an as converted basis up to 9.99% of (A) the Common Stock issuable upon conversion of the Series A and Series B Preferred Stock held by such holder, plus (B) all other shares of Common Stock beneficially owned by the holder at such time.  However, based upon the terms of the preferred stock , the holders thereof may not convert such securities if on any date, such holder would be deemed the beneficial owner of either more than 4.9% or 9.9%, depending upon the holder’s specific cap, of the then outstanding shares of our common stock.  See “Description of Securities.” Accordingly, the column entitled “Percent of Class” represents the total voting power that a shareholder possesses based on his/her current holdings, taking the ownership cap into account.  In regards to the Series C Preferred Stock, except with respect to transactions upon which such Series C Preferred Stock shall be entitled to vote separately as a class and as otherwise required by Nevada law, the Series C Preferred Stock does not have any voting rights.  Additionally, based upon the terms of the Series C Preferred Stock, the holders thereof may not convert such securities if on any date, such holder would be deemed the beneficial owner of more than 9.99% of the then outstanding shares of our common stock.  See “Description of Securities.”

                   Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of common stock, Series A, Series B and Series C Preferred Stock indicated. For purposes of the table below, in accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of any shares of common stock, Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, over which he or she has or shares, directly or indirectly, voting or investment power, or of which he or she has the right to acquire beneficial ownership at any time within 60 days after November 5 , 2010. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares.

Name and Address*	Amount and Nature of beneficial ownership (1)	Percent of Class (1)
Joyrich Group Limited (2)	17,023,700	25.06%
Fabregas Group Limited (3)	3,163,188	4.66%
Vision Opportunity Master Fund (4)	10,309,782 (5)	15.18% (5)
Vision Capital Advantage Fund (4)	3,047,115 (5)	4.49% (5)
QVT Fund LP (6)	12,021,208 (7)	17.70% (7)
Quintessence Fund LP (8)	1,335,690 (8)	1.97% (8)
Lee Wah Investments Limited (9)	16,200,000 (10)	23.85%
Yijun Wang	—	—
Qingjun Yang	—	—
Huatian Sha	—	—
Ming Qi	—	—
Yuanbo Wang	—	—
Ligui Jiao	—	—
Stewart Shiang Lor (11)	20,187,376 (11)	29.72%
All executive officers and directors as a group (seven persons)	0	0%

* The address for the officers and directors is 15 Xinghua Road, Qingdao, Shandong Province, the People’s Republic of China, (86-532) 8461 6387.

(1)   The numbers are based on 67,918,795 shares of common stock, which represents the number of shares of common stock and preferred stock, on an as converted basis, currently outstanding. All Percentages have been rounded up to the nearest one hundredth of one percent and such percentage is based upon the amount of outstanding our common stock and preferred stock, on an as converted basis.  The percentage assumes in the case of each shareholder listed in the above list that all warrants or options held by such shareholder that are exercisable currently or within 60 days were fully exercised by such shareholder, without the exercise of any warrants or options held by any other shareholders.

(2)   Joyrich Group Limited is a BVI company of which Stewart Shiang Lor is the sole shareholder and has sole voting and dispositive power over these shares. Mr. Lor was one of our directors during fiscal year 2010, and resigned on July 10, 2010.

(3)   Fabregas Group Limited is a BVI company of which Stewart Shiang Lor is the sole shareholder and has sole voting and dispositive power over these shares. Mr. Lor was one of our directors during fiscal year 2010, and resigned on July 10, 2010.

(4)   The investment manager for Vision Opportunity Master Fund, Ltd. (“VOMF”) and Vision Capital Advantage Fund, LP (“VCAF,” together with VOMF they are collectively referred to as “Vision”) is Vision Capital Advisors, LLC (“VCA”). Ultimate voting and dispositive control rests with Adam Benowitz, as VCA’s Senior Managing Member and the portfolio manager of VOMF and VCAF. Each of VCA and Adam Benowitz disclaim beneficial ownership of these shares.  The amount listed under “Common Stock” represents shares of Common Stock issued as a result of the exchange of warrants and conversion of the preferred stock that are exercisable and convertible within 60 days of December 16, 2009.

(5)    This amount represents 4.9% of the shares of common stock underlying Series A Preferred Stock and Series B Preferred Stocks Vision owns.  Vision currently owns 2,804,282 shares of Series A Preferred Stock (convertible into 5,608,564 shares of common stock), 2,500,000 shares of Series B Preferred Stock (convertible into 4,166,667 shares of common stock) and 3,581,667 shares of common stock; however, pursuant to the ownership Cap explained above, they are only deemed to beneficially own the number listed in the table.  As a result of a private transfer transaction between VOMF and VCAF, (i) VOMF currently owns 2,164,540 shares of Series A Preferred Stock (convertible into 4,329,080 shares of common stock), 1,929,674 shares of Series B Preferred Stock (convertible into 3,216,124 shares of common stock) and 2,764,579 shares of common stock; however, pursuant to the ownership Cap explained above, they are only deemed to beneficially own the number listed in the table and (ii) VCAF currently owns 639,742 shares of Series A Preferred Stock (convertible into 1,279,484 shares of common stock), 570,326 shares of Series B Preferred Stock (convertible into 950,543 shares of common stock) and 817,088 shares of common stock; however, pursuant to the ownership Cap explained above, they are only deemed to beneficially own the number listed in the table.

(6)   Management of QVT Fund and Quintessence is vested in its general partner, QVT Associates GP LLC. QVT Financial LP is the investment manager for QVT Fund LP and shares voting and investment control over the securities held in QVT Fund LP.  QVT Financial GP LLC is the general partner of QVT Financial LP and as such has complete discretion in the management and control of the business affairs of QVT Financial LP.  AVT Associates GP LLC is the general partner of QVT Fund LP and may be deemed to beneficially own the securities.  The managing members of QVT Financial GP LLC are Daniel Gold, Lars Bader, Tracy Fu and Nicholas Brumm.  Each of QVT Financial LP, QVT Financial GP LLC, Daniel Gold, Lars Bader, Tracy Fu and Nicholas Brumm disclaims beneficial ownership of our securities held by QVT Fund and Quintessence, except to the extend of its pecuniary interest therein.

(7)   This amount represents 9.9% of the shares of common stock underlying QVT’s Series A Preferred Stock and Series B Preferred Stock and shares of common stock.  QVT currently owns 2,523,854 shares of Series A Preferred Stock (convertible into 5,047,708 shares of common stock), 2,250,000 shares of Series B Preferred Stock (convertible into 3,750,000 shares of common stock) and 3,223,500 shares of common stock; however, pursuant to the ownership Cap explained above, they are only deemed to beneficially own the number listed in the table.

(8)   This amount represents 9.9% of the shares of common stock underlying Quintessence’s Series A Preferred Stock and Series B Preferred Stock and shares of common stock.  Quintessence currently owns 280,428 shares of Series A Preferred Stock (convertible into 560,856 shares of common stock), 250,000 shares of Series B Preferred Stock (convertible into 416,667 shares of common stock) and 358,167 shares of common ; however, pursuant to the ownership Cap explained above, they are only deemed to beneficially own the number listed in the table.

(9)   Lee Wah Investments Limited is a Hong Kong company of which Xuebin Zhang is the sole shareholder and director. Mr. Zhang has sole voting and dispositive power over these shares.

(10)   This amount represents 9.99% of the shares of common stock underlying Lee Wah’s Series C Preferred Stock and shares of common stock they received upon exchange of warrants.  Lee Wah currently owns 12,000,000 shares of Series C Preferred Stock (convertible into 12,000,000 shares of common stock) and 4,200,000 shares of common stock.

(11)   Mr. Lor has sole voting and dispositive power over the shares of common stock beneficially owned by Joyrich Group Limited, Fabregas Group Limited and Statepro Investments Ltd, which own 17,023,700 shares, 3,163,188 shares and 488 shares of our common stock, respectively. Therefore, Mr. Lor currently owns a total number of 20,187,376 shares, which represent 29.72% of all issued and outstanding shares of our common stock. See footnotes (1) through (2).

Transactions With Related Persons, Promoters And Certain Control Persons

   We have not entered into any transactions during the last two fiscal years with any director, executive officer, director nominee, 5% or more shareholder, nor have we entered into transactions with any member of the immediate families of the foregoing person (include spouse, parents, children, siblings, and in-laws) nor is any such transaction proposed, except as follows:

Reorganization of Qingdao Renmin

On August 21, 2006, Grand International entered into a sales and purchase agreement with three of the then-existing five shareholders (the “Original Shareholders”) of Qingdao Renmin, pursuant to which Grand International purchased 88.23% of the equity interest in Qingdao Renmin. The total purchase consideration was RMB 40,999,000 which was determined based upon the net asset value of Qingdao Renmin as of August 21, 2006. On September 5, 2006, this transfer was approved by the Qingdao Municipal Bureau of Foreign Trade and Economic Cooperation, and the registration with the Qingdao State Administration for Industry and Commerce was completed on December 7, 2006. As a result of this transfer, Grand International acquired an 88.23% equity interest in Qingdao Renmin. In July 2007, Grand International purchased the remaining 11.77% state-owned equity interest in Qingdao Renmin and now owns 100% equity interest in Qingdao Renmin.

On May 31, 2007, Joyrich Group Limited and Fabregas Group Limited, two of our principal shareholders, issued stock options to the executives and management team of Qingdao Renmin pursuant to which such persons will be entitled to acquire shares of Joyrich Group Limited and Fabregas Group Limited. Under the terms of the options, such person will have the right to purchase 100% of the outstanding capital stock of Joyrich Group Limited and 43.65% of the outstanding capital stock of Fabregas Group Limited. These options may be exercised in accordance with the following schedule: 50% of the shares subject to these options shall vest when the performance target on Qingdao Remin’s gross revenue set forth in the terms of the options has been fulfilled and the Share Exchange (as defined below) has been completed; 25% of the shares subject to these options shall vest on September 30, 2007 and the remaining 25% of the shares subject to these options shall vest on December 31, 2007.

Share Exchange

       On August 9, 2007, we entered into and consummated the transactions contemplated under a Securities Exchange Agreement, pursuant to which all the shares of Jpak were transferred to us and Jpak became our wholly-owned subsidiary and at the same time the shareholders of Jpak were issued 23,005,000 shares of our common stock, which represented 64.4% of all the issued and outstanding shares of our common stock (assuming conversion of the preferred stock described below) following the Share Exchange and the Financing.

Registration Rights Agreement

On August 9, 2007, we entered into a Registration Rights Agreement with the Investors (the “2007 Investor RRA”). Under the 2007 Investor RRA, we are required to prepare and file a registration statement for the sale of the common stock issuable to the Investors under the Series A Preferred Stock and the Series A and Series B Warrants and to use our best efforts to cause, and to maintain, the effectiveness of the registration statement. We are subject to certain monetary obligations if this registration statement is not declared effective by the effective date specified in the 2007 Investor RRA. The obligations are payments in an amount equal to 2% of the aggregate amount invested by such Investor (based upon the number of Registrable Securities then owned by such Investor) for each 30 day period or any portion thereof following the date by which such Registration Statement should have been effective, up to a maximum amount of 10%.  The 2007 Investor RRA provides for specific registration procedures if the SEC issues a Rule 415 comment.  Since we received a Rule 415 comment, we are required to register a certain number of shares of common stock underlying the Series A Preferred Stock in this registration statement; subsequent registration statements will be filed to register the rest of the common stock underlying the preferred stock and warrants.  Each such subsequent registration statement must be declared effective by the earlier of (A) the 90th day following the filing date of such Registration Statement (or in the event such Registration Statement is reviewed by the Commission, the one hundred twentieth (120th) day following such filing date) or (B) 5 business days after SEC has no more comments. We do not have any monetary obligations for any securities that were not permitted to be included in a registration statement because of the SEC’s application of Rule 415 until such time as such securities are required to be filed pursuant to the 2007 Investor RRA.  In such case, the liquidated damages shall be calculated to only apply to the percentage of securities which are permitted by the Commission to be included in the Registration Statement.

Under the 2007 Investor RRA, the shareholders of Jpak were granted piggyback registration rights with respect to the registration statement to be filed under the 2007 Investor RRA for 15,805,000 shares of common stock.

   On November 3, 2009, we entered into a Registration Rights Agreement with one investor (the “2009 Investor RRA”), pursuant to which we are required to prepare and file a registration statement for the resale of the Common Stock issuable to the purchaser upon conversion of the preferred stock and upon exercise of the warrants issued to him, before December 3, 2009 and to use our best efforts to cause the effectiveness of such registration statement which is no later than the earlier of (a) the date which is within three (3) business days after the date on which the Securities and Exchange Commission informs the Company (i) that the Commission will not review the Registration Statement, or (ii) that the Company may request the acceleration of the effectiveness of the registration statement, or (b) the 150th day following the filing date of such registration statement (or in the event the registration statement receives a “full review” by the Commission, the 180th day following the filing date). We are subject to certain monetary obligations if this registration statement is not declared effective by the effective date specified in the 2009 Investor RRA. The obligations are payments in an amount equal to 2% of the aggregate amount invested by such Investor (based upon the number of Registrable Securities then owned by such Investor) for each 30 day period or any portion thereof following the date by which such Registration Statement should have been effective, up to a maximum amount of 10%.  The 2009 Investor RRA provides for specific registration procedures if the SEC issues a Rule 415 comment.

Securities Escrow Agreement

In addition, on August 9, 2007, we entered into the securities escrow agreement with the Investors, the principal stockholders named therein (the “Escrow Stockholders”) and the escrow agent named therein (the “Escrow Agent”), (the “Securities Escrow Agreement”). Under the Securities Escrow Agreement, the Escrow Stockholders agreed to place an aggregate of 7.2 million shares of common stock into escrow for the benefit of the Investors in the event we fail to achieve net income for Fiscal 2008 of at least $3.955 million (the “Fiscal 2008 Performance Threshold”).  We obtained the Fiscal 2008 Performance Threshold and therefore all of the escrowed shares were returned to the Escrow Stockholders.

Lock-Up Agreement

Pursuant to that certain lock-up agreement, dated as of August 9, 2007 entered into by the former Jpak shareholders (the “Lock-Up Agreement”), shareholders holding an aggregate of 23,005,000 shares of our common stock have agreed that, for a period of six months following the effectiveness of the registration statement, of which this prospectus is a part, they will not, subject to certain limited exceptions set forth in the Lock-Up Agreement, including consent by the Investors, offer, sell, contract to sell, assign, transfer, hypothecate, pledge or grant a security interest in or other dispose of any shares of common stock. In addition, for a period of 12 months following such six month period, no such shareholder shall sell more than one-twelfth of their total shares of common stock during any one month period.

Review, Approval and Ratification of Related Party Transactions

Given our small size and limited financial resources, we had not adopted, prior to the Share Exchange, formal policies and procedures for the review, approval or ratification of transactions, such as those described above, with our executive officers, directors and significant shareholders. However, we intend that such transactions will, on a going-forward basis, be subject to the review, approval or ratification of our board of directors, or an appropriate committee thereof.

Promoters and Certain Control Persons

       On August 9, 2007, we entered into and consummated the transactions contemplated (the “Share Exchange”) under a Securities Exchange Agreement (the “SEA”) by and among us, Jpak and the shareholders of Jpak (namely Joyrich Group Limited, a British Virgin Islands (“BVI”) company, Fabregas Group Limited, a BVI company, Statepro Investments Ltd., a BVI company, Raytech Investments Limited, a BVI company, and Capital American Markets Limited, a BVI company), pursuant to which all the shares of Jpak were transferred to us and Jpak became a wholly-owned subsidiary of ours, and at the same time the shareholders of Jpak were issued 23,005,000 shares of our common stock, which represented 64.4% of all the issued and outstanding shares of our common stock (assuming conversion of the preferred stock described below) following the Share Exchange and the financing.

          Our only “promoters” (within the meaning of Rule 405 under the Securities Act), or person who took the initiative in the formation of our business or in connection with the formation of our business received 10% of our debt or equity securities or 10% of the proceeds from the sale of such securities in exchange for the contribution of property or services, during the last five years have been Joyrich, Fabregas and Statepro.  As disclosed elsewhere in this Report, in connection with the Share Exchange, Joyrich, Fabregas and Statepro, the majority shareholders of Raygere, received 17,023,700, 3,163,188 and 1,170,954 shares of our common stock, respectively, representing approximately 68.6%, 12.8% and 4.7%, respectively, of our issued and outstanding shares at the time of the Share Exchange.  Mr. Stewart Shiang Lor is the sole shareholder of Joyfrich, Fabregas and Statepro and Mr. Lor was one of our directors during fiscal year 2010, and resigned on July 10, 2010.

ITEM 11 A.  MATERIAL CHANGES

None.

ITEM 12.  INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

None.

Item 12A.  DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by that director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether that indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth estimated expenses we expect to incur in connection with the sale of the shares being registered. All such expenses are estimated except for the SEC and FINRA registration fees.

SEC registration fee	$1217.51
FINRA registration fee	$6,450.00
Printing expenses	$5,000.00
Fees and expenses of counsel for the Company	$30,000.00
Fees and expenses of accountants for Company	$10,000.00
Blue Sky fees and expenses	$5,000.00
Miscellaneous	$12,224.00
*Total	$69,891.51

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Article X of our Articles of Incorporation provides that no director or officer of the corporation past, present or future, shall be personally liable to the corporation or any of its shareholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the liability of a director for acts or omissions which involve intentional misconduct, fraud or knowing violation of law and for the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes is not so eliminated. The corporation shall advance or reimburse reasonable expenses incurred by this individual without regard to the limitations in Nevada Revised Statute 78.7502, or any other limitation which may hereafter be enacted to the extent such limitation may be disregarded if authorized by the Articles of Incorporation.

   Our bylaws provide for the indemnification of our directors and officers, as to those liabilities and on those terms and conditions as appropriate.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

On August 9, 2007, we issued 23,005,000 shares of common stock in exchange for all of the issued and outstanding shares of Jpak Group Co., Ltd, (“Jpak”).

On August 9, 2007, we became a party to that certain Note Purchase Agreement (the “NPA”) by and among Jpak, Grand International and the investors named therein (collectively, the “Investors”). The NPA was originally entered into in May 2007 pursuant to which Jpak issued Convertible Promissory Notes (the “Financing”) in the aggregate principal amount of $5.5 million to the Investors (the “Notes”). As a result of the Share Exchange, under the terms of the NPA and the Notes, the Notes automatically converted into (i) 5,608,564 shares of our Series A Convertible Preferred Stock, par value $.001 per share (the “Preferred Stock”), which shares are convertible into an aggregate of 11,217,128 shares of common stock, (ii) Series A Warrants to purchase an aggregate of 5,500,000 shares of common stock (subject to adjustment) at an exercise price of $.60 per share until August 2011 which were amended on December 28, 2007 to extend the term to August 2013 (the “Series A Warrants”), (iii) Series B Warrants to purchase an aggregate of 5,500,000 shares of common stock (subject to adjustment) at an exercise price of $.70 per share until August 2011 which were amended on December 28, 2007 to extend the term to August 2013 (the “Series B Warrants”) and (iv) Series J Warrants to purchase (a) an aggregate of 5,000,000 shares of Series B Preferred Stock, which preferred stock shall contain the same terms as the Series A Preferred Stock (other than conversion price), which shares will be convertible into 8,333,333 shares of our common stock, (b) Series C Warrants to purchase an aggregate of 4,166,667 shares of common stock (subject to adjustment) at an exercise price of $.72 per share (the “Series C Warrants”) and (c) Series D Warrants to purchase an aggregate of 4,166,667 shares of common stock (subject to adjustment) at an exercise price of $.84 per share (the “Series D Warrants”. The Series J Warrants shall be exercisable at an exercise price of $1.00 per warrant and shall only be exercisable until 90 days following the effective date of this registration statement.

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On December 28, 2007, the holders of the Company's outstanding Series J Warrants exercised in full such warrants for aggregate gross proceeds of $5.0 million to the Company. Pursuant to the terms of the Series J Warrants, the Company issued to the holders of the Series J Warrants (a) an aggregate of 5,000,000 shares of the Company's Series B Convertible Preferred Stock, which will be convertible into an aggregate of 8,333,333 shares of the Company's Common Stock, (b) Series C Warrants to purchase an aggregate of 4,166,667 shares of the Company's Common Stock at an exercise price of $0.72 per share and (c) Series D Warrants to purchase an aggregate of 4,166,667 shares of the Company's Common Stock (subject to adjustment) at an exercise price of $0.84 per share. The Series C Warrants and Series D Warrants have a term of six years from the date of issuance.

In connection with the Financing, we also granted warrants to purchase 990,000 shares of common stock with an exercise price of $.50 per share to the placement agent in the Financing. These warrants have the same terms as the Series A and Series B Warrants, except that they contain a “cashless” exercise provision.

None of the above transactions involved a public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) of the Securities Act and Rule 506 of Regulation D as promulgated by the SEC.

    In April 2008, we engaged TriPoint Capital Advisors, LLC to provide us with business development and U.S. corporate compliance services. The initial term of the agreement is one year.  Pursuant to the agreement, TriPoint shall receive 300,000 shares of our restricted common stock – all of which was issued on July 14, 2008, with 175,000 vesting immediately and the remainder to vest in equal installments of 75,000 every 90 days thereafter - in consideration for their services. The shares were valued at $0.30 per share, the closing bid price for shares of our common stock on the date of issuance. The shares were issued in accordance with the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of such Act for issuances not involving any public offering.

    On April 1, 2009, we issued 200,000 restricted shares to Dongliang (Frank) Su for the Acting CFO duties he would provide to us from April 1, 2009 through March 31, 2010.  The shares were issued in accordance with the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of such Act for issuances not involving any public offering.

                           On November 3, 2009, we issued 12,000,000 units of our securities at a price of $0.50 per unit; each unit consists of (i) 1 share of our Series C Convertible Preferred Stock, par value $0.0001 per share, convertible into one share of our common stock, par value $0.001 per share, and (ii) a one-half Series E Warrant and one-half Series F Warrant pursuant to a Securities Purchase Agreement.  (The warrants have now been exchanged for shares of common stock pursuant to the Warrant Exchange Agreement.)  The shares were issued in accordance with the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of such Act for issuances not involving any public offering.

          On December 16, 2009, we issued aggregately 11,363,334 shares of common stock in exchange of outstanding investor warrants issued pursuant to the 2007 and 2009 Financing including 5,500,000 Series A Warrants, 5,500,000 Series B Warrants, 4,166,667 Series C Warrants, 4,166,667 Series D Warrants, 6,000,000 Series E Warrants and 6,000,000 Series F warrants.

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ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBITS

The following exhibits are filed as part of this registration statement:

Exhibit No.	Description

2.1
Securities Exchange Agreement by and among Jpak Group, Inc., Jpak Group Co., Ltd., the shareholders of Jpak Group Co., Ltd. named therein and the selling party named therein, dated as of August 9, 2007 (incorporated by reference to Exhibit 2.1 of the Registrant’s Form 8-K filed on August 15, 2007).

3.1
Articles of Incorporation of Jpak Group, Inc. (f/k/a Rx Staffing, Inc.), filed with the Secretary of State of Nevada on December 6, 2004 (incorporated by reference to Exhibit 3 of the Registrant’s Form SB-2 filed on June 10, 2005).

3.1(a)
Certificate of Amendment to Articles of Incorporation, filed with the Secretary of State of Nevada on November 29, 2006 (incorporated by reference to Exhibit 3.1(a) of the Registrant’s Form 8-K filed on August 15, 2007).

3.1(b)	Certificate of Amendment to Articles of Incorporation, filed with the Secretary of State of Nevada on July 27, 2007.

3.2	By-laws of Jpak Group, Inc. (f/k/a Rx Staffing, Inc.), adopted on December 10, 2004 (incorporated by reference to Exhibit 3 of the Registrant’s Form SB-2 filed on June 10, 2005).

3.2(a)	First Amendment to By-laws adopted on July 27, 2007 (incorporated by reference to Exhibit 3.2(a) of the Registrant’s Form 8-K filed on August 15, 2007).

4.1
Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock of Jpak Group, Inc., filed with the Secretary of State of Nevada on August 9, 2007 (incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-K filed on August 15, 2007).

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4.1(a)
Amendment to the Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock of Jpak Group, Inc., filed with the Secretary of State of Nevada on October 1, 2007 (incorporated by reference to Exhibit 4.1(a) of the Registrant’s Form 8-K filed on October 9, 2007).

4.2
Certificate of Designation of the Relative Rights and Preferences of the Series B Convertible Preferred Stock of Jpak Group, Inc. (incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-K filed on January 4, 2008).

4.3	Series A Warrant to Purchase shares of common stock of Jpak Group, Inc., issued on August 9, 2007 (incorporated by reference to Exhibit 4.2 of Rx Staffing, Inc.’s Form 8-K filed on January 4, 2008).

4.4	Series B Warrant to Purchase shares of common stock of Jpak Group, Inc., issued on August 9, 2007 (incorporated by reference to Exhibit 4.3 of Rx Staffing, Inc.’s Form 8-K filed on January 4, 2008).

4.5	Series C Warrant to Purchase shares of common stock of Jpak Group, Inc. (incorporated by reference to Exhibit 4.4 of the Registrant’s Form 8-K filed on January 4, 2008).

4.7	Series D Warrant to Purchase shares of common stock of Jpak Group, Inc. (incorporated by reference to Exhibit 4.5 of the Registrant’s Form 8-K filed on January 4, 2008).

4.8
Certificate of Designation of the Relative Rights and Preferences of the Series C Convertible Preferred Stock of Jpak Group, Inc. (incorporated by reference to Exhibit 10.2 of the Registrant’s Form 8-K filed on November 5, 2009).

4.9	Series E Warrant to Purchase shares of common stock of Jpak Group, Inc. (incorporated by reference to Exhibit 10.3 of the Registrant’s Form 8-K filed on November 5, 2009).

4.10	Series F Warrant to Purchase shares of common stock of Jpak Group, Inc. (incorporated by reference to Exhibit 10.4 of the Registrant’s Form 8-K filed on November 5, 2009).

5.1	Opinion and Consent of Leser, Hunter, Taubman & Taubman.

10.1
Note Purchase Agreement by and among Jpak Group Co., Ltd, Grand International Industrial Limited and the investors identified therein, dated as of May 17, 2007 (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed on August 15, 2007).

10.2	Joinder Agreement executed by Jpak Group, Inc., dated as of August 9, 2007 (incorporated by reference to Exhibit 10.2 of the Registrant’s Form 8-K filed on August 15, 2007).

10.3
Registration Rights Agreement by and among Jpak Group, Inc. and the purchasers named therein, dated as of August 9, 2007 (incorporated by reference to Exhibit 10.3 of the Registrant’s Form 8-K filed on August 15, 2007).

10.4
Securities Escrow Agreement by and among Jpak Group, Inc., the purchasers named therein, the principal stockholders of Jpak Group, Inc. named therein and the escrow agent named therein, dated as of August 9, 2007 (incorporated by reference to Exhibit 10.4 of the Registrant’s Form 8-K filed on August 15, 2007).

10.5
Lock-Up Agreement by and among Jpak Group, Inc. and the shareholders of Jpak Group, Inc. named therein, dated as of August 9, 2007 (incorporated by reference to Exhibit 10.5 of the Registrant’s Form 8-K filed on August 15, 2007).

10.6
Working Capital Loan Contract, effective as of August 27, 2006, by and between Qingdao Renmin Printing Co., Ltd., as borrower, and Industrial and Commercial Bank of China, Qingdao Branch, as lender (incorporated by reference to Exhibit 10.6 of the Registrant’s Form 8-K filed on August 15, 2007).

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10.7
Working Capital Loan Contract, effective as of February 12, 2007, by and between Qingdao Renmin Printing Co., Ltd., as borrower, and Qingdao City Commercial Bank, Yongping Branch, as lender (incorporated by reference to Exhibit 10.7 of the Registrant’s Form 8-K filed on August 15, 2007).

10.8
Working Capital Loan Contract, effective as of February 12, 2007, by and between Qingdao Renmin Printing Co., Ltd., as borrower, and Industrial and Commercial Bank of China, Qingdao Branch, as lender (incorporated by reference to Exhibit 10.8 of the Registrant’s Form 8-K filed on August 15, 2007).

10.9
Working Capital Loan Contract, effective as of April 10, 2007, by and between Qingdao Renmin Printing Co., Ltd., as borrower, and Industrial and Commercial Bank of China, Qingdao Branch, as lender (incorporated by reference to Exhibit 10.9 of the Registrant’s Form 8-K filed on August 15, 2007).

10.10
Employment Agreement, effective June 1, 2001, by and between Qingdao Renmin Printing Co., Ltd, as employer, and Yijun Wang, as employee (incorporated by reference to Exhibit 10.10 of the Registrant’s Registration Statement  on Form S-1 filed on November 09, 2007.

10.11
Employment Agreement, effective February 26, 2007, by and between Qingdao Renmin Printing Co., Ltd, as employer, and Ming Qi, as employee (incorporated by reference to Exhibit 10.11 of the Registrant’s Registrant's Registration Statement on Form S-1 filed on November 09, 2007).

10.12
Letter of Agreement by and among Jpak Group, Inc. and the holders of Series J Warrants, dated as of December 28, 2007 (incorporated by reference to Exhibit 10.1 of the Registrant's form 8-K filed on January 4, 2008).

10.13
Securities Purchase Agreement by and among JPak Group, Inc. and Lee Wah Investments Limited, dated as of November 3, 2009 (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed on November 5, 2009).

10.14
Registration Rights Agreement by and among JPak Group, Inc. and Lee Wah Investments Limited, dated as of November 3, 2009 (incorporated by reference to Exhibit 10.5 of the Registrant’s Form 8-K filed on November 5, 2009).

10.15	Form of Warrant Exchange Agreement dated as of December 16, 2009 2009 (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed on December 16, 2009).

21.1	List of Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 of the Registrant’s Form 8-K filed on August 15, 2007).

23.1	Consent of Patrizio & Zhao, LLC, Independent Registered Public Accounting Firm.

23.3	Consent of Leser, Hunter, Taubman & Taubman (included in Exhibit 5.1).

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ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this registration statement:

(i)           to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)           to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)           to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

                 Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has and authorized this Post-Effective Amendment 4 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Qingdao, China on  November 5 , 2010.

By:	/s/ Yijun Wang
Yijun Wang Chief Executive Officer and Principal Accounting Officer

By:	/s/ Dongliang (Frank) Su
Dongliang (Frank) Su Acting Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, this Post-Effective Amendment 4 to Registration Statement on Form S-1 was signed by the following persons in the capacities and on the dates stated.

Signatures	Title	Date

/s/ Yijun Wang	Chief Executive Officer, President, Director (Principal Executive Officer) and Principal Accounting Officer	November 5, 2010
Yijun Wang

/s/ Ming Qi	Director	November 5 , 2010
Ming Qi

/s/ Huatian Sha	Corporate Secretary, Director	November 5 , 2010
Huation Sha

/s/ Qingjun Yan	Director	November 5 , 2010
Qingjun Yan

/s/ Wenjie Li	Director	November 5 , 2010
Wenjie Li

/s/ Dongliang (Frank) Su	Acting Chief Financial Officer	November 5 , 2010
Dongliang (Frank) Su

11-7